EXHIBIT 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
July 24, 2012

among

ZALE DELAWARE, INC.,
ZALE CORPORATION,
ZGCO, LLC.,
TXDC, L.P.,
ZALE PUERTO RICO, INC.

as
Borrowers

The FACILITY GUARANTORS named herein

The LENDERS Party Hereto,

BANK OF AMERICA, N.A.
as Administrative Agent and Collateral Agent,

BANK OF AMERICA, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Borrowing Base Agents

WELLS FARGO CAPITAL FINANCE, LLC
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents

CIT FINANCE LLC
RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A.

PNC BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC
J.P. MORGAN SECURITIES LLC
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
(Continued)

EXHIBITS

A.	Assignment and Acceptance
B-1	Revolving Note
B-2	FILO Note
B-3	Swingline Note
C-1	Security Agreement
C-2	General Security Agreement
D.	Borrowing Base Certificate
E.	Co-Borrowing Base Agent Rights Agreement
F.	Compliance Certificate

SCHEDULES

1.1	Lenders and Commitments
1.1(a)	Existing Letters of Credit
1.1(b)	Existing Bank Products
2.21(a)(i)	DDAs and Concentration Accounts
2.21(a)(ii)	Credit Card Arrangements
3.5(b)	Intellectual Property
3.6	Litigation and Environmental Matters
3.12	Subsidiaries
3.13	Insurance
5.1(l)	Financial Reporting Requirements
6.1	Indebtedness
6.2	Liens
6.4	Investments
6.7	Transactions with Affiliates

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 24, 2012 (this “Agreement”) among

ZALE DELAWARE, INC., a corporation organized under the laws of the State of Delaware having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale Delaware”); and

ZALE CORPORATION, a corporation organized under the laws of the State of Delaware having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale”); and

ZGCO, LLC, a limited liability company organized under the laws of the Commonwealth of Virginia having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“ZGCO”); and

TXDC, L.P., a limited partnership organized under the laws of the State of Texas, having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“TXDC”); and

ZALE PUERTO RICO, INC., a Puerto Rico corporation having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale PR”) and together with Zale Delaware, Zale, ZGCO, and TXDC, the “Initial Borrowers”); and

ZALE CANADA CO., an unlimited company organized under the laws of Nova Scotia having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale Canada”); and

ZALE CANADA DIAMOND SOURCING INC., a limited company organized under the laws of Nova Scotia having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“ZCDS”); and

ZAP, INC., a Delaware corporation having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zap”); and

ZCSC, LLC, a Delaware limited liability company having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“ZCSC”); and

ZALE INTERNATIONAL, INC., a Delaware corporation having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale International”); and

ZALE EMPLOYEES’  CHILD CARE ASSOCIATION, INC., a Texas corporation having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“ZECCA”); and

ZALE CANADA HOLDING LP, a limited partnership organized under the laws of New Brunswick having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“ZC Holding”)

ZALE CANADA FINCO 1, INC., a limited company organized under the laws of Nova Scotia having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Finco 1”); and

ZALE CANADA FINCO 2, INC., a limited company organized under the laws of Nova Scotia having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Finco 2”); and

FINCO HOLDING LP, a limited partnership organized under the laws of New Brunswick having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Finco Holding”); and

FINCO PARTNERSHIP LP, a limited partnership organized under the laws of New Brunswick having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Finco Partnership”); and

ZALE CANADA FINCO, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“ZC Finco”, and together with Zale Canada, ZCDS, Zap, ZCSC, Zale International, Zecca, ZC Holding, Finco 1, Finco 2, Finco Holding, and Finco Partnership, the “Initial Facility Guarantors”); and

the LENDERS party hereto; and

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, and as a Co-Borrowing Base Agent, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110; and

WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as a Co-Borrowing Base Agent; and

WELLS FARGO CAPITAL FINANCE, LLC and JPMORGAN CHASE BANK, N.A., each as a Co-Syndication Agent; and

CIT FINANCE LLC, RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A. and PNC BANK, NATIONAL ASSOCIATION, each as a Co-Documentation Agent; and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, WELLS FARGO CAPITAL FINANCE, LLC and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Bookrunners.

W I T N E S S E T H:

WHEREAS, the Borrowers and the Facility Guarantors have entered into an Amended and Restated Credit Agreement, dated as of May 10, 2010 (as amended and in effect, the “Existing Credit Agreement”), between, among others, the Borrowers, the Facility Guarantors, the “Lenders” as defined therein, Bank of America, N.A. as “Administrative Agent” and “Collateral Agent” and Bank of America, N.A. Wells Fargo Bank, National Association and General Electric Capital Corporation, as Co-Borrowing Base Agents; and

WHEREAS, in accordance with Section 9.2 of the Existing Credit Agreement, the Borrowers, the Facility Guarantors, the Required Lenders, and the Agents desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety

(except to the extent that definitions from the Existing Credit Agreement are incorporated herein by reference) to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Loan Agreement Obligations under (and as defined in) the Existing Credit Agreement):

ARTICLE I
DEFINITIONS

SECTION 1.1                                        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account” means any right to payment for goods sold or leased or for services rendered, whether or not earned by performance, or any right to payment for credit extended for goods sold or leased or services rendered.

“ACH” means automated clearing house transfers.

“Activation Notice” has the meaning set forth in Section 2.21(b).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each fiscal quarter, commencing [November 1], 2012.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Aggregate FILO Commitments” means the FILO Commitments of all the FILO Lenders, as reduced by the Borrowers pursuant to Section 2.15.  As of the Effective Date, the Aggregate FILO Commitments are in the sum of $15,000,000.

“Aggregate Tranche A Commitments” means the Tranche A Commitments of all the Tranche A Lenders, as reduced by the Borrowers pursuant to Section 2.15 or increased pursuant to Section 2.29.  As of the Effective Date, the Aggregate Tranche A Commitments are in the sum of $650,000,000.

“Agreement” has the meaning set forth in the preamble.

“Alternate Base Rate” means, for any day, the highest of: (a) the variable annual rate of interest then most recently announced by Bank of America, N.A. at its head office in Charlotte, North Carolina as its “prime rate”; (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.50%) per annum; or (c) the Adjusted LIBOR Rate (calculated utilizing the LIBOR Rate for a one-month Interest Period) plus one percent (1.00%) per annum.  The “prime rate” is a reference rate and does not necessarily represent the lowest or best rate being charged by Bank of America to any customer.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clauses (b) or (c) of the first sentence of this definition, as applicable, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in Bank of America’s “prime rate”, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Applicable Lenders” means the Required Lenders, the Required Supermajority Lenders, all affected Lenders, or all Lenders, as applicable.

“Applicable Lending Office” means with respect to each Lender, its domestic lending office in the case of a Loan that is a Base Rate Loan and its LIBOR lending office in the case of a LIBOR Loan.

“Applicable Margin” means:

(a)                                 From and after the Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b)                                 On the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the pricing grid below based upon average daily Excess Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date, provided that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information with respect to Inventory or Accounts set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods (after netting out, during the same relevant period solely to the extent that such period is not more than two fiscal quarters prior to the relevant date of adjustment, any payments of interest and fees paid during such period which have been determined to have been in excess of what was owed by the Borrowers as a result of a proper calculation of the average daily Excess Availability that would have resulted in lower pricing for such period) and shall be due and payable on demand.

Level	Average Daily Excess Availability	Tranche A LIBOR Loan	Tranche A Base Rate Loan	FILO LIBOR Loan	FILO Base Rate Loan
I	Greater than or equal to $250,000,000	1.75%	0.75%	3.50%	2.50%
II	Greater than or equal to 100,000,000 but less than $250,000,000	2.00%	1.00%	3.75%	2.75%
III	Less than $100,000,000	2.25%	1.25%	4.00%	3.00%

Notwithstanding anything to the contrary herein contained, upon the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be at the percentages set forth in Level III of the pricing grid.  The foregoing shall be supplemental of, and shall not be deemed to modify or waive, any rights of the Administrative Agent or the Required Lenders under Section 2.10 hereof.

“Appraised Inventory Liquidation Value” means the product of (a) the Cost of Eligible Inventory, minus Inventory Reserves multiplied by (b) that percentage determined from the then most recent appraisal of the Loan Parties’ Inventory undertaken at the request of the Administrative Agent, to reflect the appraiser’s estimate of the net recovery on the Loan Parties’ Inventory in the event of an in-Store net orderly liquidation of that Inventory.

“Arranger” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of each party whose consent is required by SECTION 9.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank of America” means Bank of America, N.A., a national banking association, its Subsidiaries, Affiliates and branches.

“Bank Products” means any services or facilities provided to any Borrower or any of its Subsidiaries by the Administrative Agent, any Lender, or any of their respective Affiliates, including, without limitation, on account of (a) Hedging Agreements, (b) purchase cards, (c) merchant card services, (d) leasing, (e) factoring, and (f) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding Cash Management Services.  For purposes hereof, (x) if a Person who is a Lender ceases to be a Lender, or (y) if a Lender fails to provide the Administrative Agent with written notice of any Bank Products furnished by such Lender or its Affiliates on the earlier of ten (10) days after the effective date of such Bank Product or the delivery of the first Borrowing Base Certificate after such effective date, then, in either such event, the Bank Products furnished by such Person or its Affiliates shall no longer be deemed to constitute “Bank Products” for purposes of this Agreement and the other Loan Documents.  As of the Effective Date, all Bank Products are as set forth on Schedule 1.1(b) and all such Bank Products shall at all times be deemed to be within the “Ancillary Cap” (as defined in the Intercreditor Agreement) regardless of any new Bank Products which may hereafter be furnished.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Base Rate Loan” means any Loan to the Borrowers bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Blocked Account Agreements” has the meaning set forth in Section 2.21(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Initial Borrowers and any other Subsidiary of Zale which becomes a Borrower under this Agreement pursuant to a joinder agreement to this Agreement and the Loan Documents, as applicable, with the other parties hereto and thereto, in form and substance satisfactory to the Administrative Agent.

“Borrowing” means (a) the incurrence of Loans of a single Type, on a single date and having, in the case of LIBOR Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means at any time of calculation, an amount equal to

(a)                                 ninety percent (90%) of the Appraised Inventory Liquidation Value;

plus

(b)                                 ninety percent (90%) of the Loan Parties’ Eligible Credit Card Receivables;

minus

(c)                                  the Reserves (other than the Incremental Reserve and the Term Reserve), but including a Reserve for Texas ad valorem taxes;

minus

(d)                                 the Incremental Reserve;

minus

(e)                                  the Term Reserve, if then in effect.

For clarity, the “Borrowing Base” calculation does not include Incremental Availability (other than to the extent of its relationship to the Incremental Reserve), and Incremental Availability is in addition to, and separate from, amounts calculated under the Borrowing Base.

“Borrowing Base Certificate” has the meaning set forth in Section 5.1(f).

“Breakage Costs” has the meaning set forth in SECTION 2.19(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts, New York, New York or Dallas, Texas are authorized or required by law to remain closed, provided, that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Loan Party” or “Canadian Loan Parties” means each Loan Party organized under organized under the laws of Canada or any province or territory thereof.

“Canadian Plan” means an employee pension benefit plan or pension plan that is covered by the Laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Income Tax Act (Canada) or subject to minimum funding standards and that is either (a) maintained or sponsored by any Canadian Loan Party for its employees, (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions or (c) any other plan with respect to which any Canadian Loan Party has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority.

“Canadian Priority Payables Reserve” means on any date of determination, a reserve established from time to time in accordance with Section 2.2 for amounts payable by any Canadian Loan Party and secured by any Liens, choate or inchoate, which rank or which would reasonably be expected to rank in priority to or pari passu with the Collateral Agent’s Liens and/or for amounts which represent costs in connection with the preservation, protection, collection or realization of the Collateral, including any such amounts due and not paid for wages, vacation pay, severance pay, amounts payable under the Wage Earner Protection Program Act (Canada), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes and all amounts currently or past due and not contributed, remitted or paid to any Canadian Plan under any applicable law or otherwise as required to be contributed pursuant to any applicable law relating to Canadian Plans, or any similar statutory or other claims that would have or would reasonably be expected to have priority over or pari passu with any Liens granted to the Collateral Agent in the future; provided, however, that the Canadian Priority Payables Reserve shall not exceed the aggregate availability derived from the Canadian assets included in the Borrowing Base.

“Canadian Restructuring” means a series of transactions undertaken after the Effective Date to streamline Zale’s Canadian entity structure consisting of (a) the dissolution and liquidation of ZC Partnership, (b) the conversion of ZCDS into an unlimited company, and (c) the merger, amalgamation, liquidation, dissolution and/or distribution and contribution of ZCDS, Finco 1, Finco 2, Finco Holding, Finco Partnership and ZC Finco, with and/or into Zale Canada as the owner of the assets of the entities so merged, amalgamated, liquidated, dissolved or distributed and contributed following the completion of the restructuring.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrowers and their Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrowers and their Subsidiaries for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrowers and their Subsidiaries during such period.

“Capital Lease Obligations” means of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real (immovable) or personal (movable) property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means an interest-bearing account established by the Borrowers with the Collateral Agent at Bank of America under the sole and exclusive dominion and control of the Collateral Agent designated as the “Zale Cash Collateral Account”.

“Cash Control Event” means that either: (a) an Event of Default exists and is continuing, or (b) Excess Availability is less than twelve and one-half percent (12.5%) of the Line Cap at any time.

For purposes of this Agreement, the occurrence of a Cash Control Event shall be deemed continuing, notwithstanding that Excess Availability may after the Cash Control Event exceed the applicable amount set forth in clause (b), above, unless and until the Event of Default giving rise to the Cash Control Event has been waived and Excess Availability exceeds the applicable amount set forth in clause (b), above for thirty (30) consecutive days, in which case a Cash Control Event shall no longer be deemed to be continuing for purposes of this Agreement, provided that a Cash Control Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for thirty (30) consecutive days) at all times after a Cash Control Event has occurred and been discontinued on two (2) occasions in any twelve (12) month period.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Borrower or any of its Subsidiaries by the Administrative Agent or any Lender or any of their respective Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, and (e) credit or debit cards.  For purposes hereof, if a Person who is a Lender ceases to be a Lender, the Cash Management Services previously furnished by such Lender or its Affiliates shall no longer be deemed to constitute “Cash Management Services” for purposes of this Agreement and the other Loan Documents.

“Cash Receipts” has the meaning set forth in Section 2.21(b).

“CDN$” means Canadian Dollars.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the Code).

“Change in Control” means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of Zale by Persons who were neither (i) nominated by the board of directors of Zale or (ii) appointed by directors so nominated; or (b) the acquisition of fifty percent (50%) or more of the Stock of Zale by any Person or group of Persons, or (c) the failure of Zale or another Borrower to own directly 100% of the capital stock or other ownership interest of Zale Delaware, ZGCO, TXDC, Zale PR and Zale Canada.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of SECTION 2.23(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in SECTION 9.12.

“Co-Borrowing Base Agent Rights Agreement” means that certain letter agreement, in the form of Exhibit E attached hereto, entered into as of the date hereof by and among the Agents, the Co-Borrowing Base Agents and the Loan Parties.

“Co-Borrowing Base Agents” means Bank of America and Wells Fargo.

“Co-Documentation Agents” means CIT Finance LLC, RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A. and PNC Bank, National Association

“Co-Syndication Agents” means Wells Fargo Capital Finance, LLC and JPMorgan Chase Bank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Security Documents.

“Collection Account” has the meaning set forth in Section 2.21(b) hereof.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Commitment Fee” has the meaning set forth in Section 2.12(a).

“Commitment Percentage” means, (a) with respect to each Loan or Letter of Credit under the Tranche A Commitments, the Tranche A Commitment Percentage, (b) with respect to each Loan under the FILO Commitments, the FILO Commitment Percentage, and (c) with respect to each Lender, its percentage of the Total Commitments of all Lenders hereunder, in each case as the context provides.  If the Tranche A Commitments or the FILO Commitments have been terminated pursuant to Section 2.15 or Section 7.1 or if the Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Commitments” means, with respect to each Lender, its Tranche A Commitment and its FILO Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Concentration Accounts” has the meaning set forth in Section 2.21(a).

“Consignment A/R Reserve” means (a) prior to the occurrence of a Cash Control Event, an amount, determined on a monthly basis, equal to (i) that percentage determined by dividing the total sales arising from the Loan Parties’ sale of Inventory consisting of consigned goods during the immediately preceding month (the “Subject Month”) by the total sales arising from the Loan Parties’ sale of Inventory (including but not limited to consigned goods) during the Subject Month, multiplied by (ii) the credit card receivables arising from the Loan Parties’ sale of Inventory (including but not limited to consigned goods) during the Subject Month multiplied by (iii) fifty percent (50%), and (b) after the occurrence and during the continuance of a Cash Control Event, an amount equal to 100% of the outstanding accounts payable to all of the consignment vendors of the Loan Parties.

“Consolidated EBITDA” means Consolidated Net Income for any period plus (a) without duplication, the sum of the following expenses of Zale and its Subsidiaries for such period, in each case to the extent included in determining said Consolidated Net Income: (i) depreciation expense, (ii) amortization expense, excluding amortization expense attributable to a prepaid cash item, (iii) interest expense, (iv) total United States and foreign federal, state, provincial and local income tax expense, (v) charges relating to the valuation of inventory by application of the LIFO (last in/first out) method of inventory valuation, (vi) non-cash compensation expense arising out of the grant or exercise of stock options or other equity based compensation, (vii) the effect of any non-cash impairment charges related to the write-off of goodwill, property or equipment resulting from the application of GAAP, (viii) non-cash restructuring charges, and (ix) all other non-cash charges less (b) without duplication, in each case to the extent included in determining Consolidated Net Income, the sum of (i) income earned during such period relating to the valuation of inventory by the application of the LIFO method of inventory valuation, (ii) interest income for such period, (iii) non-cash gains for such period and (iv) total United States and foreign federal, state, provincial and local income tax benefits provided during such period.

“Consolidated Net Income” means the consolidated net income (or loss) of Zale and its Subsidiaries, after eliminating therefrom all non-cash extraordinary items of income and all non-cash extraordinary items of loss, all determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from Consolidated Net Income (a) the income (or loss) of any Person in which Zale or any of its Subsidiaries has a joint interest except to the extent of any cash dividends actually paid to Zale or its Subsidiaries, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Zale or is merged into or consolidated with Zale or any of its Subsidiaries or that Person’s assets are acquired by Zale or any of its Subsidiaries and (c) the income of any direct or indirect Subsidiary of Zale that is not a Loan Party or a Zale Insurance Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of its charter, by-laws or other organizational documents or any agreement or other instrument binding upon such Subsidiary or any law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived.

“Consolidated Total Interest Expense” means for any period, the aggregate amount of interest required to be paid or payable in cash by Zale and its Subsidiaries in respect of such period on all Disqualified Stock and all Indebtedness of Zale and its Subsidiaries outstanding during all or any part of such period in accordance with GAAP (including payments consisting of interest in respect of Capital Lease Obligations or Synthetic Leases), but excluding all non-cash interest expense including, but not limited to: (i) the amortization of original issue discount associated with Indebtedness, (ii) the amortization of capitalized issuance costs associated with Indebtedness, (iii) the amortization of discount resulting from the valuation of any warrants issued in connection with any Indebtedness, (iv) interest expense resulting from remaining capitalized issuance costs associated with the Existing Credit Agreement and the Existing Term Loan Agreement, and (v) interest paid in the form of additional Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of Inventory as reported on the Loan Parties’ financial stock ledger using the retail method of accounting based on practices which are in effect on the date of this Agreement.

“Covenant Compliance Event” means that Excess Availability at any time is less than or equal to the greater of (i) ten percent (10%) of the Line Cap, or (ii) $40,000,000. The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Issuer” means any Person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other credit or debit cards issued by other issuers approved by the Administrative Agent.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning set forth in Section 2.21(b)(ii).

“Credit Card Receivables” means each Account, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” means as of any day, the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“Customer Credit Reserve” means 50% of the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Loan Parties.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.31(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agents, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, any Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender (or if the Required Supermajority Lenders determine that the Administrative Agent, in its capacity as a Lender, is a Defaulting Lender) under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.31(b)) as of the date established therefor by the Administrative Agent (or the Required Supermajority Lenders, if applicable) in a written notice of such determination, which shall be delivered by the Administrative Agent (or the Required Supermajority Lenders, if applicable) to the Borrowers, the Issuing Bank, the Swingline Lender and each other Lender promptly following such determination.

“Disqualified Stock” means any Stock (other than the Warrants and any Stock issued in respect of the Warrants) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable for cash, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that (i) only the portion of such Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock, (ii) with respect to any Stock issued to any employee or to any plan for the benefit of employees of Zale or its Subsidiaries or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Zale or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and (iii) if any class of Stock of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Stock that is not Disqualified Stock, such Stock shall not be deemed to be

Disqualified Stock. Notwithstanding the preceding sentence, any Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Zale and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or formed under the laws of the United States or any State or other political subdivision thereof (including the District of Columbia).

“Effective Date” means the date on which the conditions specified in SECTION 4.1 are satisfied (or waived by the Administrative Agent).

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case is originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed by the Administrative Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)                                 Credit Card Receivables which do not constitute an Account;

(b)                                 Credit Card Receivables that have been outstanding for more than four (4) Business Days from the date of sale;

(c)                                  Credit Card Receivables that are not subject to a perfected first-priority security interest in favor of the Collateral Agent;

(d)                                 Credit Card Receivables with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Liens permitted by Section 6.2 hereof or Liens granted to the Collateral Agent pursuant to the Security Documents and to the agent for the Term Loan);

(e)                                  Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(f)                                   Credit Card Receivables due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g)                                  Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or a Credit Card Processor with respect thereto;

(h)                                 Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(i)                                     Credit Card Receivables which the Administrative Agent determines in its discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may reasonably determine.

For clarity, amounts due on account of Credit Card Receivables transferred to Monterrey Financial Services or its Affiliates and amounts due from Monterrey Financial Services or its Affiliates to the Loan Parties shall not be deemed Eligible Credit Card Receivables or Eligible Private Label Receivables.

“Eligible Inventory” means, as of the date of determination thereof, items of Inventory of the Loan Parties that are finished goods (including, but not limited to, unmounted gemstones and shanks or mounts for which no stone has been mounted to the extent such goods are listed in the stock ledger or inventory systems), merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in accordance with its customary credit and collateral considerations and policies to be eligible for inclusion in the calculation of the Borrowing Base and Incremental Availability.  Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:

(a)                                 Inventory that is not owned solely by the Loan Parties, or is leased or on consignment or such Loan Parties do not have good and valid title thereto;

(b)                                 Inventory (i) that is not located at a warehouse facility or Store that is owned or leased by a Loan Party, unless it is in-transit (in the United States and its territories and possessions, or Canada) between warehouse facilities and Stores leased or owned by a Loan Party and (ii) that is located at a warehouse facility, unless a landlord, bailee or other access or custodial agreement in favor of the Collateral Agent, and in form and substance reasonably satisfactory to the Collateral Agent and the Co-Borrowing Base Agents, has been executed and delivered by the applicable landlord, bailee or other Person;

(c)                                  Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, except in the case of each of the foregoing to the extent that the Administrative Agent has determined a recoverable value and (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;

(d)                                 Inventory that is not located in the United States of America (excluding, except as otherwise specifically provided, territories and possessions thereof), Puerto Rico or Canada;

(e)                                  Inventory that is not subject to a perfected first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties;

(f)                                   Inventory which consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g)                                  Inventory as to which insurance in compliance with the provisions of SECTION 5.7 hereof is not in effect;

(h)                                 Inventory, other than layaway inventory, which has been sold but not yet delivered or as to which any Loan Party has accepted a deposit;

(i)                                     Inventory acquired in permitted acquisitions in compliance with the provisions of Section 6.4, unless and until the Administrative Agent shall have received (i) the results of appraisals of the Inventory acquired in such acquisition and (ii) such other due diligence related to such acquisition by the Administrative Agent that the Administrative Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;

(j)                                    Inventory of a Subsidiary that becomes a Loan Party hereunder in compliance with the provisions of Section 5.13, unless and until the Administrative Agent shall have received (i) the results of appraisals of the Inventory of such Subsidiary and (ii) such other due diligence related to such Subsidiary by the Administrative Agent that the Administrative Agent may require, all of the result of the foregoing to be reasonably satisfactory to the Administrative Agent.

“Eligible Private Label Credit Card Receivables” means Eligible Credit Card Receivables and which are due on account of (a) private label credit cards issued by Citibank USA, N.A. on substantially the terms as in effect on the Effective Date or as otherwise modified in a manner reasonably acceptable to the Administrative Agent, (b) private label credit cards issued by TD Financing Services or an Affiliate thereof on substantially the terms as in effect on the Effective Date or as otherwise modified in a manner reasonably acceptable to the Administrative Agent, and (c) other private label credit cards issued by other Persons reasonably acceptable to the Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon a violation of any Environmental Law, including those resulting from (a) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (b) exposure to any Hazardous Materials, (c) the release or threatened release of any Hazardous Materials into the environment or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equivalent Amount” means, on any date, the rate at which Canadian dollars may be exchanged into Dollars, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen BOFC on the immediately preceding Business Day.  In the event that such rate does not appear on such Reuters page, “Equivalent Amount” shall mean, on any date, the amount of Dollars into which an amount of Canadian dollars may be converted or the amount of Canadian dollars into which an amount of Dollars may be converted, in either case, at the Administrative Agent’s spot buying rate in New York as at approximately 12:00 noon (New York City time) on the immediately preceding Business Day.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Loan Parties, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or a cessation of operations of such entity that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or a Multiemployer Plan; (f)  the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning set forth in SECTION 7.1.

“Excess Availability” means, as of any date of determination, (a) as long as the Aggregate FILO Commitments have not been terminated or expired, the excess, if any, of (i) the lesser of (A) the Total Commitments, or (B) the sum of the Borrowing Base and the Aggregate FILO Commitments, minus (ii) the outstanding Credit Extensions, and (b) after termination or expiration of the Aggregate FILO Commitments, the excess, if any, of (i) the Line Cap, minus (ii) the outstanding Credit Extensions.

“Excluded Subsidiaries” means, collectively, Zale Life Insurance Company, an Arizona corporation, Zale Indemnity Company, a Texas corporation, Jewel Re-Insurance Ltd., a Barbados corporation, Zale Funding Trust, a Delaware trust, Zale Disaster Relief Fund, Inc. a Texas corporation, ZC Partnership LP, a New Brunswick limited partnership, and Dobbins Jewelers, Inc., a Guam corporation and any future Subsidiary which is either (a) not wholly-owned or (b) a Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.28) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.26(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.26(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means those letters of credit issued and outstanding under the Existing Credit Agreement which are identified on Schedule 1.1(a).

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Term Loan Agreement” means that certain Credit Agreement dated as of May 10, 2010 among Zale, the lenders party thereto, and Z Investment Holdings LLC as administrative agent, as amended and in effect.

“Facility Guarantee” means each Guarantee executed by each of the Facility Guarantors in favor of the Agents and the other Secured Parties, as amended and in effect from time to time.

“Facility Guarantor” means the Initial Facility Guarantors and each other Subsidiary of any Loan Party that is required to from time to time to execute and deliver a Facility Guarantee pursuant to SECTION 5.13.

“Facility Guarantor Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by any Facility Guarantor to secure the Facility Guarantee and repayment and performance of the Obligations.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Bank of America from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the letters entitled “Fee Letter” among the Borrowers, the Administrative Agent and the Arranger dated on or before July 24, 2012, as such letters may from time to time be amended.

“FILO Commitment” means, with respect to each FILO Lender, the commitment of such FILO Lender to make Loans to the Borrowers in the amount set forth opposite its name on Schedule 1.1 or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to SECTION 2.15.

“FILO Commitment Percentage” means, with respect to any FILO Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate FILO Commitments represented by such FILO Lender’s FILO Commitment at such time.  If the FILO Commitment of each FILO Lender to make Loans has been terminated pursuant to Section 2.15 or Section 7.1 or if the Aggregate FILO Commitments have expired, then the FILO Commitment Percentage of each Lender shall be determined based on the FILO Commitment Percentage of such FILO Lender most recently in effect, giving effect to any subsequent assignments.  The initial FILO Commitment Percentage of each FILO Lender is set forth opposite the name of such FILO Lender on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such FILO Lender becomes a party hereto, as applicable.

“FILO Lender” means each Lender having a FILO Commitment as set forth on Schedule 1.1 hereto or in the Assignment and Acceptance by which it becomes a FILO Lender.

“FILO Loans” means all Loans at any time made by a FILO Lender pursuant to Section 2.1.

“Financial Officer” means, with respect to any Borrower, the chief financial officer, controller, treasurer or assistant treasurer of such Borrower. Any document delivered hereunder that is signed by any Person who the Administrative Agent reasonably believes (or has been notified by the Borrowers) is a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party unless and until the Borrowers furnish written notice to the Administrative Agent that such Person is no longer a Financial Officer.

“Finco 1” has the meaning set forth in the preamble.

“Finco 2” has the meaning set forth in the preamble.

“Finco Holding” has the meaning set forth in the preamble.

“Finco Partnership” has the meaning set forth in the preamble.

“Fixed Charge Coverage Ratio” means for any Reference Period the ratio of (a)(i) Consolidated EBITDA for such period less (ii) the sum of (A) Unfinanced Capital Expenditures for such period and (B) federal income tax (whether U.S., Canadian or Puerto Rican) paid in cash during such period to (b) the sum of (i) Consolidated Total Interest Expense for such period, (ii) the sum of all scheduled payments of principal on Indebtedness and all payments with respect to Disqualified Stock of Zale and its Subsidiaries (including without limitation, the principal component of amounts paid on account of Capital Lease Obligations) made or required to be made during such period, and (iii) Restricted Payments consisting of dividends made during such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is (a) not a Domestic Subsidiary; (b), so long as Zale Puerto Rico is a Loan Party, not formed or incorporated under the laws of Puerto Rico (c) so long as Zale Canada is a Loan Party, is not formed or incorporated under the laws of Canada (or any political subdivision thereof), and (d) a CFC.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Tranche A Commitment Percentage of the outstanding Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Tranche A Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“FSCO” means the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority empowered or created by the Supplemental Pensions Act (Québec) or the Pension Benefits Act (Ontario) or any Governmental Authority of any other Canadian jurisdiction exercising similar functions in respect of any Canadian Plan of the Canadian Loan Parties or any of their Subsidiaries or Affiliates and any Governmental Authority succeeding to the functions thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial, municipal, or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, of or by any Person (the “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the maximum stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Zale or its Subsidiaries shall be a Hedging Agreement.

“Inadvertent Overadvance” means the funding of any Loan or the issuance, renewal or amendment of a Letter of Credit by an Issuing Bank which did not result in an Overadvance when made based upon the most recent Borrowing Base Certificate received by the Administrative Agent prior to such funding or issuance, renewal or amendment of a Letter of Credit but which has, on the relevant date of determination, become an Overadvance as the result of (i) a decline in the value of the Borrowing Base, Incremental Availability or the Collateral, (ii) errors or fraud on a Borrowing Base Certificate, (iii) components of the Borrowing Base or Incremental Availability on any date thereafter being deemed ineligible, (iv) the return of uncollected checks or other items of payment applied to the reduction of Loans or other similar involuntary or unintentional actions, (v) the imposition or modification of any Reserve or a reduction in advance rates after the funding of any loan or advance or the issuance, renewal or amendment of a Letter of Credit by an Issuing Bank or (vi) any other circumstance beyond the reasonable control of the Administrative Agent or the Secured Parties that results in the reduction of the realizable value of the Borrowing Base or Incremental Availability. An Inadvertent Overadvance shall be deemed outstanding until such time as no Overadvance is outstanding.

“Incremental Availability” means two and one-half percent (2.50%) of the Appraised Inventory Liquidation Value.

“Incremental Reserve” means, at any time of calculation, the difference (but not less than zero) between the Aggregate FILO Commitments and Incremental Availability.

“Indebtedness” means, of any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables not more than 60 days past due or other current accounts payable incurred in the ordinary course of business, deferred compensation and any purchase-price adjustment or earn-out obligation), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others (including under any Synthetic Leases), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding clause (e) above, Indebtedness of any Excluded Subsidiary secured by a pledge of the Stock of such Excluded Subsidiary and otherwise without recourse to the pledgor shall not be deemed Indebtedness of the pledgor.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Initial Borrowers” has the meaning set forth in the preamble hereto.

“Initial Facility Guarantors” has the meaning set forth in the preamble hereto.

“Insurance Restructuring” means the proposed sale or other transfer of Zale Life Insurance Company to Zale Indemnity Company, whether by means of a sale or other transfer of Stock or a sale or other transfer of assets as approved by the applicable regulatory authority.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of May 10, 2010, by and among the obligors party thereto, in favor of the Administrative Agent and the Secured Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of July 24, 2012 by and between the Agents and Z Investment Holdings LLC as administrative agent for the holders of the Term Loan, as amended and in effect from time to time.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (including a Swingline Loan), the last day of each calendar month, and (b) with respect to any LIBOR Loan, the last day of each Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as any Borrower may elect, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning set forth in the Security Agreement.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent, either in its reasonable commercial discretion, or at the direction of any Co-Borrowing Base Agent acting in its reasonable discretion, exercised in good faith, with respect to changes in the determination of the saleability of the Eligible Inventory or which reflect such other factors as negatively affect the value of the Eligible Inventory.  Inventory Reserves shall include, without limitation, the Shrink Reserve.

“Issuing Bank” means each of Bank of America and Wells Fargo Bank, National Association, and any other Lender which agrees to issue Letters of Credit hereunder (which may only be a Lender selected by the Borrowers and approved by the Administrative Agent in its discretion, such approval not to be unreasonably withheld or delayed), each in its capacity as the issuer of Letters of Credit hereunder,.  Each Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each Issuing Bank shall act commercially reasonably and otherwise in accordance with the standard of care set forth in SECTION 2.6(i).

“Judgment Conversion Date” has the meaning set forth in Section 9.18.

“Judgment Currency” has the meaning set forth in Section 9.18.

“Landlord Lien Reserve” means two (2) month’s base rent for each of the Loan Parties’ facilities at which inventory is stored and located in the States of Washington, Pennsylvania, Virginia and such other state(s), province(s), and other jurisdiction(s) in which a landlord’s claim for rent may have priority over the Lien of the Collateral Agent in any of the Collateral. The Landlord Lien Reserve shall be calculated quarterly.

“Layaway Reserve” means 100% of the aggregate amount deposited by customers with the Loan Parties including, without limitation, amounts deposited on account of layaway or similar programs.

“L/C Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“Lenders” means the Persons identified on Schedule 1.1 and each assignee that becomes a party to this Agreement as set forth in SECTION 9.4.

“Letter of Credit” means a letter of credit that is (i) issued pursuant to this Agreement for the account of any Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by any Borrower or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iv) in form and substance reasonably satisfactory to the applicable Issuing Bank.  The term “Letter of Credit” shall also include any banker’s acceptance issued by any Issuing Bank.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.13.

“Letter of Credit Outstandings” means, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which any Issuing Bank has not then been reimbursed. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 (or such other comparable rule then in effect) of the International Standby Practices (published by the Institute of International Banking Law & Practice), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“LIBOR Rate” means

(a) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, statutory or deemed trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” means, at any time of determination, the lesser of (a) the Aggregate Tranche A Commitments or (b) the Borrowing Base, provided that solely for purposes of determining the amount of Permitted Overadvances which may be made, the Borrowing Base shall be calculated without giving effect to the Term Reserve, if any.

“Loan Account” has the meaning set forth in SECTION 2.20(a).

“Loan Agreement Obligations” means (a) the payment by the Loan Parties of (i) the principal of, and interest on the Loans (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code or any state, federal, provincial or foreign bankruptcy, insolvency, receivership, reorganization or similar law, whether or not allowed or allowable in such case or proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (excluding obligations under clauses (b) and (c) of the definition of “Obligations”), of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents (in each case, including all such amounts that accrue after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code or any state, federal, provincial, or foreign bankruptcy, insolvency, receivership, organization or similar law, whether or not allowed or allowable in such case or proceeding), and (b) the payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement, and the other Loan Documents.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letters, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guarantee, the Facility Guarantor Collateral Documents, the Intercreditor Agreement, the Intercompany Subordination Agreement, and any other instrument or agreement executed and delivered in connection herewith or therewith.

“Loan Party” or “Loan Parties” means each Borrower and each Facility Guarantor.

“Loans” means all Revolving Loans, FILO Loans and Swingline Loans at any time made to the Borrowers or for account of the Borrowers pursuant to this Agreement.

“Margin Stock” has the meaning set forth in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or financial condition of the Loan Parties and their Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent, the Co-Borrowing Base Agents, the Lenders or the Issuing Banks hereunder or thereunder; provided, however, that no Material Adverse Effect shall be deemed to exist with respect to the Loan Parties solely as a result of (i) the loss by any Loan Party of its investment in an Excluded Subsidiary; (ii) the loss of that portion of the Loan Parties’ consolidated results of operations generated by any Excluded Subsidiary; or (iii) any liability of an Excluded Subsidiary that is not, on an unconsolidated basis, a liability of a Loan Party.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Loan Parties in an aggregate principal amount exceeding $25,000,000.

“Maturity Date” means July 24, 2017.

“Maximum Rate” has the meaning set forth in SECTION 9.12.

“Minority Lenders” has the meaning set forth in Section 9.2(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or has any continuing liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means

(a)         with respect to any sale, transfer or other disposition by any Loan Party or any Subsidiary thereof, the excess, if any, of (i) the sum of cash and cash equivalents actually received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of (and accrued and unpaid interest on, and other amounts payable in connection with) any Indebtedness that is secured by a Lien on the applicable asset which Lien is permitted hereunder and which Lien is senior to the Collateral Agent’s Lien on such asset and that is required to be paid or repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, brokerage, title and recording or transfer tax expenses and commissions, legal, accounting and other professional fees) paid or payable by such Loan Party to third parties (other than Affiliates)), (C) cash taxes paid or reasonably estimated to be actually payable in cash in connection therewith (provided that, to the extent and at the time any such amounts are determined to not be payable, such amounts shall constitute Net Proceeds), (D) amounts provided as a reserve against any liabilities under any indemnification obligations or purchase price adjustment associated with such asset disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), and (E) any liabilities relating to the property subject to such asset disposition that are retained by any Loan Party or its Subsidiaries, provided that, at all times such liabilities remain outstanding, the Loan Parties shall maintain an amount sufficient to satisfy such liabilities in a segregated account established with the Administrative Agent to be used by the Loan Parties solely to satisfy such liabilities as they become due;

(b)         with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted to be incurred or issued pursuant to Section 6.1), the result of (i) the sum of the cash and cash equivalents received in connection with such incurrence or issuance minus (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Loan Parties or their Subsidiaries in connection with such incurrence or issuance to the extent such amounts (A) were not deducted in determining the amount referred to in clause (i) above, (B) are, at the time of receipt of such cash or cash equivalents, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and (C) are properly attributable to such transaction; and

(c)          with respect to the sale or issuance of any Stock of Zale (or successor thereof), the result of (i) the sum of the cash and cash equivalents received in connection with such sale or issuance minus (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket costs, fees, commissions, premiums and expenses, incurred by Zale in connection with such sale or issuance to the extent such amounts (A) were not deducted in determining the amount referred to in clause (i) above, (B) are, at the time of receipt of such cash or cash equivalents, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and (C) are properly attributable to such transaction.

“Noncompliance Notice” has the meaning set forth in Section 2.5(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means (i) the promissory notes of the Borrowers substantially in the form of Exhibit B-1, each payable to the order of a Tranche A Lender, evidencing the Revolving Loans, (ii)

the promissory notes of the Borrowers substantially in the form of Exhibit B-2, each payable to the order of a FILO Lender, evidencing the FILO Loans, and (iii) the promissory note of the Borrowers substantially in the form of Exhibit B-3, payable to the Swingline Lender, evidencing the Swingline Loans.

“Obligations” means (a) Loan Agreement Obligations, (b) the payment and performance of any transaction which arises out of any Cash Management Services, and (c) the payment and performance of any transaction which arises out of any Bank Products.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.28).

“Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceed the sum of the Line Cap, plus the FILO Commitments.

“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment and (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied and the Fixed Charge Coverage Ratio, on a pro-forma basis for the Reference Period immediately preceding such transaction or payment, will be equal to or greater than 1.00:1.00.  Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent a certificate certifying as to the absence of any Default or Event of Default and setting forth the calculations of the Pro Forma Availability Condition and the Fixed Charge Coverage Ratio which evidences satisfaction of the conditions contained in clause (b) above on a basis reasonably satisfactory to the Administrative Agent and the Co-Borrowing Base Agents.

“Participation Register” has the meaning provided therefor in Section 9.4(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Asset Sales” means sales and dispositions of assets that are deemed appropriate by the Loan Parties for fair market value not to exceed $30,000,000 in any fiscal year and for which not less than seventy-five percent (75%) of the aggregate purchase price is paid in cash.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for taxes that are not yet delinquent or are being contested in compliance with SECTION 5.5;

(b)                                 carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, custom broker’s, and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in compliance with SECTION 5.5;

(c)                                  Liens on assets (other than Inventory, Accounts and the proceeds thereof) incurred in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old-age pension and other social security laws or regulations, other than any Liens imposed by ERISA or applicable law relating to any Canadian Plans;

(d)                                 Liens on assets (other than Inventory, Accounts and the proceeds thereof) to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.1(k); and

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of leased property, with or without the consent of the lessee) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Loan Parties.

provided, that except as provided in any one or more of clauses (a) through (f) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(a)                                 marketable direct or guaranteed obligations of the United States of America that mature within two (2) years from the date of purchase by such Loan Party or such Subsidiary;

(b)                                 demand deposits, certificates of deposit, Eurodollar deposits, time deposits and bankers acceptances issued by banking institutions provided, that such banks have a long-term credit rating of at least “AA” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system or “Aa” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system, or an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc.; provided, however, the Loan Parties’ investment in any one bank shall not exceed 5% of the primary capital of such bank;

(c)                                  securities commonly known as “commercial paper” issued by the Administrative Agent, or a corporation or any other financial institution that at the time of purchase have been rated and the ratings for which are not less than “P1” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system, or not less than “A1” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system, or an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc.; provided, however, the Loan Parties may invest up to 20% of their Permitted Investments measured at the time of investment made pursuant to paragraphs (a)-(i) hereof in commercial paper with a combined rating of “A-2/P-2” (or its then equivalent);

(d)                                 demand notes issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at that time of purchase have a rating of at least “AA” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system, or its equivalent by at least two (2) nationally recognized rating services, or an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc., and have a maturity date that does not exceed one (1) year beyond the date of purchase; provided, however, such investments will be limited to the greater of $20 million per obligor or 20% of investments made pursuant to paragraphs (a)-(i) hereof measured at the time of investment;

(e)                                  repurchase agreements, purchased through the Administrative Agent, or a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P1” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system, or not less than “A1” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system, or an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc., which repurchase agreements are collateralized by securities of the United States of America or any agency thereof in an amount equal to at least 102% of the amount of such investment;

(f)                                   shares of any so-called “money market fund” advised, serviced or sold by any of the Lenders or by any other financial institution provided, that such fund is registered under the Investment Company Act of 1940, has net assets of at least $250,000,000, has an investment portfolio with an average maturity of 365 days or less and is not considered to be a “high-yield” fund;

(g)                                  municipal fixed and variable rate short-term securities that mature within one (1) year from the date of purchase by any Loan Party or such Subsidiary that at the time of purchase have been rated and the ratings for which are not less than “MIG-1/VMIG-1” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system or not less than “SP-1+/A-1” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system, or an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc.;

(h)                                 municipal fixed and variable rate medium-term securities that mature between one (1) and two (2) years from the date of purchase by such Loan Party or such Subsidiary that at the time of purchase have been rated and the ratings for which are not less than “Aa” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system or not less than “AA” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system, or an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc.;

(i)                                     marketable direct obligations of the State of Texas or its agencies and instrumentalities that at the time of purchase have been rated and the ratings for which are not less than “P” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system or not less than “A” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system; and

(j)                                    in the case of Foreign Subsidiaries, short-term investments comparable to the foregoing.

“Permitted Overadvance” means an Overadvance determined by the Administrative Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral, and/or the Lenders’ rights under the Loan Documents, including to preserve the Loan Parties’ business assets and infrastructure (such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll), (b) to fund an orderly liquidation or wind-down of the Loan Parties’ assets or business or a bankruptcy or other insolvency proceeding (whether or not occurring prior to or after the commencement of such a bankruptcy or insolvency proceeding), (iv) to enhance the likelihood, or maximize, the repayment of the Obligations, or (v) which is otherwise in the Lenders’ interests; provided, that Permitted Overadvances shall not (i) exceed five percent (5%) of the Line Cap (without giving effect to the Term Reserve) or (ii) unless a liquidation of any of the Collateral is occurring, remain outstanding for more than thirty consecutive Business Days, unless in case of clause (ii), the Required Supermajority Lenders otherwise agree; and provided, further, that the foregoing shall not (1) modify or abrogate any of the provisions of SECTION 2.6(f) regarding the Lenders’ obligations with respect to L/C Disbursements or Section 2.7(a) with respect to Swingline Loans, or (2) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Inadvertent Overadvances and such Inadvertent Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided, that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Total Commitments.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the

Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have different direct or indirect obligors, or greater guarantees or security, than the Indebtedness being Refinanced, (f) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, (g) at the time thereof, both before and after giving effect to such Refinancing, no Default or Event of Default shall have occurred and be continuing, and (h) if the Indebtedness being Refinanced is the Term Loan, such Refinancing shall comply with the applicable provisions of the Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained for employees of a Loan Party or any such Plan to which a Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests or hypothecs.

“Prepayment Event” means the occurrence of any of the following events:

(a)                                 Any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction, other than (i) sales of Inventory or equipment in the ordinary course of business, (ii) sales or assignments of leasehold interests in real property, and (iii) dispositions of other property resulting in Net Proceeds of not more than $1,000,000 in any transaction or series of related transactions) of any asset of a Loan Party, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent;

(b)                                 Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any asset of a Loan Party or any Subsidiary thereof, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent; provided that any casualty or other damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any asset of a non-wholly owned Subsidiary that is not a Loan Party shall constitute a Prepayment Event only to the extent of the proceeds distributed to a Loan Party or a wholly-owned Subsidiary of a Loan Party;

(c)                                  Any incurrence of any Indebtedness by any Loan Party or any Subsidiary thereof (excluding Indebtedness permitted to be incurred under SECTION 6.1, other than clause (l) thereof) to the extent that the proceeds of any such incurrence are not used to prepay the Term Loan; or

(d)                                 Any issuance by Zale (or any successor thereof) of any Stock (other than Stock issued to another Loan Party and Stock issued upon the exercise of options, warrants or other similar rights to purchase Stock), to the extent that the proceeds of any such issuance are not used to prepay the Term Loan.

“Pro Forma Availability Condition” means, for any date of calculation with respect to any transaction or payment, the Pro Forma Availability for each of the twelve months following, and after giving effect to, such transaction or payment, will be equal to or greater than fifteen percent (15%) of the Line Cap.

“Pro Forma Availability” means, for any date of calculation, the projected average monthly Excess Availability for each month during any projected twelve (12) months (and measured at the end of each such month).

“PRUCC” means the Puerto Rico Commercial Transactions act, Ley de Transacciones Comerciales, Act #214 of September 19, 1996, as amended from time to time.

“Real Estate” means all land, together with the buildings, structures, fixtures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means any Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Record” means the grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by a Lender with respect to any Loan, whether referred to in such Note or otherwise.

“Reference Period” means as of any date of determination, the period of twelve (12) consecutive fiscal months of Zale and its Subsidiaries ending on such date, or if such date is not a fiscal month end date, the period of twelve (12) consecutive fiscal months most recently ended (in each case treated as a single accounting period).

“Register” has the meaning set forth in Section 9.4(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Commitments equal to 51% of the Total Commitments, or if the Commitments have been terminated or expired, Lenders whose percentage of the Credit Extensions (after settlement and repayment of all Swingline Loans and risk participations in Letters of Credit by the Tranche A Lenders) aggregate not less than 51% of all such Credit Extensions, provided that the Commitments of, and the portion of the Credit Extensions held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Supermajority Lenders” means, at any time, Lenders having Commitments equal to 66 2/3% of the Total Commitments, or if the Commitments have been terminated or expired, Lenders whose percentage of the Credit Extensions (after settlement and repayment of all Swingline Loans by the Tranche A Lenders and risk participations in Letters of Credit) aggregate not less than 66 2/3% of all such Credit Extensions, provided that the Commitments of, and the portion of the Credit Extensions held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders; provided further that the Commitments of, and the portion of the Credit Extensions held or deemed held by the Administrative Agent in its capacity as a Lender hereunder shall, for purposes of Section 8.12, shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Reserves” means, without duplication, Inventory Reserves, the Shrink Reserve, Layaway Reserve, Customer Credit Reserve, the Landlord Lien Reserve, the Consignment A/R Reserve, the Canadian Priority Payables Reserve, the Incremental Reserve, the Term Reserve and such other reserves established from time to time in accordance with SECTION 2.2(b).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by any Person who the Administrative Agent reasonably believes (or has been notified by the Borrowers) is a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party unless and until the Borrowers furnish written notice to the Administrative Agent that such Person is no longer a Responsible Officer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Stock of any Loan Party other than dividends payable solely in shares of common Stock of such Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Stock of any Loan Party or any option, warrant or other right to acquire any such shares of Stock of any Loan Party, other than any such payment made solely in shares of common Stock of such Loan Party.

“Revolving Credit Increase Effective Date” has the meaning set forth in Section 2.29(e).

“Revolving Loans” means all Loans at any time made by a Tranche A Lender pursuant to Section 2.1.

“RP Conditions” means, at the time of determination with respect to a Restricted Payment, that (a) no Default or Event of Default then exists or would arise as a result of the making of such Restricted Payment and (b) after giving effect to such transaction or payment, the RP Pro Forma Availability Condition has been satisfied and the Fixed Charge Coverage Ratio, on a pro-forma basis for the Reference Period immediately preceding such Restricted Payment, will be equal to or greater than 1.10:1.00.  Prior to making any Restricted Payment, the Loan Parties shall deliver to the Administrative Agent a certificate certifying as to the absence of any Default or Event of Default and setting forth the calculations of the RP Pro Forma Availability Condition and the Fixed Charge Coverage Ratio which evidences satisfaction of the conditions contained in clause (b) above on a basis reasonably satisfactory to the Administrative Agent and the Co-Borrowing Base Agents.

“RP Pro Forma Availability Condition” means, for any date of calculation with respect to any Restricted Payment, the Pro Forma Availability for each of the twelve months following, and after giving effect to, such transaction or payment, will be equal to or greater than seventeen and one-half percent (17.5%) of the Line Cap.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Security Agreement” means, collectively, the Security Agreement, in the form of Exhibit C-1 attached hereto and incorporated herein, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, and the General Security Agreement, in the form of Exhibit C-2 attached hereto and incorporated herein, among each Canadian Loan Party and the Collateral Agent for the benefit of the Secured Parties, in each case as amended and in effect from time to time.

“Security Documents” means the Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.13 to secure any of the Obligations.

“Settlement Date” has the meaning set forth in SECTION 2.7(b).

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Shrink Reserve” means from time to time the Loan Parties’ then current general ledger reserve for Shrink provided that the determination of such current general ledger reserve is consistent with the methodologies used in the Loan Parties’ most recent physical Inventory results delivered to the Administrative Agent prior to the Effective Date.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for pro ration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Store” means any retail store (including kiosk) leased, owned or operated, or to be leased, owned or operated, by any Loan Party or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, unlimited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrowers pursuant to SECTION 2.5.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” means Z Investment Holdings, LLC as administrative agent under the Term Loan Agreement and any successor administrative agent thereunder.

“Term Loan” means the term loan facility in favor of Zale, as borrower, in the original principal amount of $80,000,000 made under the Term Loan Agreement.

“Term Loan Agreement” means that certain Amended and Restated Credit Agreement dated as of July 24, 2012 among Zale, the lenders party thereto, and Z Investment Holdings LLC as administrative agent, as amended and in effect from time to time in accordance with the terms of the Intercreditor Agreement.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Term Reserve” means a Reserve, calculated by reference to the most recent Borrowing Base Certificate, in the amount by which the outstanding principal amount of the Term Loan exceeds an amount equal to (a) the Term Loan Borrowing Base (as defined in the Term Loan Agreement) less (b) the sum of (x) the amount of the Borrowing Base (excluding any Reserves other than the Incremental Reserve) plus (y) the Aggregate FILO Commitments.  The Term Reserve shall automatically be adjusted upon delivery of each Borrowing Base Certificate or otherwise only with the prior written consent of the Term Agent and the Borrowers.

“Term Securities Accounts” means one or more securities accounts into which Permitted Investments and/or proceeds of ABL Priority Collateral are deposited from time to time; provided that the maximum amount deposited in such securities accounts shall in no event exceed $10,000,000 in the aggregate outstanding at any time.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Loans is accelerated and the Commitments are terminated in accordance with SECTION 7.1, (iii) the date of the occurrence of any Event of Default pursuant to SECTION 7.1(h) or (i) or (iv) the date on which the Borrowers permanently terminate all Commitments pursuant to SECTION 2.15.

“Total Commitments” means, as of any date of determination, the sum of the Aggregate Tranche A Commitments of all the Tranche A Lenders and the Aggregate FILO Commitments of all the FILO Lenders. As of the Effective Date, the Total Commitments are in the sum of $665,000,000.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Revolving Loans to the Borrowers and to purchase participations in Swingline Loans and in Letter of Credit Outstandings hereunder in the amount set forth opposite its name on Schedule 1.1 or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to SECTION 2.15 or increased pursuant to Section 2.29.

“Tranche A Commitment Percentage” means, with respect to any Tranche A Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Tranche A Commitments represented by such Tranche A Lender’s Tranche A Commitment at such time.  If the Tranche A Commitment of each Tranche A Lender to make Revolving Loans has been terminated pursuant to Section 2.15 or Section 7.1 or if the Aggregate Tranche A Commitments have expired, then the Tranche A Commitment Percentage of each Lender shall be determined based on the Tranche A Commitment Percentage of such Tranche A Lender most recently in effect, giving effect to any subsequent assignments.  The initial Tranche A Commitment Percentage of each Tranche A Lender is set forth opposite the name of such Tranche A Lender on Schedule 1.1 or in the

Assignment and Acceptance pursuant to which such Tranche A Lender becomes a party hereto, as applicable.

“Tranche A Lender” means each Lender having a Tranche A Commitment as set forth on Schedule 1.1 hereto or in the Assignment and Acceptance by which it becomes a Tranche A Lender.

“TXDC” has the meaning set forth in the preamble.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“Unfinanced Capital Expenditures” means all Capital Expenditures other than those made with the proceeds of Indebtedness or Capital Lease Obligations permitted hereunder; provided that any Capital Expenditures made with the proceeds of Loans or Letters of Credit hereunder shall constitute Unfinanced Capital Expenditures.

“Uniform Customs” means with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 or the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, as applicable, or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

“Unused Commitment” means, on any day, (a) with respect to the Tranche A Commitments, the then Aggregate Tranche A Commitments minus the sum of (i) the principal amount of Revolving Loans then outstanding and (ii) the then Letter of Credit Outstandings, and (b) with respect to the FILO Commitments, the then Aggregate FILO Commitments minus the principal amount of FILO Loans then outstanding.

“Unused Fee” shall have the meaning given such term in SECTION 2.12.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.26 (e)(ii)(B)(III).

“Warrant Agreement” means the Warrant and Registration Rights Agreement, dated as of May 10, 2010, by and among Zale and Z Investment Holdings, LLC, in its capacity as agent and the initial warrant holder thereunder.

“Warrants” means the warrants to purchase shares of common Stock of Zale arising under the Warrant Agreement.

“Zale” has the meaning set forth in the preamble.

“Zale Canada” has the meaning set forth in the preamble.

“Zale Delaware” has the meaning set forth in the preamble.

“Zale Insurance Subsidiaries” means Zale Life Insurance Company, an Arizona corporation, Zale Indemnity Company, a Texas corporation, and Jewel Re-Insurance Ltd., a Barbados corporation.

“Zale International” has the meaning set forth in the preamble.

“Zale PR” has the meaning set forth in the preamble.

“Zap” has the meaning set forth in the preamble.

“ZCDS” has the meaning set forth in the preamble.

“ZC Finco” has the meaning set forth in the preamble.

“ZC Holding” has the meaning set forth in the preamble.

“ZC Partnership” means ZC Partnership LP, a New Brunswick partnership.

“ZCSC” has the meaning set forth in the preamble.

“ZECCA” has the meaning set forth in the preamble.

“ZGCO” has the meaning set forth in the preamble.

SECTION 1.2                                        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible (corporeal) and intangible (incorporeal) assets and properties, including cash, securities, accounts and contract rights, and (f) all references to “$” or “Dollars” or to amounts of money and all calculations of the Borrowing Base, Incremental Availability, Excess Availability, permitted “baskets” and other similar matters shall be deemed to be references to the lawful currency of the United States of America or the Equivalent Amount.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if any Borrower notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.

Any financial ratios shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
AMOUNT AND TERMS OF CREDIT

SECTION 2.1                                        Commitments of the Lenders.

(a)                                 Each Tranche A Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers, or any of them, on a revolving basis, in the form of Revolving Loans and in an amount (when aggregated with such Tranche A Lender’s Tranche A Applicable Percentage of the outstanding amount of all Letter of Credit Outstandings, and such Tranche A Lender’s Tranche A Applicable Percentage of the outstanding amount of all Swingline Loans) not to exceed the lesser of such Lender’s Tranche A Commitment or such Lender’s Tranche A Commitment Percentage of the Borrowing Base, and each FILO Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers, or any of them, on a revolving basis, in the form of FILO Loans and in an amount not to exceed such Lender’s FILO Commitment, in each case subject to the following limitations:

(i)                                     The aggregate outstanding amount of the Credit Extensions shall not at any time exceed the sum of the Line Cap plus the Aggregate FILO Commitments.

(ii)                                  The aggregate outstanding amount of the Credit Extensions of the Tranche A Lenders shall not at any time exceed the Line Cap.

(iii)                               No Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Banks, subject to the ratable participation of all Tranche A Lenders, as set forth in SECTION 2.6.  The Borrowers will not at any time permit the aggregate Letter of Credit Outstandings to exceed $35,000,000.

(iv)                              Subject to all of the other provisions of this Agreement, Loans that are repaid may be reborrowed prior to the Termination Date.  However, no new Loans shall be made to the Borrowers and no new Letter of Credit shall be issued for the account of the Borrowers, after the Termination Date.

(b)                                 Each Borrowing of Revolving Loans shall be made by the Tranche A Lenders ratably in accordance with their respective Tranche A Commitment Percentages and each Borrowing of FILO Loans shall be made by the FILO Lenders ratably in accordance with their respective FILO Commitment Percentages.  The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

SECTION 2.2                                        Reserves; Changes to Reserves.

(a)                                 The initial Reserves as of the Effective Date are (i) the Shrink Reserve, (ii) the Customer Credit Reserve, (iii) the Layaway Reserve, (iv) the Landlord Lien Reserve (v) the Consignment A/R Reserve, (vi) other Inventory Reserves for (A) point of sale and permanent markdowns, (B) Form 400 and Damaged Inventory, and (C) Texas ad valorem taxes, (vii) a Reserve for outstanding customer refund liabilities, (viii) the Canadian Priority Payables Reserve, (ix) a Reserve for rent payments at Canadian Stores, (x) Canadian sales taxes Reserves, (xi) the Term Reserve, and (xii) the Incremental Reserve.

(b)                                 The Administrative Agent may, or at the direction of any Co-Borrowing Base Agent, shall, hereafter establish additional Reserves or change any of the foregoing Reserves without consent from the Borrowers.  The Administrative Agent shall endeavor to consult with the Borrower prior to the establishment or change of any such Reserves, provided that the failure of the Administrative Agent to so consult with the Borrower shall not limit, delay or impair any of the rights of the Administrative Agent or any Co-Borrowing Base Agent hereunder (or with respect to the Term Reserve, the rights of the Term Agent), or postpone the date of the effectiveness of any such Reserves (or changes thereto).  The Administrative Agent shall furnish the Borrowers with prompt written notice of the establishment of or change to any Reserves.

SECTION 2.3                                        Making of Loans.

(a)                                 Except as set forth in SECTION 2.16 and SECTION 2.24, Loans (other than Swingline Loans) by the Lenders shall be either Base Rate Loans or LIBOR Loans as the relevant Borrower may request subject to and in accordance with this SECTION 2.3, provided, that all Swingline Loans shall be only Base Rate Loans.  All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type.  Each Lender may fulfill its Commitments with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note.  Subject to the other provisions of this Section 2.3 and the provisions of SECTION 2.24, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than six (6) Borrowings of LIBOR Loans may be outstanding at any time.

(b)                                 The Borrowers requesting a Borrowing shall give the Administrative Agent telephonic notice (thereafter confirmed in writing) of each Borrowing of (i) LIBOR Loans not later than 12:00 p.m. on the third Business Day prior to the date on which such Borrowing is to be made and (ii) Base Rate Loans not later than 12:00 p.m. on the Business Day on which such Borrowing is to be made. Such notice shall be irrevocable and binding on each of the Borrowers and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000 in the case of LIBOR Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions.  Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Base Rate Loans or LIBOR Loans and, if LIBOR Loans, the Interest Period with respect thereto.  If no election of Interest Period is specified in any such notice for a Borrowing of LIBOR Loans, such notice shall be deemed a request for an Interest Period of one month.  If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of Base Rate Loans.  The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate.  On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, not later than 4:00 p.m. in immediately available funds.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans and no less than one (1) hour prior to the proposed Borrowing of Base Rate Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Base Rate Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Borrowers and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers not later than 4:00 p.m.

(c)                                  Notwithstanding the provisions of Section 2.3(b), the Borrowers shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Revolving Loan unless the Borrowers have borrowed the full amount available under the FILO Commitments (to the extent that such FILO Commitments have not been terminated).  If any FILO Loan is prepaid in whole or part pursuant to Sections 2.18 or 2.19, any Loans to the Borrowers thereafter requested shall be FILO Loans until the maximum principal amount of FILO Loans outstanding equals the FILO Commitments and thereafter shall be Revolving Loans.

SECTION 2.4                                        Overadvances

.  The Agents, the Lenders and the Issuing Banks have no obligation to make any Loan or to provide any Letter of Credit to the extent an Overadvance would result.  The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders and each Lender shall be bound thereby.  Any Permitted Overadvances may constitute Swingline Loans.  The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute Base Rate Loans and Obligations.  The making of any such Permitted Overadvances on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of this Agreement regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or with respect to Swingline Loans. The Agents shall have no liability for, and no Loan Party or Lender shall have the right to, or shall, bring any claim of any kind whatsoever against the Agents with respect to Inadvertent Overadvances regardless of the amount of any such Overadvances.

SECTION 2.5                                        Swingline Loans.

(a)                                 The Swingline Lender is authorized by the Lenders and shall, subject to the provisions of this Section, make Swingline Loans up to $50,000,000 in the aggregate outstanding at any time, consisting only of Base Rate Loans at the Alternate Base Rate, upon a notice of Borrowing received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m. on the Business Day on which such Swingline Loan is requested).  Swingline Loans shall be subject to periodic settlement with the Tranche A Lenders under SECTION 2.7 below provided that the Swingline Lender shall not be obligated to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Loan may have, Fronting Exposure.

(b)                                 Swingline Loans may be made only in the following circumstances: (A) for administrative convenience, the Swingline Lender shall, at the Borrowers’ request, make Swingline Loans in reliance upon the Borrowers’ actual or deemed representations under SECTION 4.2, that the applicable conditions for borrowing are satisfied or (B) for Permitted Overadvances.  If the conditions for borrowing under SECTION 4.2 cannot be fulfilled, the Borrowers shall give immediate notice thereof to the Administrative Agent and the Swingline Lender (a “Noncompliance Notice”), and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice.  If the conditions for borrowing under SECTION 4.2 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with SECTION 9.2.  Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans beginning one Business Day after the Noncompliance Notice is furnished to the Lenders.  Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this Subsection (b) (other than Permitted Overadvances) if the aggregate outstanding amount of Revolving Loans, Letter of Credit Outstandings, and Swingline Loans would exceed the Line Cap.

SECTION 2.6                                        Letters of Credit.

(a)                                 Upon the terms and subject to the conditions herein set forth, the Borrowers may request any Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, such Issuing Bank shall issue, for the account of the relevant Borrower one or more Letters of Credit; provided, that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $35,000,000, (ii) the aggregate Credit Extensions would exceed the limitations set forth in Sections 2.1(a)(i) or (a)(ii), or (iii) the Credit Extensions of the Tranche A Lenders would exceed the limitations set forth in Section 2.1(a); and provided, further, that no Letter of Credit shall be issued if such Issuing Bank shall have received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance have not been met; provided further that an Issuing Bank shall not be required to issue any such Letter of Credit in its reasonable discretion if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit, or any applicable law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the applicable Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of the applicable Issuing Bank applicable to letters of credit generally, or (C) any Tranche A Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Tranche A Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.31(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Outstandings as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.  Any Issuing Bank (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each

Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank; provided that (A) until the Administrative Agent advises any such Issuing Bank that Excess Availability is less than $80,000,000, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and such Issuing Bank, such Issuing Bank shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank may agree.

(b)                                 Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date, provided, that each Standby Letter of Credit may, upon the request of the Borrowers, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then applicable expiration date that such Letter of Credit will not be renewed.

(c)                                  Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is 120 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                                 Drafts drawn under any Letter of Credit shall be reimbursed by the Borrowers in Dollars on the next Business Day of any such payment thereof by an Issuing Bank by paying to the Administrative Agent an amount equal to such drawing not later than 3:00 p.m. on such date, provided, that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with SECTION 2.3 that such payment be financed with a Revolving Loan consisting of a Base Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swingline Loan.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make payment thereunder (which payment shall not be made until two (2) Business Days after such notice from such Issuing Bank to the Borrowers), provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Tranche A Lenders with respect to any such payment.

(e)                                  If any Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse such Issuing Bank therefor, at the rate per annum then applicable to Base Rate Loans, provided, that if the Borrowers fail to reimburse such Issuing Bank when due pursuant to paragraph (d) of this Section, then SECTION 2.10 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Tranche A Lender pursuant to paragraph (f) of this Section to reimburse an Issuing Bank shall be paid to such Tranche A Lender calculated based upon the rate per annum then applicable to Base Rate Loans.

(f)                                   Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Tranche A Lender, and each such Tranche A Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A Lender’s Tranche A Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto.  Upon any change in the Tranche A Commitments pursuant hereto, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Tranche A Lenders.  Any action taken or omitted by any Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for any Issuing Bank any resulting liability to any Lender.

(g)                                  In the event that an Issuing Bank makes any L/C Disbursement and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.6(d), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Tranche A Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Tranche A Lender’s Tranche A Commitment Percentage of such unreimbursed payment in Dollars (or, if such L/C Disbursement is made in CDN$, the Equivalent Amount thereof in Dollars) and in same day funds.  If an Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 11:00 a.m. on any Business Day, each such Tranche A Lender shall make available to such Issuing Bank such Tranche A Lender’s Tranche A Commitment Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Tranche A Lender shall not have so made its Tranche A Commitment Percentage of the amount of such payment available to such Issuing Bank, such Tranche A Lender agrees to pay to such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the applicable Issuing Bank at the Federal Funds Effective Rate.  Each Tranche A Lender agrees to fund its Tranche A Commitment Percentage of such unreimbursed payment notwithstanding any setoff, counterclaim, recoupment, defense or other right which such Tranche A Lender may have against the Issuing Bank, any Borrower or any other Person for any reason whatsoever, a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.1 or SECTION 2.6, or the occurrence of the Termination Date, or the occurrence or continuance of a Default or Event of Default.  The failure of any Tranche A Lender to make available to an Issuing Bank its Tranche A Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Tranche A Lender of its obligation hereunder to make available to such Issuing Bank its Tranche A Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Tranche A Lender.  Whenever any Tranche A Lender has made payments to an Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Tranche A Lender shall be entitled to share ratably, based on its Tranche A Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(h)                                 Whenever a Borrower desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), such Borrower shall give to the applicable Issuing Bank and the Administrative Agent at least two Business Days’ prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by an Issuing Bank and such Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof.  If requested by an Issuing Bank, the

Borrowers shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit. In the event of any conflict between the terms hereof and the terms of any such Issuing Bank’s forms, the terms hereof shall control

(i)                                     The obligations of the Borrowers to reimburse each Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (v) the fact that any Event of Default shall have occurred and be continuing.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank, provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)                                    If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon.  Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrowers under this Agreement.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent at the request of the Borrowers and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the Loans have matured or the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement.

(i)                                     Unless otherwise expressly agreed by the Issuing Bank and Zale when a Letter of Credit is issued, the Uniform Customs shall apply to each Letter of Credit.  Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrowers for, and the Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the Uniform Customs or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k)                                 All Existing Letters of Credit shall, from and after the Effective Date, be deemed for all purposes to be Letters of Credit under this Agreement.

SECTION 2.7                                        Settlements Amongst Lenders.

(a)                                 The Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrowers (which hereby authorize the Swingline Lender to act in their behalf in that regard) request the Administrative Agent to cause the Tranche A Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Tranche A Lender’s Tranche A Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with SECTION 2.5, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied.  Upon such request, each Tranche A Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender.  If the Swingline Lender requires a Revolving Loan to be made by the Tranche A Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds not later than 4:00 p.m. that day; and, if the request therefor is received after 12:00 Noon then not later than 4:00 p.m. on the next Business Day.  The obligation of each Tranche A Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender.  If and to the extent any Tranche A Lender shall not have so made its transfer to the Administrative Agent, such Tranche A Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

(b)                                 The amount of each Lender’s Commitment Percentage of outstanding Revolving Loans, FILO Loans and Swingline Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans, FILO Loans, Swingline Loans and repayments of Revolving Loans, FILO Loans, and Swingline Loans received by the Administrative Agent as of 4:00 p.m. on the first Business Day following the end of the period specified by the Administrative Agent (such date, the “Settlement Date”).

(c)                                  The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans, FILO Loans and Swingline Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement: (x) the Administrative Agent shall transfer to each Lender its applicable Commitment Percentage of repayments, and (y) each Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, (i) the amount of Revolving Loans made by each Tranche A Lender shall be equal to such Tranche A Lender’s applicable Tranche A Commitment Percentage of Revolving Loans outstanding as of such Settlement Date, and (ii) the amount of FILO Loans made by each FILO Lender shall be equal to such FILO Lender’s applicable FILO Commitment Percentage of FILO Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds not later than 4:00 p.m. that day; and, if received after 12:00 Noon then not later than 4:00 p.m. on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

SECTION 2.8                                        Notes; Repayment of Loans.

(a)                                 The Loans made by each Lender (and by the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed by the Borrowers, dated the Effective Date, in substantially the form attached hereto as Exhibit B-1, B-2, or B-3, as applicable, payable to the order of each such Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Lender’s Tranche A Commitment, FILO Commitment (or, in the case of the Note evidencing the Swingline Loans, $50,000,000).

(b)                                 The outstanding principal balance of all Swingline Loans shall be repaid on the earlier of the Termination Date or, on the date otherwise required in accordance with the provisions of Sections 2.5(a) and 2.5(b).  The outstanding principal balance of all other Loan Agreement Obligations shall be payable on the Termination Date (subject to earlier repayment as provided below).  Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this Article II.  Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

SECTION 2.9                                        Interest on Loans.

(a)                                 Subject to SECTION 2.10, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Alternate Base Rate, plus the Applicable Margin for Base Rate Loans.

(b)                                 Subject to SECTION 2.10, each LIBOR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBOR Rate for such Interest Period, plus the Applicable Margin for LIBOR Loans.

(c)                                  Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to LIBOR Loans) upon any repayment or prepayment thereof (on the amount prepaid).

(d)                                 For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be. Calculations of interest shall be made using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or any other basis that gives effect to the principle of deemed reinvestment of interest.

SECTION 2.10                                 Default Interest.  Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum equal to the rate (including the Applicable Margin) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

SECTION 2.11                                 Certain Fees.  The Borrowers shall pay to the Arranger (or its Affiliates or designees), the fees set forth in the Fee Letters as and when payment of such fees is due as therein set forth.

SECTION 2.12                                 Unused Commitment FeeThe Borrowers shall pay to the Administrative Agent for the account of each of the Tranche A Lenders and FILO Lenders, a commitment fee (the “Unused Fee”) equal to 0.375% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance of the Unused Commitment for each day commencing on and including the Effective Date and ending on but excluding the Termination Date.  The Unused Fee so accrued in any fiscal quarter shall be payable on the first Business Day of the immediately succeeding fiscal quarter, except that all Unused Fees so accrued as of the Termination Date shall be payable on the Termination Date.

SECTION 2.13                                 Letter of Credit Fees.

(a)                                 The Borrowers shall pay the Administrative Agent, for the account of the Tranche A Lenders, on the first day of each fiscal quarter, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the subject quarter (each computed on the basis of the actual number of days elapsed over a year of 360 days):

(i)                                     Standby Letters of Credit: A per annum rate equal to the then Applicable Margin for LIBOR Loans.

(ii)                                  Commercial Letters of Credit: A per annum rate equal to fifty percent (50%) of the then Applicable Margin for LIBOR Loans.

(iii)                               After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Letter of Credit Fee set forth in clauses (i) and (ii) above, shall be increased by an amount equal to two percent (2%) per annum.

(b)                                 The Borrowers shall pay to the Administrative Agent, for the account of each Issuing Bank, and in addition to all Letter of Credit Fees otherwise provided for hereunder, such fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by such Issuing Bank as are customarily imposed by each Issuing Bank from time to time in connection with letter of credit transactions and such fronting fees as are agreed upon by the Borrowers and each Issuing Bank, and upon receipt thereof the Administrative Agent shall promptly remit such fees to the applicable Issuing Bank.

SECTION 2.14                                 Nature of Fees.  All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent, the Issuing Banks, and the Lenders, as provided herein.  Once paid, all fees shall be fully earned and shall not be refundable under any circumstances.

SECTION 2.15                                 Termination or Reduction of Commitments(a)                  At any time after the FILO Commitments have been terminated in accordance with the terms hereof, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Tranche A Commitments.  Each such reduction or termination shall first be applied ratably to the Tranche A Commitments of each Tranche A Lender. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof.  Each notice of such reduction or termination shall be irrevocable when given.  At the effective time of each such reduction or termination, the Borrowers shall pay to the Administrative Agent for application as provided herein (i) all Unused Fees accrued on the unused portion of the Tranche A Commitments so terminated or reduced through the date thereof, and (ii) any amount by which the Credit Extensions of the Tranche A Lenders outstanding on such date exceed the amount to which the Tranche A Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid.

(b)                                 Upon at least five (5) Business Days’ prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the FILO Commitments without premium or penalty without first terminating the Tranche A Commitments or repaying the Obligations owing to the Tranche A Lenders, provided that after giving pro forma effect to such termination and repayment, (i) Pro Forma Availability will be equal to or greater than twenty percent (20%) of the Line Cap, and (ii) the Fixed Charge Coverage Ratio, after pro forma giving effect to the reduction or termination, for most recent Reference Period, is no less than 1.00:1.00, and (iii) no Default or Event of Default then exists or would arise therefrom.

(c)                                  In the event that the Tranche A Commitments are terminated, the FILO Commitments shall be automatically terminated.

(d)                                 Upon the termination of all Commitments by the Borrowers hereunder and the Borrowers’ payment and satisfaction in full of all Obligations, all Letters of Credit shall have expired or terminated (or been collateralized in a manner satisfactory to the Issuing Banks) and all Letter of Credit Outstandings have been reduced to zero (or collateralized in a manner satisfactory to the Issuing Banks), the Collateral Agent and Administrative Agent shall, subject to SECTION 9.5, release, discharge and terminate their respective Liens on the Collateral and, subject to the Intercreditor Agreement, deliver any possessory Collateral to the Loan Parties or their designee.

SECTION 2.16                                 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a)                                 the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Supermajority Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter (but in any event, within two (2) Business Days) and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as a Borrowing of Base Rate Loans.

SECTION 2.17                                 Conversion and Continuation of Loans.  The Borrowers shall have the right at any time,

(a)                                 on three (3) Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Base Rate Loans (but in no event Swingline Loans) to Borrowings of LIBOR Loans or (y) to continue an outstanding Borrowing of LIBOR Loans for an additional Interest Period,

(b)                                 on one (1) Business Day’s prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the first Business Day preceding the date of any conversion), to convert any outstanding Borrowings of LIBOR Loans to a Borrowing of Base Rate Loans, subject to the following:

(i)                                     no Borrowing of Loans may be converted into, or continued as, LIBOR Loans at any time when an Event of Default has occurred and is continuing;

(ii)                                  if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Lenders, as applicable, in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(iii)                               the aggregate principal amount of Loans being converted into or continued as LIBOR Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(iv)                              the Interest Period with respect to a Borrowing of LIBOR Loans effected by a conversion or in respect to the Borrowing of LIBOR Loans being continued as LIBOR Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(v)                                 a Borrowing of LIBOR Loans may be converted only on the last day of an Interest Period applicable thereto;

(vi)                              each request for a conversion or continuation of a Borrowing of LIBOR Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(vii)                           no more than six (6) Borrowings of LIBOR Loans may be outstanding at any time.

If any of the Borrowers does not give notice to convert any Borrowing of Base Rate Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBOR Loans, in each case as provided above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Base Rate Loans at the expiration of the then-current Interest Period.  The Administrative Agent shall, after it receives notice from any Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.

SECTION 2.18                                 Mandatory Prepayment; Cash Collateral.  The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a)                                 If at any time the amount of the Credit Extensions of the Tranche A Lenders exceeds the Line Cap, the Borrowers will immediately (A) prepay the Revolving Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Revolving Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to such excess.

(b)                                 To the extent required pursuant to Section 2.21(b), the Loans shall be repaid daily in accordance with the provisions of said Section 2.21(b).

(c)                                  Subject to the terms of the Intercreditor Agreement, any Net Proceeds received from a Prepayment Event, whether or not a Cash Control Event then exists, shall be paid over to the Administrative Agent on the date of receipt by the Borrowers and shall be utilized to prepay the Loans in the order of priority set forth in Section 2.22 or Section 7.4, as applicable.  The Agents shall not be obligated to release their Liens on any Collateral included in such Prepayment Event until such Net Proceeds have been so received.  The application of such Net Proceeds to the Loans shall not reduce the Commitments.  If all Loan Agreement Obligations are paid, any excess Net Proceeds shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.

(d)                                 Upon any reduction or termination of the Revolving Commitments or the FILO Commitments, the Borrowers shall make those payments required under Section 2.15 hereof.

(e)                                  Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding LIBOR Loans are prepaid.  Each partial prepayment of LIBOR Loans shall be in an integral multiple of $5,000,000.  No prepayment of LIBOR Loans shall be permitted pursuant to this SECTION 2.18 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined in SECTION 2.19, below) associated therewith.  In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Borrowers, the Administrative Agent shall hold all amounts required to be applied to LIBOR Loans in the Cash Collateral Account and will apply such funds to the applicable LIBOR Loans at the end of the then pending Interest Period therefor (provided, that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default).  No partial prepayment of a Borrowing of LIBOR Loans shall result in the aggregate principal amount of the LIBOR Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBOR Loans are being prepaid in full).  Any prepayment of the Revolving Loans shall not permanently reduce the Commitments.

(f)                                   All amounts required to be applied to all Revolving Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Tranche A Lender’s Tranche A Commitment Percentage. All amounts required to be applied to all FILO Loans hereunder shall be applied ratably in accordance with each FILO Lender’s FILO Commitment Percentage

(g)                                  Upon the Termination Date, the Commitments of the Lenders shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Loan Agreement Obligations then owing by them.

(h)                                 For clarity, without limiting the provisions of Section 9.6 hereof, except as otherwise set forth herein, all Obligations due or to become due under any Cash Management Services or Bank Products provided to any Borrower or any of its Subsidiaries, shall be terminated and paid by the Borrowers and their Subsidiaries (to the extent liable therefor) in accordance with the terms of the documents, instruments and agreements evidencing such Obligations.

SECTION 2.19                                 Optional Prepayment of Loans; Reimbursement of Lenders.

(a)                                 The Borrowers shall have the right at any time and from time to time to prepay outstanding Revolving Loans and Swingline Loans in whole or in part, (x) with respect to LIBOR Loans, upon at least two Business Days’ prior written or facsimile notice to the Administrative Agent prior to 11:00 a.m., Boston time, and (y) with respect to Base Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 p.m.  The Borrowers may voluntarily prepay the FILO Loans in whole or in part, only if either (i)(A) no Default or Event of Default then exists or would arise as a result thereof, and (B) there are no Revolving Loans or Swingline Loans then outstanding, or (ii) as required pursuant to Section 2.15 hereof.  All prepayments of subject to the following limitations:

(i)                                     Subject to SECTION 2.18, all prepayments shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Loans ratably in accordance with each Tranche A Lender’s Tranche A Commitment Percentage, third, to the prepayment of outstanding FILO Loans, and fourth, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 103% of all Letter of Credit Outstandings.

(ii)                                  Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding LIBOR Loans are prepaid.  Each partial prepayment of LIBOR Loans shall be in an integral multiple of $5,000,000.  No prepayment of LIBOR Loans shall be permitted pursuant to this SECTION 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith.  No partial prepayment of a Borrowing of LIBOR Loans shall result in the aggregate principal amount of the LIBOR Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBOR Loans are being prepaid in full).

(iii)                               Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBOR Loans, the Borrowing or

Borrowings pursuant to which such Loans were made.  The Administrative Agent shall, promptly after receiving notice from the Borrowers hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(iv)                              Except as provided in Section 2.15, no such optional prepayments shall reduce the Commitments.

(b)                                 The Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Base Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBOR Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Borrowers deliver a notice of borrowing under SECTION 2.3 in respect of LIBOR Loans, such Loans are not borrowed on the first day of the Interest Period specified in such notice of borrowing for any reason.  Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBOR Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing of a LIBOR Loan other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBOR Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market (collectively, “Breakage Costs”).  Any Lender demanding reimbursement for such loss shall deliver to the Borrowers simultaneously with such demand one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(c)                                  In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to SECTION 2.19(a), the Borrowers on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment.  Any Lender demanding such payment shall deliver to the Borrowers simultaneously with such demand one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(d)                                 Whenever any partial prepayment of Loans is to be applied to LIBOR Loans, such LIBOR Loans shall, unless the Borrowers otherwise direct, be prepaid in the chronological order of their Interest Payment Dates.

SECTION 2.20                                 Maintenance of Loan Account; Statements of Account.

(a)                                 The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Loans made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth or in the other Loan Documents, and (iii) any and all other monetary Obligations that have become payable.

(b)                                 The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers, including all amounts received in the Collection Account from any Concentration Account, on the date such amounts are received and the amounts so credited shall be applied as set forth in SECTION 2.22(a) and (b).  After the end of each month, the Administrative Agent shall send to the Borrowers a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month.  The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Loan Parties.

(c)                                  The Administrative Agent, without the consent or request of the Borrowers, may advance any interest, fee, service charge, cost, charge, expense, or other payment to which any Lender or any Agent is entitled from the Loan Parties pursuant to this Agreement or any other Loan Document and may charge the same to the Loan Account by adding such amount to the principal balance of the Loan Account, notwithstanding that an Overadvance may result thereby.  The Administrative Agent shall advise the Borrowers of any such advance or charge promptly after the making thereof, provided, however, any failure of the Administrative Agent to so advise or notify the Borrowers of such advance or charge shall not limit or otherwise affect the obligation of the Borrowers hereunder to pay any such amount.  Such action on the part of the Administrative Agent shall not constitute a waiver of either the Administrative Agent’s or any Lender’s rights under, or the Loan Parties’ obligations to make any payment required pursuant to, this Agreement or any other Loan Document.

SECTION 2.21                                 Cash Receipts.

(a)                                 (i) Annexed hereto as Schedule 2.21(a)(i) is a list of all DDAs and accounts maintained by the Loan Parties into which more than one DDA deposits or transfers funds (the “Concentration Accounts”) as of the date hereof, which Schedule includes, with respect to each Concentration Account depository (1) the name of that depository; and (2) the last four digits of the account number(s) maintained with such depository.

(ii) Annexed hereto as Schedule 2.21(a)(ii) is a list describing all arrangements to which any Loan Party or any of its Subsidiaries is a party as of the Effective Date with respect to the payment to any Loan Party or any of its Subsidiaries of the proceeds of all credit card charges for sales by any Loan Party or any of its Subsidiaries.

(b)                                 (i) Within sixty (60) days after the Effective Date, to the extent not previously furnished to the Agents, the Loan Parties shall have entered into agency agreements with the banks maintaining the Concentration Accounts, which agreements (the “Blocked Account Agreements”) shall establish control (as defined in the Uniform Commercial Code) of such account by the Agents and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Control Event, to comply only with the instructions originated by the Agents without the further consent of any Loan Party and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(ii)                                  On the Effective Date, to the extent not previously furnished to the Agents, the Loan Parties shall deliver to the Administrative Agent notifications (the “Credit Card Notifications”) executed on behalf of the Loan Parties to each of their major credit card processors instructing such credit card processors to remit all proceeds of all credit card charges to a Concentration Account.  On the Effective Date, the Administrative Agent may deliver the Credit Card Notifications to such credit card processors.

(iii)                               The Blocked Account Agreements shall provide that, after the occurrence and during the continuance of a Cash Control Event, the Administrative Agent shall (unless otherwise directed by the Required Lenders) provide a notice to each bank (with a copy to the Borrowers) maintaining a Concentration Account (an “Activation Notice”) requiring the sweep on each Business Day of all available cash receipts and other proceeds from the sale of Inventory, including, without limitation, the proceeds of all credit card charges (all such cash receipts and proceeds, “Cash Receipts”), to an account maintained by the Administrative Agent at Bank of America (the “Collection Account”).  At such time as such Cash Control Event no longer exists, the Activation Notice shall cease to be effective and the Administrative Agent shall give notice thereof to each bank maintaining a Concentration Account rescinding such Activation Notice previously given to such bank.  Furthermore, during the continuance of a Cash Control Event, the Loan Parties shall cease making Permitted Investments and depositing amounts in any securities account (other than the Term Securities Accounts) and shall sweep any and all proceeds thereof and deposits therein to the Collection Account.

(c)                                  The Loan Parties may close Concentration Accounts and/or open new Concentration Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements consistent with the provisions of this SECTION 2.21. The Loan Parties may close DDAs and/or open new DDAs, subject to the Borrowers updating Schedule 2.21(a)(i) and otherwise complying with the terms of this Agreement.  The Loan Parties may not enter into any agreement with any credit card processors unless contemporaneously therewith, a Credit Card Notification is executed and delivered to the Administrative Agent. The Loan Parties shall each cause each of their credit card processors to remit all proceeds of all credit card charges to a Concentration Account.

(d)                                 The Collection Account is, and shall remain, under the sole dominion and control of the Administrative Agent.  Each Loan Party acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account, if any, shall continue to be collateral security for all of the Obligations and (iii) the funds on deposit in the Collection Account shall be applied as provided in SECTION 2.22(a).

(e)                                  The Loan Parties shall cause the ACH or wire transfer to a Concentration Account, no less frequently then daily, of the then contents of each DDA, each such transfer to be net of any minimum balance, not to exceed $10,000, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained; provided, however, to the extent a DDA is maintained for the deposit of the receipts of a Store, such DDA is maintained with a bank that either does not provide daily balance information for such DDA or cannot accommodate daily ACH or wire transfers and there is not a suitable replacement bank reasonably available for such Store, then such DDA may be swept on a monthly, rather than daily basis; provided, further, that (x) the number of such DDAs swept on a monthly basis shall not exceed five percent (5%) of all of the Store DDAs and (y) the aggregate amounts maintained in such DDAs shall not exceed $5,000,000 at any time.

(f)                                   So long as no Activation Notice shall have been given and remain in effect, the Loan Parties may direct, and shall have sole control over, the manner of disposition of the funds in the Concentration Accounts.  After the delivery of an Activation Notice and during the effectiveness thereof, the Loan Parties shall cause the ACH or wire transfer to the Collection Account, no less frequently than daily of the then contents of each Concentration Account, each such transfer to be net of any minimum balance, not to exceed $10,000, as may be required to be maintained in the subject Concentration Account by the bank at which such Concentration Account is maintained, and, in connection with each such transfer, the Loan Parties shall also provide the Administrative Agent with an accounting of the contents of each Concentration Account.

In the event that, notwithstanding the provisions of this SECTION 2.21, after the delivery of an Activation Notice and during the effectiveness thereof, the Borrowers receive or otherwise have dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Borrowers for the Administrative Agent and shall not be commingled with any of the Borrowers’ other funds or deposited in any account of any Borrower other than as instructed by the Administrative Agent.

Effective upon delivery of an Activation Notice to the Borrowers from the Administrative Agent (which notice may be given by telephone if promptly confirmed in writing), after the occurrence and during the continuation of a Cash Control Event, each Concentration Accounts will, without any further action on the part of any Borrower or the Administrative Agent convert into closed accounts under the exclusive dominion and control of the Administrative Agent in which funds are held subject to the rights of the Administrative Agent hereunder.  In such event, all amounts in the Collection Account from time to time may be applied to the Obligations in such order and manner as provided in SECTION 2.22 hereof.

SECTION 2.22                                 Application of Payments.

(a)                                 Subject to the provisions of SECTION 2.21, prior to the exercise of remedies provided for in Sections 7.1 or 7.3 (or after the Obligations have automatically become immediately due and payable and the Letter of Credit Outstandings have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.1), all amounts received in the Collection Account from any source, including the Concentration Accounts, shall be applied, on the day of receipt, in the following order: first, to pay interest due and payable on Credit Extensions and to pay fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Arrangers, the Issuing Banks, the Collateral Agent, the Co-Borrowing Base Agents and the Lenders; second, to repay outstanding Swingline Loans; third, to repay other outstanding Revolving Loans that are Base Rate Loans and all outstanding reimbursement obligations under Letters of Credit; fourth, to repay outstanding Revolving Loans that are LIBOR Loans and all Breakage Costs due in respect of such repayment pursuant to SECTION 2.19(b) or, at the Borrowers’ option, to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBOR Loans on the last day of the then pending Interest Period therefor; fifth, to pay outstanding FILO Loans that are Base Rate Loans, sixth, to pay outstanding FILO Loans that are LIBOR Loans and all Breakage Costs due in respect of such repayment pursuant to SECTION 2.19(b) or, at the Borrowers’ option, to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBOR Loans on the last day of the then pending Interest Period therefor, seventh, to pay all amounts then due for Cash Management Services, eighth, to pay all amounts then due on account of Bank Products, and ninth, to pay all other Obligations that are then outstanding and then due and payable (it being understood that undrawn Letters of Credit shall not be required to be cash collateralized if no Event of Default has occurred and is continuing).  If all amounts set forth in clauses first through and including ninth above are paid, any excess amounts shall be deposited in the operating account of the Borrowers maintained with the Administrative Agent.  Any other amounts received by the Administrative Agent, any Issuing Bank, the Collateral Agent, or any Lender as contemplated by SECTION 2.21 shall also be applied in the order set forth above in this SECTION 2.22.

(b)                                 All credits against the Obligations shall be effective on the day of receipt thereof, and shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits.  If any item deposited to the Collection Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Administrative Agent, the Collateral Agent, each Co-Borrowing Base Agent, each Issuing Bank and the Lenders against all claims and losses resulting from such dishonor or return.

SECTION 2.23                                 Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Bank;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.23 and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.23 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or any Issuing Bank pursuant to the foregoing provisions of this Section 2.23  for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.24                                 Change in Legality.

(a)                                 Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (y) at any time any Lender determines that the making or continuance of any of its LIBOR Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to the Borrowers, such Lender may (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBOR Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.  In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans.

(b)                                 For purposes of this SECTION 2.24, a notice to the Borrowers by any Lender pursuant to paragraph (a) above shall be effective, if lawful, and if any LIBOR Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrowers.

SECTION 2.25                                 Payments; Sharing of Setoff.

(a)                                 The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under SECTION 2.19(b), SECTION 2.23 or SECTION 2.26, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts, except payments to be made directly to the applicable Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to SECTION 2.19(b), SECTION 2.23, SECTION 2.26 and SECTION 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document (other than payments with respect to LIBOR Borrowings) shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal on Revolving Loans (including Swingline Loans) and unreimbursed drawings under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed drawings under Letters of Credit then due to such parties, and (iii) third, towards payment of principal on FILO Loans ratably among the parties entitled thereto.

(c)                                  Each of the Lenders, the Agents, the Co-Borrowing Base Agents, the Issuing Banks and the other Secured Parties agrees that if it shall, through payment, foreclosure, counterclaim, the exercise of a right of banker’s lien, setoff or counterclaim against the Loan Parties or otherwise, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Secured Party under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed to it (an “excess payment”) as a result of which such Lender, such Agent, such Co-Borrowing Base Agent or such Issuing Bank receives payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in SECTION 2.22 or Section 7.4, as applicable, then the Lender receiving such greater proportion shall purchase (for cash at par) without recourse or warranty, (and shall be deemed to have thereupon purchased) participations in the Loans and participations in drawings under Letters of Credit and Swingline Loans of other Lenders in an amount determined by the Administrative Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in SECTION 2.22 or Section 7.4, as applicable, pro rata in proportion to its Commitments, provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is set aside or recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.26                                 Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction, remittance, or withholding for any Taxes, except as required by applicable laws.  If any applicable laws require the deduction, remittance, or withholding of any Tax from any such payment by the Administrative Agent (as determined in the good faith discretion of the Administrative Agent) or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction, remittance or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by any applicable laws other than the Code to withhold, remit, or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such laws, shall withhold, remit, or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld, remitted, or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding, remittance, or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or remittance, or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.26) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding, remittance, or deduction been made.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.

(i)                                     The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.26) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Zale by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(ii)                                  Each Lender and Issuing Bank shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(f) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by Zale or the Administrative Agent, as the case may be, after any payment or remittance of Taxes by the Loan Parties or by the Administrative Agent to a Governmental Authority as provided in this Section 2.26, the Loan Parties shall deliver to the Administrative Agent or the Administrative Agent shall deliver to Zale, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Zale or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Zale and the Administrative Agent, at the time or times reasonably requested by Zale or the Administrative Agent, such properly completed and executed documentation reasonably requested by Zale or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Zale or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Zale or the Administrative Agent as will enable Zale or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.26(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that Zale is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to Zale and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Zale or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Zale and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Zale or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Zale and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Zale or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Zale or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Zale and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Zale or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Zale or the Administrative Agent as may be necessary for Zale and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.26 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Zale and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Bank, or have any obligation to pay to any Lender or the Issuing Bank, any refund of Taxes withheld, remitted, or deducted from funds paid for the account of such Lender or the Issuing Bank, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.26, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 2.26 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant

Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 2.26 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 2.27                                 Security Interests in Collateral.  To secure their Obligations under this Agreement and the other Loan Documents, the Loan Parties have granted, and shall grant, to the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties, a first-priority Lien on all of the Collateral pursuant hereto and to the Security Documents, subject to the terms of the Intercreditor Agreement with respect to the Term Priority Collateral.

SECTION 2.28                                 Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under SECTION 2.23, or if any Lender is not required to make LIBOR Loans under Section 2.24 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.26, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.23 or SECTION 2.26 or would permit such Lender to make LIBOR Loans, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)                                 If any Lender requests compensation under SECTION 2.23, or if any Lender is not required to make LIBOR Loans under SECTION 2.24, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.26, or if any Lender is a Defaulting Lender, then the Borrowers may upon notice to such Lender and the Administrative Agent either (i) terminate the Commitments of such Lender or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that (A) except in the case of an assignment to another Lender, the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal, accrued interest, fees and other amounts) or the Borrowers (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under SECTION 2.23 or payments required to be made pursuant to SECTION 2.26, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c)                                  If any Issuing Bank fails, in its discretion, to issue a Letter of Credit pursuant to SECTION 2.6(a), then the Borrowers may, upon notice to such Issuing Bank and the Administrative Agent, replace such Issuing Bank with a Lender (if agreed to by such Lender in its sole discretion) selected by the Borrowers and approved by the Administrative Agent in its reasonable discretion.

SECTION 2.29                                 Increase in Commitments.

(a)                                 Request for Increase.  At any time and from time to time, provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Aggregate Tranche A Commitments or the Aggregate FILO Commitments by an amount (for all such requests) not exceeding $150,000,000 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 and (ii) after giving effect to any such increase, the Total Commitments shall not exceed $815,000,000.  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)                                 Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its applicable Commitment and, if so, whether by an amount equal to, greater than, or less than its applicable Commitment Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitments.  No Lender shall be obligated to provide an increase of its applicable Commitment as a result of any such request by the Borrowers and nothing contained herein shall constitute the unconditional obligation of the Administrative Agent or any Lender to provide or obtain commitments for such requested increase.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Persons to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the Aggregate Tranche A Commitments or the Aggregate FILO Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date. Each Lender agreeing to provide an increased Commitment and each additional Person becoming a Lender shall be entitled to receive interest, letter of credit fees and unused fees at the rates provided for Tranche A Lenders or FILO Lenders, as applicable.  Moreover, that portion of the increased Commitment of each Tranche A Lender and each such other Person (i) shall terminate on the Termination Date, and (ii)

shall otherwise be on the same terms as set forth in, and be entitled to the benefits of, this Agreement and the other Loan Documents.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by an authorized officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties made by such Borrower in Article III and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, other than representations and warranties that relate solely to an earlier date (in which case they are true and correct as of such earlier date) and except for changes thereto which are not prohibited by the other terms of this Agreement or the other Loan Documents, and except that for purposes of this Section 2.29, the representations and warranties contained in subsections (a) of Section 3.4 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 5.1, and (B) no Default exists.  The Borrowers shall prepay any Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 2.19(b)) to the extent necessary to keep the outstanding Loans ratable with any revised applicable Commitment Percentages arising from any nonratable increase in the applicable Commitments under this Section.  In addition, the Borrowers shall pay such fees and other compensation as the Borrowers, the Administrative Agent and each such Lender may agree.

SECTION 2.30                                 Zale Puerto Rico; Canadian Loan Parties.                                            Zale may, upon not less than 30 days’ notice to the Administrative Agent and the Co-Borrowing Base Agents (or such shorter period as may be agreed by the Administrative Agent and the Co-Borrowing Base Agents in their sole discretion), request that Zale PR’s and/or each Canadian Loan Party’s status as a Borrower or as Facility Guarantor and a Loan Party hereunder be terminated, provided that, any such termination shall be conditioned upon, among other terms, the satisfaction of the following: (a) all Letters of Credit issued for the account of Zale PR or each Canadian Loan Party, as applicable, shall have expired or terminated (or been collateralized in a manner satisfactory to the Issuing Banks) and all Letter of Credit Outstandings with respect to all Letters of Credit issued for the account of Zale PR or the Canadian Loan Parties, as applicable, have been reduced to zero (or collateralized in a manner satisfactory to the Issuing Banks), as of the effective date of such termination (unless such Obligations have been assumed by a Borrower upon terms satisfactory to the Administrative Agent), (b) all outstanding Loans made to Zale PR or based upon the assets of Zale PR or the Canadian Loan Parties included in the Borrowing Base, as applicable, shall have been repaid in full in cash, (c) after giving effect to such termination and to the release of the Liens held by the Collateral Agent in the assets of Zale PR or the Canadian Loan Parties, as applicable, and the removal of all assets of Zale PR and the Canadian Loan Parties, as applicable, from the Borrowing Base and Incremental Availability and all component definitions thereof, the Payment Conditions shall be satisfied, (d) the Borrowers and the Administrative Agent shall have entered into a technical amendment to this Agreement and the other Loan Documents to effectuate the foregoing; and (e) all Liens on, and security interests in, the assets of Zale PR or the Canadian Loan Parties, as applicable, to secure the Term Loan have been terminated, discharged, and released to the reasonable satisfaction of the Administrative Agent and neither Zale PR nor any Canadian Loan Party shall Guarantee the Term Loan. The Administrative Agent will promptly notify the Lenders of any such termination of Zale PR and/or the Canadian Loan Parties status as a Borrower or as Facility Guarantors and Loan Parties hereunder. Upon such termination, Zale PR or each Canadian Loan Party, as applicable, shall be released from its obligations hereunder and under the Loan Documents and the Administrative Agent and/or Collateral Agent shall, subject to SECTION 9.5, release and discharge all Liens on, and security interests held by them in, the assets of Zale PR or the Canadian Loan Parties, as applicable.

SECTION 2.31                                 Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.2.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agents for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by any Agent from a Defaulting Lender pursuant to Section 9.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; fourth, as Zale may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Zale, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Obligations on account of Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Tranche A Commitments hereunder without giving effect to Section 2.31(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.31(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Tranche A Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.6(j).

(C)                               With respect to any fee payable under Section 2.12 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Banks and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Tranche A Commitment Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Tranche A Commitment Percentages (calculated without regard to such Defaulting Lender’s Tranche A Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding Credit Extensions of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Tranche A Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, cash collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.6(j).

(b)                                 Defaulting Lender Cure.  If Zale, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their applicable Commitment Percentages (without giving effect to Section 2.31(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party, represents and warrants to the Agents, the Lenders and the other Secured Parties that:

SECTION 3.1                                        Organization; Powers.  Each Loan Party, and each of its Subsidiaries, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each such Person has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.2                                        Authorization; Enforceability.  The transactions contemplated hereby, by the other Loan Documents and by the Co-Borrowing Base Agent Rights Agreement entered into by each Loan Party are within such Loan Party’s corporate or partnership powers and have been duly authorized by all necessary corporate or partnership, and, if required, stockholder action.  This Agreement and the Co-Borrowing Base Agent Rights Agreement have been duly executed and delivered by each Loan Party that is a party hereto and thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3                                        Governmental Approvals; No Conflicts.  The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) for such as have been obtained or made and are in full force and effect, (ii) for those which could not reasonably be expected to have a Material Adverse Effect, and (iii) for filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, except for such violation which could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or their respective assets, except for such violation or default which could not reasonably be expected to have a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents or otherwise permitted hereby or thereby.

SECTION 3.4                                        Financial Condition. (a) There have been furnished to each of the Lenders (i) consolidated balance sheets of Zale and its Subsidiaries as of July 31, 2011, and a consolidated statement of operations and consolidated statement of cash flow of Zale and its Subsidiaries for the fiscal year then ended, certified by Ernst & Young and (ii) an unaudited consolidated and consolidating balance sheet of Zale and its Subsidiaries as of April 30, 2012, and an unaudited consolidated statement of operations and consolidated statement of cash flow of Zale and its Subsidiaries for the period then ended.  Such balance sheets, statements of operations and statements of cash flow have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Zale and its Subsidiaries as at the close of business on the dates thereof and the results of operations for the periods then ended, subject, in the case of such unaudited consolidated balance sheet, unaudited consolidated statement of operations and unaudited consolidated statement of cash flow, to year-end adjustments, and except that there are no notes to such financial statements.  There are no contingent liabilities that are likely to become fixed obligations of Zale or any of its Subsidiaries as of such dates involving material amounts, known to the Financial Officers of the Loan Parties, which were not disclosed in such balance sheets and the notes related thereto.

(b)                                 The projected consolidated balance sheets and cash flow statements of Zale and its Subsidiaries have been prepared in good faith, are based upon estimates and assumptions which the Borrowers deem reasonable as of the date hereof, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of Zale and its Subsidiaries of the results of operations and other information projected therein.

(c)                                  From July 31, 2011, there has been no event or occurrence which has had a Material Adverse Effect.

SECTION 3.5                                        Properties.

(a)                                 As of the date hereof, the Loan Parties and their Subsidiaries own all of the material assets reflected in the consolidated balance sheet of Zale and its Subsidiaries as of July 31, 2011 or acquired since that date (except property or assets sold or otherwise disposed of in the ordinary course of business and other property sold as permitted by SECTION 6.5 hereof since that date), subject to no Liens except Liens permitted by SECTION 6.2.

(b)                                 Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Schedule 3.5(b) sets forth, as of the Effective Date, a listing of all such Intellectual Property which has been registered with any Governmental Authority including, in each case, the name of the Loan Party that is the owner or licensee thereof.

SECTION 3.6                                        Litigation and Environmental Matters.

(a)                                 There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party or any of its Subsidiaries, threatened against or affecting any such Person (i)  as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 3.6) or (ii) that involve any of the Loan Documents.

(b)                                 Except for the matters set forth on Schedule 3.6, and except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.6 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.7                                        Compliance with Laws and Agreements.  Each Loan Party, and each of its Subsidiaries, is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 3.8                                        Investment Company Status.  None of the Loan Parties or any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.9                                        Taxes.  Each Loan Party, and each of its Subsidiaries, has timely filed or caused to be filed all tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, and as to which no Lien has arisen, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10                                 ERISA; No Canadian Plans.

(a)                                 Each Plan has been administered in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or may rely upon a favorable opinion letter from the Internal Revenue Service issued with respect to a prototype plan) to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service or the time for requesting such a letter has not passed.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred, and neither the Loan Parties nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan and which could reasonably be expected to have a Material Adverse Effect; (ii) the Loan Parties and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan except where such failure could not reasonably be expected to have a Material Adverse Effect, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Loan Parties nor any ERISA Affiliate has incurred any liability or expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect; (iv) neither the Loan Parties nor, to the best knowledge of the Loan Parties, any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case which could reasonably be expected to have a Material Adverse Effect.

(d)                                 (i)                                     None of the Loan Parties has any Canadian Plan.  Furthermore, no Canadian Plan has been terminated or partially terminated by any such Person, nor is it insolvent or in reorganization, nor have any proceedings been instituted to terminate, in whole or in part, or reorganize any Canadian Plan.

(ii)                                  None of the Loan Parties nor any of their Subsidiaries has ceased to participate (in whole or in part) as a participating employer in any Canadian Plan which is a pension plan or has withdrawn from any Canadian Plan which is a pension plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal.

(iii)                               None of the Loan Parties nor any of their Subsidiaries has any unfunded liability on windup or withdrawal liability, including contingent withdrawal or windup liability, to any Canadian Plan or any solvency deficiency in respect of any Canadian Plan.

(iv)                              None of the Loan Parties nor any of their Subsidiaries has any unfunded liability on windup or any liability in respect of any Canadian Plan (including to the FSCO) other than for required insurance premiums or contributions or remittances which have been paid, contributed and remitted when due.

(v)                                 The Loan Parties and their Subsidiaries have made all contributions to any Canadian Plan required by law or the terms thereof to be made by it when due, and it is not in arrears in the payment of any contribution, payment, remittance or assessment or in default in filing any reports, returns, statements, and similar documents in respect of such Canadian Plan required to be made or paid by it pursuant to said Canadian Plan, any law, act, regulation, directive or order or any employment, union, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement.

(vi)                              None of the Loan Parties nor any of their Subsidiaries is liable or, to the best of the Loan Parties’ knowledge, alleged to be liable, to any employee or former employee, director or former director, officer or former officer or other Person resulting from any violation or alleged violation of any Canadian Plan, any fiduciary duty, any law or agreement in relation to any Canadian Plan or has any unfunded pension or like obligations or solvency deficiency (including any past service or experience deficiency funding liabilities), other than accrued obligations not yet due, for which it has made full provision in its books and records.

(vii)                           All vacation pay, bonuses, salaries and wages, to the extent accruing due, are properly reflected in the Loan Parties’ and their Subsidiaries’ books and records in accordance with GAAP.

(viii)                        None of the Loan Parties nor any of their Subsidiaries has made any application for a funding waiver or extension of any amortization period in respect of any Canadian Plan.

(ix)                              There has been no prohibited transaction or violation of any fiduciary responsibilities with respect to any Canadian Plan.

(x)                                 There are no outstanding or pending or threatened investigations, claims, suits or proceedings in respect of any Canadian Plans (including to assert rights or claims to benefits) that could give rise to a Material Adverse Effect.

SECTION 3.11                                 DisclosureThe Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any of its Subsidiaries is subject, and all other matters known to any of them, that, in each case, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (other than projections), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

SECTION 3.12                                 Subsidiaries.  Schedule 3.12 (as the same may be supplemented from time to time pursuant to the provisions of this Agreement) sets forth the name of, and the ownership interest of each Loan Party in each Subsidiary as of the Effective Date and designates those Subsidiaries which are Excluded Subsidiaries.  As of the Effective Date, no other Subsidiaries of Zale own Inventory generally consisting of watches, gemstones, jewelry, and giftware other than the Subsidiaries which are Loan Parties hereunder and under the other Loan Documents. Except as set forth on Schedule 3.12 (as the same may be supplemented from time to time pursuant to the provisions of this Agreement), as of the Effective Date, the Loan Parties are not and each of their respective Subsidiaries is not party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities.

SECTION 3.13                                 Insurance.  Schedule 3.13 sets forth a description of all policies of insurance which covers the Collateral maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

SECTION 3.14                                 Accounts; Credit Cards.

(a)                                 Schedule 2.21(a)(i) lists all DDAs and Concentration Accounts maintained by any of the Loan Parties as of the Effective Date, and such Schedule correctly identifies the name and address of each depository and the last four digits of the account number(s) maintained with such depository.

(b)                                 Schedule 2.21(a)(ii) lists all arrangements to which any Loan Party or any of its Subsidiaries is a party with respect to the payment to any Loan Party of the proceeds of all credit card charges for sales by any Loan Party or any of its Subsidiaries, as of the Effective Date.

SECTION 3.15                                 Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary thereof pending or, to the knowledge of the Loan Parties, threatened that would reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, municipal, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect.  All material payments due from any Loan Party or any Subsidiary thereof, or for which any claim may be made against any such Person, on account of wages and employee health and welfare insurance and other benefits, have been paid or, to the extent required by GAAP, accrued as a liability on the books of such member.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary thereof is bound.

SECTION 3.16                                 Security Documents.  The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute, or, to the extent not previously filed or obtained, will upon the filing of Uniform Commercial Code, PPSA and PRUCC financing statements or equivalent forms and the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code, PPSA and PRUCC, the creation of a fully perfected or first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except as permitted hereunder, the Intercreditor Agreement, or under any other Loan Document or as provided by applicable law and except for Liens on Collateral which the Co-Borrowing Base Agents have determined does not have sufficient value to justify the cost and expense of perfection.

SECTION 3.17                                 Federal Reserve Regulations.  Neither the Loan Parties nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulations U or X.

SECTION 3.18                                 SolvencyBefore and after giving effect to each Loan and the issuance of each Letter of Credit, the Loan Parties and their Subsidiaries on a consolidated basis are, and will be, Solvent.  No transfer of property is being made by any Loan Party or any of its Subsidiaries and no obligation is being incurred by any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any of its Subsidiaries.

SECTION 3.19                                 Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Loan Parties nor any of their respective Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

SECTION 3.20                                 Excluded Subsidiaries.  No wholly-owned Subsidiary which is an Excluded Subsidiary (other than Foreign Subsidiaries) owns or has rights in any credit card receivables, Inventory generally consisting of watches, gemstones, jewelry and giftware or other Eligible Inventory, or the proceeds of any of the foregoing.

ARTICLE IV
CONDITIONS

SECTION 4.1                                        Effective Date.  The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent (or its counsel) shall have received from each Loan Party and the Lenders either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to each Agent, the Co-Borrowing Base Agents and the Lenders on the Effective Date and dated the Effective Date) of (i) Troutman Sanders LLP, U.S. counsel to the Loan Parties, (ii) Stikeman Elliott LLP, Canadian counsel to the Loan Parties and (iii) Goldman Antonetti & Cordova, PSC, Puerto Rican counsel to the Loan Parties, in each case, in form and covering such matters as the Administrative Agent may reasonably request.  The Loan Parties hereby request such counsel to deliver such opinion.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                 After giving effect to any of the Loans to be made on, or immediately subsequent to, the Effective Date and all Letters of Credit to be issued (or deemed issued) at, or immediately subsequent to, the Effective Date, Excess Availability shall be not less than $100,000,000.  The Administrative Agent and each Co-Borrowing Base Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on [June 30], 2012 (but the amount of the Loan Agreement Obligations shall be as of the Effective Date), and executed by a Financial Officer of Zale.

(e)                                  The Administrative Agent shall have received a certificate from a Financial Officer of Zale, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the solvency of Zale and its Subsidiaries on a consolidated basis, as of the Effective Date.

(f)                                   All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Administrative Agent.

(g)                                  Lenders having Tranche A Commitments aggregating $650,000,000 and FILO Commitments aggregating $15,000,000 (or, in each case, such lesser amount as the Administrative Agent and Zale may agree) shall have become Lenders.

(h)                                 Either (a) the Borrowers shall have refinanced the Term Loan with a secured term loan in an amount not less than $80,000,000 and the Agents shall have entered into an intercreditor agreement with such new term lender on terms similar to the Intercreditor Agreement and otherwise reasonably acceptable to the Agents, or (b) Z Investment Holdings, LLC in its capacity as administrative agent under the Term Loan shall have entered into such amendments, ratifications and confirmations of the Intercreditor Agreement, as the Administrative Agent may reasonably require.

(i)                                     The Administrative Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of Zale and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, or income of Zale and its Subsidiaries since the date of the most recent financial information delivered to the Administrative Agent.

(j)                                    The organizational structure of Zale and its Subsidiaries shall be reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall have received and be satisfied with detailed financial projections and business assumptions for Zale and its Subsidiaries (x) a monthly basis for the twelve month period following the Effective Date, and (y) on an annual basis for each fiscal year thereafter through the Maturity Date, including, in each case, a consolidated income statement, balance sheet, statement of cash flows and the Borrowing Base and Incremental Availability analysis.

(k)                                 No event shall have occurred after July 31, 2011 that could reasonably be expected to have a Material Adverse Effect.

(l)                                     The Administrative Agent shall have received results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the Collateral, except for Liens permitted by SECTION 6.2 and Liens which termination statements, discharges, and releases reasonably satisfactory to the Administrative Agent are being tendered concurrently with such extension of credit.

(m)                             The Collateral Agent shall have received all documents and instruments, including Uniform Commercial Code, PPSA and PRUCC financing statements and Blocked Account Agreements or Assignment of Bank Account with respect to the Concentration Accounts required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents (except with respect to the Term Priority Collateral, as to which the Collateral Agent’s Lien shall be a second priority Lien to the extent provided in the Intercreditor Agreement) and all such financing statements shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent.

(n)                                 All fees due at or immediately after the Effective Date, and all reasonable costs and expenses payable hereunder or under the Fee Letters (including the reasonable fees and expenses of appraisers, auditors and counsel), shall have been paid in full.

(o)                                 The consummation of the transactions contemplated hereby shall not (a) violate any applicable law, statute, rule or regulation, or (b) conflict with, or result in a default or event of default under, any material agreement of any Loan Party (and the Administrative Agent and the Lenders shall receive a satisfactory opinion of Loan Parties’ counsel to that effect).

(p)                                 No material changes in governmental regulations or policies affecting the Loan Parties, the Agents, the Arrangers or any Lender involved in this transaction shall have occurred prior to the Effective Date which could, individually or in the aggregate, materially adversely affect the transaction contemplated by this Agreement.

(q)                                 The Administrative Agent shall have received a certificate of Zale stating that the representations and warranties made by the Loan Parties to the Agents and the Lenders in the Loan Documents are true and correct in all material respects as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

(r)                                    There shall be no Default or Event of Default on the Effective Date.

(s)                                   There shall have been delivered to the Administrative Agent such additional instruments and documents as the Administrative Agent or counsel to the Administrative Agent may reasonably require or request.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.2                                        Conditions Precedent to Each Loan and Each Letter of Credit.  In addition to those conditions described in SECTION 4.1, the obligation of the Lenders to make any Loan and of the Issuing Banks to issue, amend, renew, extend or increase each Letter of Credit, is subject to the following conditions precedent:

(a)                                 Notice.  The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II.

(b)                                 Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance, amendment, renewal, extension or increase of a Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that (i) relate solely to an earlier date, or (ii) are qualified by materiality, which shall be true and correct in all respects, and except for changes thereto which are not prohibited by the other terms of this Agreement or the other Loan Documents.

(c)                                  No Default.  On the date of each Borrowing hereunder and the issuance, amendment, renewal, extension or increase of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

(d)                                 Borrowing Base Certificate.  The Administrative Agent shall have received the most recently required Borrowing Base Certificate.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this SECTION 4.2 have been satisfied at that time and that after giving effect to such extension of credit the aggregate of all Credit Extensions shall not exceed the amounts set forth in Section 2.1(a) hereof.  The conditions set forth in this SECTION 4.2 are for the sole benefit of the Administrative Agent, each Issuing Bank and each Lender, but until the Required Lenders otherwise direct the Administrative Agent to cease making Loans and causing the issuance of Letters of Credit, the Lenders will fund their Commitment Percentage of all Loans and participate in all Swingline Loans and Letters of Credit whenever made or issued, which are requested by any Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Section 4.2, are agreed to by the Administrative Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Lender of the provisions of this Section 4.2 on any future occasion or a waiver of any rights or the Lenders as a result of any such failure to comply.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Lender shall have any outstanding Commitments hereunder, any Letter of Credit is outstanding, or any Loan or any other Loan Agreement Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not then been asserted), each Loan Party covenants and agrees with the Agents, the Issuing Banks, the Lenders and the other Secured Parties that:

SECTION 5.1                                        Financial Statements and Other Information.  The Loan Parties will, and will cause their Subsidiaries to, furnish to the Administrative Agent (and, in the case of SECTION 5.1(f), (g), (h) and (i), the Co-Borrowing Base Agents):

(a)                                 as soon as practicable, but in any event not later than ninety-five (95) days after the end of each fiscal year of Zale, (i) the consolidated balance sheet of Zale and its Subsidiaries as at the end of such year, and the related consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited and reported on by Ernst & Young LLP or by another independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Zale and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, and (ii) the annual 10-K reports of Zale filed with the Securities and Exchange Commission;

(b)                                 as soon as practicable, but in any event not later than fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of Zale, (i) copies of the unaudited consolidated balance sheet of Zale and its Subsidiaries as at the end of such quarter, and the related consolidated statement of operations for such quarter and for the portion of Zale’s fiscal year then elapsed, and the related consolidated statement of cash flow for the portion of Zale’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments and except for the absence of notes), and (ii) the quarterly 10-Q reports of Zale filed with the Securities and Exchange Commission;

(c)                                  as soon as practicable, but in any event not later than thirty (30) days after the end of each month (which is not a fiscal quarter end), copies of the unaudited consolidated balance sheet of Zale and its Subsidiaries as at the end of such month, and the related consolidated statement of operations for such month and for the Reference Period then ended, and the related consolidated statement of cash flow for the Reference Period then ended, all in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments and except for the absence of notes);

(d)                                 (i) concurrently with any delivery of financial statements under clause (a), (b) or (c) above a Compliance Certificate of a Financial Officer of Zale (A) certifying as to whether a Default or Event of Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) stating whether any change in GAAP or in the application thereof has occurred since the date of Zale’s audited financial statements referred to in SECTION 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (C) setting forth in reasonable detail the computation of the Fixed Charge Coverage Ratio (even if compliance with Section 6.8 is not then required), based upon the most recent monthly financial statements delivered in accordance with clause (c) above.

(e)                                  on the last day of each fiscal year of Zale, (i) a detailed consolidated budget by quarter for the immediately following fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and (ii) a monthly detail of projected Inventory levels and Credit Extensions and the projected Borrowing Base and Excess Availability for such fiscal year; and, promptly when available, any significant revisions to the budget and the projections; provided that, the Borrowers shall, by no later than February 28th of each calendar year, reforecast and update the projections delivered pursuant to the foregoing clauses (i) and (ii) for the remaining period of each such fiscal year;

(f)                                   except as provided below, within fifteen (15) days after the end of each month, a certificate in the form of Exhibit D (a “Borrowing Base Certificate”) showing the Borrowing Base (including a detailed calculation of the Term Reserve) and Incremental Availability as of the close of business on the last day of the immediately preceding month, together with appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent, each such Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of Zale, provided, however, if, (i) Excess Availability is less than $75,000,000 for three (3) consecutive Business Days, or (ii) Excess Availability is less than $65,000,000 at any time, or (iii) an Event of Default exists, such Borrowing Base Certificate (showing the Borrowing Base and Incremental Availability as of the close of business on the last day of the immediately preceding week) shall be furnished weekly on Wednesday of each week; and (iii) if the Borrowers notify the Administrative Agent in writing that the Borrowers have elected, during any period of any year other than the periods set forth in clauses (i), (ii) and (iii) above, to furnish Borrowing Base Certificates on a weekly basis, such Borrowing Base Certificate (showing the Borrowing Base and Incremental Availability as of the close of business on the last day of the immediately preceding week) shall be furnished weekly on Wednesday of each week from the date of such notice and continuing during the entire sixty (60) day period thereafter;

(g)                                  Reserved;

(h)                                 within seven (7) Business Days after the end of the month of December of each calendar year, a modified Borrowing Base Certificate evidencing a roll-forward of Inventory from the preceding month’s end;

(i)                                     weekly, on Wednesday of each week, a rolling 13 week cash flow, reflecting actual results from the prior week period compared to the immediately preceding rolling 13 week cash flow delivered to the Administrative Agent and to the budget delivered to the Administrative Agent pursuant to Section 5.1(e) hereof, and projected results for the subsequent 13 week period, together with management’s discussion of any variances from the prior cash flow or the budget, provided that such weekly cash flow report shall not be required as long as (i) no Default or Event of Default exists and (ii) Excess Availability is greater than (A) $75,000,000, or (B) if and so long as the Fixed Charge Coverage Ratio for the most recent Reference Period is greater than 1.10:1.00; $60,000,000;

(j)                                    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Zale or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(k)                                 promptly upon receipt thereof, copies of all reports submitted to Zale or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Zale and its Subsidiaries made by such accountants, including any management letter commenting on the Borrowers’ and their Subsidiaries’ internal controls submitted by such accountants to management in connection with their annual audit;

(l)                                     the financial and collateral reports described on Schedule 5.1(l), at the times set forth in such Schedule;

(m)                             prior written notice of any intended acquisition permitted under Section 6.4(n) and if the total consideration for the subject acquisition is greater than or equal to $10,000,000, when available, copies of the acquisition documents, a summary of any due diligence undertaken by the Loan Parties in connection with such acquisition, appropriate financial statements of the Person which is the subject of such acquisition, pro forma projected financial statements for the twelve (12) month period following such acquisition after giving effect to such acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a consolidated basis with all Loan Parties), and such other information as the Administrative Agent may reasonably require with respect to such acquisition; and

(n)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Any document required to be furnished pursuant to this Section 5.1 shall be deemed to have been furnished if such document shall have timely been made available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, or its successor (in each case, provided that each Lender and each Agent has access thereto) and shall be deemed to have been delivered on the date when so made available; provided that, the Borrowers shall deliver paper or electronic copies of such documents to the Administrative Agent if the Administrative Agent or a Lender so requests.

SECTION 5.2                                        Notices of Material Events.  The Loan Parties will, and will cause their Subsidiaries to, furnish to the Administrative Agent, the Issuing Banks, the Collateral Agent, the Co-Borrowing Base Agents and each Lender written notice of the following promptly following a Responsible Officer’s obtaining knowledge thereof:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any development that alone or together with any other developments results in, or could reasonably be expected to result in, a Material Adverse Effect;

(c)                                  the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(d)                                 any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, which affects or changes the calculation of the Borrowing Base; and

(e)                                  the filing of any Lien for unpaid Taxes against any Loan Party in excess of $25,000,000;

(f)                                   any breach or non-performance of, any default under, or termination of, a contract or agreement evidencing Material Indebtedness of any Loan Party or any Subsidiary thereof (including, but not limited to, notice of any “Default” or “Event of Default” under (and as defined in) the Term Loan Agreement); and

(g)                                  (i) notice of any amendment, supplement, modification, waiver or consent to the Term Loan Agreements or other documents and agreements relating to the Term Loan, and (ii) any notice or other writing that relates to the Term Loan Agreement, in each case, received from or delivered to any party to the Term Loan Agreement and copies thereof.

The Borrowers will also furnish to the Administrative Agent, the Issuing Banks, the Collateral Agent, the Co-Borrowing Base Agents and each Lender written notice of any change in a Loan Party’s Responsible Officers or Financial Officers at or prior to the time that any Borrowing Base Certificate, financial statement or other report to be certified by such Person is delivered (or is required to be delivered) to the Administrative Agent.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of Zale setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.3                                        Information Regarding Collateral.  The Loan Parties will, and will cause their Subsidiaries to, furnish to the Administrative Agent (a) prompt written notice of any change in (i) any Loan Party’s trade name used to identify it in the conduct of its business or in the ownership of its properties or (ii) any office in which it maintains books or records relating to Collateral owned by it and having a value in excess of $10,000,000 or any office or facility at which Collateral owned by it and having a value in excess of $10,000,000 is located (including the establishment of any such new office or facility); and (b) prior written notice of any change in (i) any Loan Party’s corporate name or the location of any Loan Party’s chief executive office or its principal place of business, (ii) any Loan Party’s identity or corporate structure or (iii) any Loan Party’s jurisdiction of incorporation, Federal Taxpayer Identification Number or state organizational number or similar taxation or organizational number; provided, however, that if any of the occurrences referred to in clauses (a) and (b) shall occur with respect to any Canadian Loan Party or any of its assets, the Loan Parties shall furnish the Administrative Agent with thirty (30) days’ prior written notice thereof; provided further that any notices regarding the consummation of any portion of the Canadian Restructuring shall be furnished promptly following the consummation thereof.  The Loan Parties also agree, and agree to cause their Subsidiaries to, promptly to notify the Administrative Agent and the Co-Borrowing Base Agents if any material portion of the Collateral is damaged, destroyed, or lost, stolen or otherwise unaccounted for.

SECTION 5.4                                        Existence; Conduct of Business.

Except as otherwise permitted by this Agreement (including pursuant to Section 6.4), each Loan Party will do or cause to be done, and will cause each of its Subsidiaries to do or cause to be done, all things necessary to comply with its respective charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and by-laws and/or other instruments which deal with corporate governance, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names the loss of which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.5                                        Payment of Obligations.

Each Loan Party will, and will cause each of its Subsidiaries to, pay its Material Indebtedness, obligations in connection with Hedging Agreements and Cash Management Services, and Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation, (d) no Lien in excess of $25,000,000 (other than a Lien permitted by SECTION 6.2) secures such obligation and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided that any payment made by a Loan Party in good faith with respect to any of its Tax liabilities which is subsequently determined by a Governmental Authority to be less than the payment deemed to be owed by such Governmental Authority shall not constitute a breach of this SECTION 5.5, provided such Governmental Authority has not levied any Lien (other than a Permitted Encumbrance) to secure such obligation.

SECTION 5.6                                        Maintenance of Properties.

Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of asset dispositions permitted hereunder.

SECTION 5.7                                        Insurance.

(a)                                 Each Loan Party will, and will cause each of its Subsidiaries to, maintain the following insurance under this Agreement (or, to the extent consistent with prudent business practice, a program of self insurance): (i) worker’s compensation and employer’s liability insurance affording (A) protection under the workers’ compensation laws of the state(s) or province(s) in which the service is to be provided and (B) employers’ liability protection subject to a limit of not less than $500,000; (ii) comprehensive automobile liability insurance providing limits of not less than $1,000,000 each occurrence for bodily injury and property damage combined; (iii) commercial general liability insurance providing not less than $1,000,000 each occurrence for bodily injury and property damage combined; and (iv) umbrella liability insurance in amounts not less than $3 million in excess of primary liability coverage.  All such insurance policies required to be maintained under this Agreement shall be procured from insurance companies rated at least A-VIII or better by the then current edition of Best’s Insurance Reports published by A.M. Best Co.  The Loan Parties shall provide Administrative Agent with certificates of insurance evidencing the required coverage concurrently with the execution of this Agreement and upon each renewal of such policies thereafter, and, in addition to the notices required under Section 5.7(b), the Loan Parties shall furnish prompt written notice of any material change or cancellation of such policies.  Each of the Loan Parties will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to the Collateral and its other properties against such casualties as shall be consistent with past practices and in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

(b)                                 The Loan Parties shall maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Administrative Agent furnish the Administrative Agent certificates evidencing renewal of each such policy.

(c)                                  Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a provision to the effect that none of the Loan Parties, the

Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (ii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Lenders. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent. The Loan Parties shall deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(d)                                 Each insurance policy shall include an endorsement (in form and substance reasonably satisfactory to the Administrative Agent) naming the Administrative Agent as “loss payee”, “mortgagee” or “additional insured” as the Administrative Agent may reasonably request and providing that the insurer shall pay all proceeds otherwise payable to the Loan Party under the policies directly to the Administrative Agent, subject to the terms of the Intercreditor Agreement.

SECTION 5.8                                        Casualty and Condemnation.

Each Loan Party will, and will cause each of its Subsidiaries to, furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral having a value in excess of $10,000,000 or the commencement of any action or proceeding for the taking of any material portion of the Collateral having a value in excess of $10,000,000 under power of eminent domain or by condemnation, expropriation, or similar proceeding.

SECTION 5.9                                        Books and Records; Inspection and Audit Rights; Appraisals; Consultants for the Agents and Lenders

(a)                                 Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)                                 Each Loan Party will from time to time upon such Loan Party’s election or the reasonable request of the Administrative Agent, any Co-Borrowing Base Agent (after consultation with the Administrative Agent) or the Required Lenders through the Administrative Agent, permit any Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained (in all events) by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Loan Parties’ practices in the computation of the Borrowing Base and Incremental Availability and (ii) the assets included in the Borrowing Base and Incremental Availability and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals; provided, however, so long as there exists no Event of Default, the Loan Parties shall not be required to pay for more than two (2) Inventory appraisals and two (2) commercial finance examinations during any period of twelve (12) consecutive fiscal months; provided that if Excess Availability is less than (i) $75,000,000 for any three (3) consecutive Business Days, or (ii) $65,000,000 at any time, the Loan Parties shall be required to pay for three (3) Inventory appraisals and three (3) commercial finance examinations during any period of twelve (12) consecutive fiscal months; provided further that, in all events, any appraisal, commercial finance examination and other evaluation conducted upon the election of any Loan Party, shall be at the sole cost and expense of the Loan Parties and shall not count towards the number of Inventory appraisals and commercial finance examinations for which the Loan Parties are required to pay as set forth above.  In addition to the foregoing, the Administrative Agent, acting on its own behalf or at the direction of any Co-Borrowing Base Agent (after consultation with the Administrative Agent), (A) may, at any time, undertake additional Inventory appraisals and commercial finance examinations at the sole expense of the Lenders, and (B) after the occurrence and during the continuance of any Default or Event of Default, may cause such additional Inventory appraisals and commercial finance examinations to be taken as the Administrative Agent or any Co-Borrowing Base Agent (after consultation with the Administrative Agent) determines, all at the expense of the Loan Parties.

SECTION 5.10                                 Compliance with Laws.

Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11                                 Employee Benefit Plans.  The Loan Parties will, and will cause each of its Subsidiaries to, (a) promptly upon any request of the Administrative Agent therefor, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Pension Plan, (b) within ten (10) days of receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent to, or received from, any Governmental Authority in respect of a Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or sent to, or received from, any plan administrator in respect of a Multiemployer Plan under Sections 4041A, 4202, 4219, 4242 or 4245 of ERISA.

SECTION 5.12                                 Use of Proceeds and Letters of Credit.  The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (a) to finance the acquisition of working capital assets of the Borrowers and their respective Subsidiaries, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers and their respective Subsidiaries, and (d) for general corporate purposes, all to the extent permitted herein. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of the Regulations of the Board, including Regulations U and X.

SECTION 5.13                                 New Subsidiaries.

The Loan Parties shall each cause any Subsidiary of the Loan Parties (other than an Excluded Subsidiary) to immediately become a Loan Party hereunder by the execution and delivery of a Facility Guarantee and all other Facility Guarantor Collateral Documents and a joinder agreement to this Agreement (in the case of a Subsidiary which shall be a Borrower hereunder (as determined by the Agents)) and, in each case, a joinder to the other Loan Documents, as applicable, with the other parties hereto and thereto, in form and substance satisfactory to the Administrative Agent.

SECTION 5.14                                 Further Assurances.

Each Loan Party will execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or which any Agent, any Co-Borrowing Base Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.15                                 Physical Inventories.

(i)                                     The Loan Parties shall cause physical inventories to be undertaken, at the expense of the Loan Parties, as required by GAAP (but in no event less than one each Fiscal Year). The Loan Parties, promptly following the completion of each such physical inventory, shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable and shall deliver an updated Borrowing Base Certificate to the Administrative Agent if and to the extent that the results of any such physical inventory materially reduce the amounts reported under the most recent Borrowing Base Certificate.

(ii)                                  The Loan Parties shall permit the Agents and any Co-Borrowing Base Agent, in their discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agents or Co-Borrowing Base Agents may determine (each, at the expense of the Loan Parties).

SECTION 5.16                                 Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder and except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect, the Loan Parties shall, and shall cause their Subsidiaries to, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party (except for bona fide disputes with lessors) and keep such Leases in full force and effect, except upon the expiry of the term thereof or for negotiated terminations in the ordinary course of business, and (b) notify the Administrative Agent of any notices of default received by any Loan Party with respect to any such Leases.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Lender shall have any outstanding Commitments hereunder, any Letter of Credit is outstanding or any Loan or any other Loan Agreement Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not then been asserted), each Loan Party covenants and agrees with the Agents, the Lenders and the other Secured Parties that:

SECTION 6.1                                        Indebtedness and Other Obligations.  The Loan Parties will not create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created under the Loan Documents;

(b)                                 Indebtedness set forth in Schedule 6.1 and any Permitted Refinancing thereof;

(c)                                  Indebtedness of any Loan Party to any other Loan Party, and any guarantee by a Loan Party of Indebtedness of another Loan Party, in each case to the extent otherwise permitted hereunder, provided that the parties thereto are party to the Intercompany Subordination Agreement;

(d)                                 Indebtedness of any of the Borrowers to any Excluded Subsidiary in an aggregate amount of all such Indebtedness for all Excluded Subsidiaries not to exceed $25,000,000;

(e)                                  So long as the Intercreditor Agreement is in effect, Indebtedness on account of the Term Loan (including the accrual of interest and the accretion or amortization of original issue discount (as applicable) on such Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred on the Term Loan) and any Permitted Refinancing thereof;

(f)                                   Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing thereof, provided, that the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $75,000,000 at any time outstanding;

(g)                                  Indebtedness consisting of Capital Lease Obligations and guaranties thereof by the Loan Parties, or any of them;

(h)                                 Indebtedness incurred to purchase or refinance any Real Estate owned or being acquired by any Loan Party;

(i)                                     Indebtedness in respect of performance bonds, bid bonds, customs and appeal bonds, surety bonds, performance and completion guarantees and similar obligations related thereto, or, to the extent incurred in connection with purchases from suppliers, Indebtedness in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(j)                                    Indebtedness in respect of cash management services, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case in connection with deposit accounts and incurred in the ordinary course or business;

(k)                                 Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;

(l)                                     Indebtedness of any Excluded Subsidiary and any Guarantees thereof, provided that such Indebtedness shall not be Guaranteed by or otherwise be recourse to any Loan Party, except as permitted by SECTION 6.2(q);

(m)                             Indebtedness in the form of any earnout or other similar contingent payment obligation which is not overdue and incurred in connection with an acquisition permitted hereunder;

(n)                                 Indebtedness incurred to pay premiums for insurance policies maintained by the Loan Parties or any of their Subsidiaries in the ordinary course of business not exceeding in aggregate the amount of such unpaid premiums; and

(o)                                 other unsecured Indebtedness in an aggregate principal amount not exceeding $150,000,000 at any time outstanding, provided, that the terms of such Indebtedness do not contain any covenants or events of default which may be interpreted to be or are deemed to be in, the reasonable discretion of the Administrative Agent, more restrictive than the covenants and Events of Default contained in this Agreement.

Notwithstanding anything to the contrary in this Agreement, the Loan Parties shall cause the ZC Partnership not to incur any Indebtedness or any other material obligations.

SECTION 6.2                                        Liens. The Loan Parties will not, and will cause their Subsidiaries not to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Liens created under the Loan Documents;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any property or asset of any Loan Party set forth in Schedule 6.2, and any extensions or renewals thereof; provided, that (i) such Lien shall not apply to any other property or asset of any Loan Party other than after-acquired property affixed or incorporated thereto and the proceeds or products thereof, and (ii) such Lien shall secure only those obligations (including commitments in respect thereof) that it secures as of the Effective Date, and any Permitted Refinancing thereof;

(d)                                 Liens on fixed or capital assets acquired, constructed or improved by any Loan Party, provided, that (i) such Liens secure Indebtedness permitted by clause (f) of SECTION 6.1, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Loan Parties;

(e)                                  Liens to secure Indebtedness permitted by clauses (g) or (h) of SECTION 6.1 securing Capital Lease Obligations provided, that such Liens shall not apply to any property or assets of the Loan Parties other than the assets so purchased or refinanced or leased or which is the subject of a sale-leaseback transaction;

(f)                                   Liens on Inventory and proceeds thereof (up to the Cost to such Loan Party of such Inventory) held on consignment from trade vendors securing obligations to return or pay the purchase price of such Inventory;

(g)                                  Voluntary options in favor of any of the Loan Parties and their respective Subsidiaries to purchase real property subject to operating leases;

(h)                                 Liens (if any) in favor of any credit card processor on any credit card receivables and on any returned goods which gave rise to such credit card receivable (i) in the nature of chargebacks or reserves for claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances, and (ii) to the extent that the underlying Account owed by the holder of the credit card is deemed owned by the Loan Parties and not owned by such credit card processor, to secure the interest of such credit card processor in such underlying Account, in each case, to the extent arising under or in connection with the Loan Parties’ private label credit card facility, as amended or restated from time to time, and any replacement facilities thereof and any proceeds of the foregoing;

(i)                                     Sales, assignments or transfers of assets to the extent permitted by SECTION 6.5 hereof;

(j)                                    Liens securing the Term Loan and any Permitted Refinancings thereof permitted under the Intercreditor Agreeent, if and for so long as the Intercreditor Agreement is in effect;

(k)                                 Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(l)                                     Liens (if any) arising from precautionary UCC, PPSA or PRUCC filings regarding “true” operating leases or consignment of goods to a Loan Party; and

(m)                             Liens on property in existence at the time such property is acquired by a Loan Party or on property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired by a Loan Party; provided that such Liens are not incurred in connection with, or in anticipation of, such acquisitions and do not attach to any other assets of any Loan Party;

(n)                                 leases or subleases granted to others not interfering in any material respect with the business of a Loan Party or any Subsidiary of a Loan Party and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Security Documents;

(o)                                 Liens arising from the granting of a lease or license to enter into or use any asset of a Loan Party or any Subsidiary of a Loan Party to any Person in the ordinary course of business of a Loan Party or any Subsidiary of a Loan Party that does not interfere in any material respect with the use or application by (i) a Loan Party or any Subsidiary of a Loan Party of the asset subject to such license in the business of a Loan Party or such Subsidiary, or (ii) the Agents’ rights in connection with realization of the Collateral;

(p)                                 Liens attaching solely to cash earnest money deposits made by a Loan Party or any Subsidiary of a Loan Party in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;

(q)                                 Liens on the assets or stock of Excluded Subsidiaries securing Indebtedness or obligations of such Excluded Subsidiary otherwise permitted hereunder, so long as such Indebtedness is without recourse to a Loan Party except to the extent of such Loan Party’s Stock in such Excluded Subsidiary;

(r)                                    Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than ninety (90) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(s)                                   Liens that are contractual rights of set-off under agreements entered into with customers of any Loan Party or any of its Subsidiaries in the ordinary course of business;

(t)                                    Liens on insurance policies and proceeds thereof incurred in the ordinary course of business to secure premiums thereunder; and

(u)                                 Other Liens on assets of the Loan Parties (other than Inventory or accounts receivable) to the extent not otherwise included in paragraphs (a) through (m) of this Section securing Indebtedness and other liabilities in an aggregate amount not to exceed $10,000,000 at any time outstanding.

Notwithstanding anything to the contrary in this Agreement, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien securing Indebtedness (other than under the Loan Documents and the Term Loan) on any Stock of (i) any Zale Insurance Subsidiary or (ii) the ZC Partnership.

SECTION 6.3                                        Fundamental Changes

The Loan Parties will not, and will cause their Subsidiaries not to, merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into or amalgamate with, or liquidate or dissolve into, a Loan Party in a transaction in which such Loan Party is the surviving entity, (ii) any Loan Party may merge or amalgamate with, or liquidate or dissolve into, any other Person as long as the surviving corporation is, or simultaneously therewith becomes, a Loan Party, (iii) any Subsidiary that is not a Loan Party may merge into or amalgamate with, or liquidate or dissolve into, any other Subsidiary that is not a Loan Party, provided, that any such merger or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by SECTION 6.4, and (iv) the Borrowers and their Subsidiaries may consummate the Canadian Restructuring and the Insurance Restructuring.

SECTION 6.4                                        Investments, Loans, Advances, Guarantees and Acquisitions.  The Loan Parties will not, and will cause their Subsidiaries not to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except for:

(a)                                 Permitted Investments;

(b)                                 investments existing on the Effective Date, and set forth on Schedule 6.4, and any modification, renewal or extension thereof; provided that the amount of any investment permitted pursuant to this clause is not increased from the amount of such investment on the Effective Date except pursuant to the terms of such investment as of the Effective Date, as a result of undistributed earnings of the Person in whom such investment is made, or as otherwise permitted by this Section 6.4;

(c)                                  loans, advances, and investments by any Loan Party to or in, and guaranties by any Loan Party of the obligations of, any other Loan Party or purchases by a Loan Party of Stock of another Loan Party (other than Zale) or of assets constituting a business unit from another Borrower, provided that any Loan Party or other Subsidiary of the Borrower (except the ZC Partnership) making a loan or advance to another Loan Party is subject to the Intercompany Subordination Agreement;

(d)                                 loans, advances, or other investments by any of the Loan Parties to or in, and guaranties by any Loan Party of the obligations of, any of its respective Subsidiaries or purchases by a Loan Party of stock of any Subsidiary or of assets constituting a business unit of a Subsidiary, all in an amount not to exceed $20,000,000 in the aggregate for all such loans, advances, guaranties, stock or asset purchases or other investments made since the Effective Date;

(e)                                  accounts receivable created or acquired, and deposits, prepayments and other credits to suppliers made, in the ordinary course of business;

(f)                                   investments consisting of transfers of Stock in a Excluded Subsidiary to any other Excluded Subsidiary, together with any note or other securities issued by such other Excluded Subsidiary in consideration of such transfer;

(g)                                  investments in registered investment companies which invest solely in investments otherwise permitted by this SECTION 6.4;

(h)                                 investments consisting of non-cash consideration received as proceeds of asset dispositions permitted by SECTION 6.5;

(i)                                     Reserved;

(j)                                    investments in Zale Stock, whether or not permitted under SECTION 6.6 in connection with the satisfaction of the Borrowers’ or a Subsidiary’s obligations under a 401(k) plan or an employee Stock ownership plan and/or the Zale Omnibus Stock Incentive Plan or similar employee benefit plans maintained by the Borrowers and their respective Subsidiaries, or any of them;

(k)                                 investments consisting of Indebtedness permitted by Section 6.1;

(l)                                     investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)                             loans or advances to employees, officers or directors for the purpose of travel, entertainment or relocation in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;

(n)                                 acquisitions of assets or Stock (other than the Stock of any of the Loan Parties) so long as (i) such assets or Stock acquired are related to the business of one of the Loan Parties or their Subsidiaries, (ii) the Payment Conditions are satisfied at the time of and after giving effect to such acquisition, (iii) with respect to any such acquisitions of Stock, if the entity so acquired is not an Excluded Subsidiary, simultaneously with the occurrence of such acquisition, the entity so acquired shall if it owns Inventory (A) be merged, amalgamated or consolidated with and into one of the Loan Parties, (B) transfer all of its assets (other than those required to satisfy liabilities) to the Loan Parties, or (C) become a Loan Party under this Agreement and the other Loan Documents in accordance with Section 5.13 hereof, and (iv) such acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition shall violate applicable law;

(o)                                 acquisitions of Zale Stock permitted by Section 6.4(j) or repurchases of Zale Stock otherwise permitted by SECTION 6.6;

(p)                                 Guarantees of obligations of a Subsidiary other than any Canadian Loan Party in an amount not to exceed $10,000,000 in the aggregate for all such Guarantees at any time outstanding;

(q)                                 Guarantees of the foreign currency and hedging obligations of Zale Canada to meet the operating needs of the business consistent with past practices;

(r)                                    Guarantees and warranties of Inventory sold to customers in the ordinary course of business consistent with past practices;

(s)                                   Guarantees by any Loan Party of obligations of one or more Excluded Subsidiaries under repair, warranty or diamond bond contracts in connection with such Loan Party’s and its Subsidiaries’ ordinary course jewelry warranty programs;

(t)                                    investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consisting of and loans and advances by a Loan Party to consignment vendors, secured by a Lien on the inventory which has been, or will be, consigned to a Loan Party, in a principal amount not to exceed the value of such consigned inventory, and which are repayable out of the proceeds of the sale of such consigned inventory or upon the return of such consigned inventory to the consignment vendor;

(u)                                 investments consisting of Hedging Agreements permitted under Section 6.9;

(v)                                 investments in any Person existing at the time such Person becomes a Subsidiary of any Loan Party pursuant to an investment otherwise permitted under this Section 6.4, so long as such investments were not made in contemplation of such Person becoming a Subsidiary;

(w)                               Guarantees of leases that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(x)                                 Other investments in an aggregate amount not to exceed $5,000,000; and

(y)                                 Other investments, if, at the time of such investment and after giving effect thereto, the RP Conditions are satisfied.

Notwithstanding anything in this Agreement to the contrary, (a) exclusive of Indebtedness of Zale Canada Co. to ZC Partnership permitted hereunder and contractual liability insurance policies incurred in the ordinary course of business, the aggregate outstanding amount of any and all transactions between any or all of the Loan Parties, on the one hand, and any or all of the Excluded Subsidiaries, on the other hand, that are covered by any of the clauses (a) through (x) of this SECTION 6.4 shall not exceed $25,000,000 at any one time, (b) in no event may proceeds of the ABL Priority Collateral be invested in Permitted Investments or otherwise deposited in securities accounts, in each case other than those Permitted Investments and deposits maintained in the Term Securities Accounts, and (c) the Loan Parties shall cause the ZC Partnership not to make any Investments in any other Person, other than Investments in Zale Canada Co. consistent with past practice and otherwise permitted hereunder.

SECTION 6.5                                        Asset Sales.  (a) The Loan Parties will not, and will cause their Subsidiaries not to, sell, transfer, lease or otherwise dispose of any asset, including any Stock, nor will the Loan Parties issue or permit any of their Subsidiaries to issue any additional shares of its Stock in such Loan Party, except:

(i)                                     (A) sales of Inventory in the ordinary course of business (other than in connection with the closure of Stores), or (B) used or surplus equipment, or (C) Permitted Investments and investments permitted pursuant to Sections 6.4(g), (h), (i), and (j), in each case in the ordinary course of business;

(ii)                                  sales, transfers and dispositions among the Loan Parties and their respective Subsidiaries (excluding, however, any sales, transfers and dispositions of Inventory or proceeds thereof, from any Loan Party except to another Loan Party), provided, that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.4 or SECTION 6.7 and otherwise in compliance with this Agreement and the other Loan Documents;

(iii)                               transfers in connection with the Insurance Restructuring;

(iv)                              Reserved;

(v)                                 issuances of shares of Stock of any Loan Party to any other Loan Party or the issuance by Zale of shares of its Stock;

(vi)                              the natural expiration of intellectual property licenses in accordance with the terms thereof;

(vii)                           transfers of assets permitted as investments under Section 6.4;

(viii)                        Permitted Asset Sales provided that no Event of Default or Cash Control Event has occurred and is continuing or would occur as a result thereof; and

(ix)                              bulk sales or other dispositions of the Loan Parties’ Inventory and Store fixtures not in the ordinary course of business in connection with Store closures, at arm’s length; provided that such Store closures and related Inventory dispositions shall not exceed, in any fiscal year of the Borrowers, ten percent (10%) of the number of the Loan Parties’ Stores as of the beginning of such fiscal year (net of new Store openings;; provided further that unless the Co-Borrowing Base Agents otherwise agree, all sales of Inventory in connection with any Store closings (in a single or series of related transactions) of five percent (5%) or more of the number of the Loan Parties’ Stores then in existence shall be conducted at Store locations pursuant to a going out of business, liquidation or similar sale, in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent;

(x)                                 leases, subleases, or space leases, in each case in the ordinary course of business and which do not materially interfere with the business of any Loan Party; and

(xi)                              following the acquisition of a Person or business permitted by Section 6.4(n) hereof, the sale or other disposition (other than any sale or other disposition of the type described in Section 6.5(a)(ix)) above of (A) assets of such Person or business which are deemed by the Loan Parties to be surplus or unnecessary or (B) the assets of the Loan Party which overlap with the assets of such Person or business or which such Loan Party deems to have become surplus or unnecessary as a result of such acquisition; provided that the fair market value of such assets shall not exceed $10,000,000 in the aggregate in any fiscal year;

provided, that all sales, transfers, leases and other dispositions permitted hereby shall be made at arm’s length and for fair value (other than sales, transfers and other dispositions permitted under clause (ii));

and further provided, that the authority granted hereunder may be terminated in whole or in part by the Administrative Agent upon the occurrence and during the continuance of any Event of Default.

(b)                                 The Loan Parties will not, and will cause their Subsidiaries not to, sell, transfer, lease or otherwise dispose of receipts from credit card processors of the Loan Parties.

SECTION 6.6                                        Restricted Payments; Certain Payments of Indebtedness

(a)                                 The Loan Parties will not, and will cause their Subsidiaries not to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that

(i)                                     the Loan Parties may make Restricted Payments so long as the RP Conditions are satisfied at the time of the making of and after giving effect to such Restricted Payment;

(ii)                                  Any Loan Party may make a Restricted Payment to any other Loan Party;

(iii)                               Any Excluded Subsidiary may make a Restricted Payment to another Excluded Subsidiary or to a Loan Party;

(iv)                              Any Subsidiary may make Restricted Payments ratably to the holders of the Stock of such Subsidiary;

(v)                                 Zale may make repurchases of Stock in Zale deemed to occur upon exercise of stock options or warrants if such Stock represents a portion of the exercise price of such options or warrants, in each case, to the extent not made in cash; and

(vi)                              to the extent constituting a Restricted Payment, the issuance of shares of common Stock of Zale pursuant to the Warrant Agreement.

(b)                                 The Loan Parties will not at any time, make or agree to pay or make, directly or indirectly any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than intercompany Indebtedness owed to any Loan Party and payments made in connection with the Canadian Restructuring), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except (i) payment of regularly scheduled payments or mandatory prepayments of principal, interest and premium, if any, arising solely with respect to such payment in respect of any Indebtedness permitted under Section 6.1 hereof, (ii) if the Payment Conditions are satisfied at the time of the making of and after giving effect to such payment, provided that no such payment shall reduce the principal balance of the Term Loan to an amount less than $80,000,000 prior to January 15, 2013; and (iii) Permitted Refinancings of Indebtedness permitted under Section 6.1.

Notwithstanding anything to the contrary in this Agreement, the Loan Parties shall cause the ZC Partnership to not make any Restricted Payment to any other Person, other than Restricted Payments to any Loan Party consistent with past practice and other than pursuant to the Canadian Restructuring.

SECTION 6.7                                        Transactions with AffiliatesExcept as set forth on Schedule 6.7 hereto, the Loan Parties will not, and will cause their Subsidiaries not to, at any time sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their respective Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Loan

Parties than could be obtained on an arm’s length basis from unrelated third parties, (b) transactions among the Loan Parties, (c) transactions among Excluded Subsidiaries, (d) transactions permitted under Section 6.4 hereof with any Excluded Subsidiary or with Person that is an Affiliate (but not a Subsidiary) by reason of the ownership by Zale or any of its Subsidiaries of Stock of such Person, (e) customary fees paid, and reimbursement of reasonable expenses, to members of the board of directors of Zale or any of its Subsidiaries, and (f) customary compensation (including salaries and bonuses) paid, and reimbursement of reasonable expenses, to officers and employees of Zale or any Subsidiary of Zale.

SECTION 6.8                                        Financial Covenants.

During the continuance of a Covenant Compliance Event, the Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated for any Reference Period as of the last day of each fiscal month commencing with the fiscal month immediately prior to the date that the Covenant Compliance Event occurs, to be less than 1.00:1.00.

SECTION 6.9                                        Hedging AgreementThe Loan Parties shall not, and shall cause their Subsidiaries not to, enter into any Hedging Agreement except for Hedging Agreements used solely as a risk management strategy and/or hedge against changes resulting from market operations in accordance with policies approved by the Board of Directors of Zale or Zale Delaware.

SECTION 6.10                                 Reserved

SECTION 6.11                                 Canadian Plans.  None of the Loan Parties nor any of their Subsidiaries will permit any of the following:

(a)                                 become party to, or liable under, any Canadian Plan which provides benefits on a defined benefit basis, and the existence of any unfunded, solvency, or deficiency on windup liability or any accumulated funding deficiency (whether or not waived), or of any amount of unfunded benefit liabilities in respect of any Canadian Plan;

(b)                                 failure to pay any amounts required to be paid by it or them when due;

(c)                                  the existence of any liability upon it or them or Lien on any of its or their property in respect of any Canadian Plan;

(d)                                 failure to make all required contributions to any Canadian Plan when due; and

(e)                                  engaging in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Canadian Plan that could reasonably be expected to result in liability.

SECTION 6.12                                 Burdensome AgreementsNone of the Loan Parties or any of their Subsidiaries shall enter into or permit to exist any contractual obligation (other than this Agreement, any other Loan Document or under the Term Loan) that (a) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations, or (b) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that this clause (iv) shall not prohibit (A) encumbrances or restrictions under this Agreement and the other Loan Documents; (B) encumbrances or restrictions under the Term Loan Agreement or any Permitted Refinancing in respect thereof, in each case, so long as the encumbrances and restrictions thereunder are no more onerous, when taken as a whole, to any Loan Party or Subsidiary than those contained in the Term Loan Agreement as in effect on the Effective Date);  (C) customary encumbrances or restrictions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which restrictions relate solely to the activities of such joint venture or are otherwise applicable only to the assets that are the subject to such agreement; (D) customary encumbrances or restrictions contained in sales of, or in agreements relating to the sale of Stock or assets of any Subsidiary of a Loan Party pending such sale, provided that such encumbrances and restrictions apply only to the Subsidiary of a Loan Party to be sold and such sale is permitted hereunder; (E) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (F) any such restriction contained in agreements pertaining to Indebtedness of Excluded Subsidiaries permitted hereunder; (G) customary anti-assignment provisions contained in agreements entered into in the ordinary course of business; (H) customary subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder; (I) encumbrances described on Schedule 6.12; (J) on cash deposits or other deposits imposed by customers under contracts entered into in the ordinary course of business; (K) on the transfer, lease, or license of any property or asset of any Loan Party in effect on the Effective Date that were entered into in the ordinary course of business, and (L) encumbrances or restrictions in documents governing Indebtedness assumed or incurred under Section 6.4(n) or existing with respect to any Person or the property or assets of such Person acquired by a Loan Party or any Subsidiary of a Loan Party in an acquisition permitted hereunder, provided that such encumbrances and restrictions are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person and were not made in anticipation of such acquisition.

SECTION 6.13                                 Amendment of Material Documents.

None of the Loan Parties or any of their Subsidiaries shall amend, modify or waive any of a Loan Party’s or such Subsidiary’s rights under (a) its organization documents in a manner materially adverse to the Secured Parties, (b) any agreement or document evidencing Material Indebtedness (other than the Term Loan) unless such amendment, modification or waiver would not result in a Default or Event of Default, would not be materially adverse to the Lenders or the other Secured Parties and would not be reasonably likely to have a Material Adverse Effect, or (c) any Term Loan (other than on account of any Permitted Refinancing thereof), to the extent that such amendment, modification or waiver would be inconsistent with the terms of the Intercreditor Agreement, would result in a Default or Event of Default under any of the Loan Documents, or otherwise would be reasonably likely to have a Material Adverse Effect.

SECTION 6.14                                 Change in Nature of Business

The Loan Parties shall not engage in any line of business substantially other than the sale and distribution of watches, gemstones, jewelry, giftware and related items and services, insurance and other related financial products and any business substantially related, ancillary, or incidental thereto.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.1                                        Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                                 the Loan Parties shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Loan Parties shall fail to pay any interest on any Loan or fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, within three (3) Business Days of the date when the same shall become due and payable;

(c)                                  any representation, warranty, certification or statement made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations, warranties, certifications or statements that already are qualified or modified by materiality in the text thereof) when made or deemed made;

(d)                                 the Loan Parties or their Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained:

(i)                                     in SECTION 2.21, SECTION 5.2, SECTION 5.3(b), SECTION 5.7, SECTION 5.9, SECTION 5.12, SECTION 5.15 or in ARTICLE VI; and

(ii)                                  in SECTION 5.1(f), and such failure shall continue unremedied for a period of one Business Day after notice thereof from the Administrative Agent to the Borrowers;

(e)                                  any Loan Party or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to Zale (which notice will be given at the request of any Lender);

(f)                                   any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted under this Agreement and under the documents providing for such Indebtedness, or (y) to mandatory prepayments under Material Indebtedness that are not due as a result of a default under the documents providing for such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, national receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for 60 days;

(i)                                     any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition, proposal, or notice seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, national receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more uninsured judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party or any of its Subsidiaries to enforce any such judgment;

(l)                                     (i)                                     any challenge by or on behalf of any Loan Party or any of its Subsidiaries to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(ii)                                  any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms, or which seeks to void, avoid, limit, or otherwise adversely affect the Agents’, the Lenders’ and the other Secured Parties’ rights under the Intercreditor Agreement or any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered adverse to the Agents, the Lenders and the other Secured Parties.

(iii)                               any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any of its Subsidiaries not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(m)                             a Change in Control shall occur;

(n)                                 Reserved;

(o)                                 the indictment of, or institution of any legal process or proceeding against, any Loan Party or any of its Subsidiaries, under any federal, state, provincial, municipal, foreign and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Loan Party or any of its Subsidiaries and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties or any of its Subsidiaries, taken as a whole, of their business in the ordinary course;

(p)                                 the termination or attempted termination of any Facility Guarantee except as expressly permitted hereunder or under any other Loan Document;

(q)                                 except as otherwise permitted hereunder, the determination by any Loan Party or any of its Subsidiaries, whether by vote of such Loan Party’s or Subsidiary’s board of directors or otherwise to: generally suspend the operation of such Loan Party’s or such Subsidiary’s business in the ordinary course, liquidate all or a material portion of such Loan Party’s or such Subsidiary’s assets or Store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for such Loan Party’s or Subsidiary’s Stores generally; or

(r)                                    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000 or which would reasonably likely result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Loan Party or any of its Subsidiaries described in clause (h) or (i) of this SECTION 7.1), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to issue Letters of Credit, and thereupon the Commitments and such obligations shall terminate immediately, and (ii) declare the Loans and the other Loan Agreement Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and other Loan Agreement Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and (iii) require the Loan Parties to furnish cash collateral in an amount equal to 103% of the Letter of Credit Outstandings, and in case of any event with respect to any Loan Party or any of its Subsidiaries described in clause (h) or (i) of this SECTION 7.1, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Loan Agreement Obligations of the Loan Parties accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 7.2                                        When Continuing.  For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) is cured or corrected or (b) is waived in writing by the Lenders in accordance with SECTION 9.2.

SECTION 7.3                                        Remedies on Default.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Agents may proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.4                                        Application of Proceeds. After the exercise of remedies provided for in Sections 7.1 or 7.3 (or after the Obligations have automatically become immediately due and payable and the Letter of Credit Outstandings have automatically been required to be cash collateralized as set forth in the proviso to Section 7.1) and the Administrative Agent, Collateral Agent, any Co-Borrowing Base Agent or any other Secured Party, as the case may be, receives any monies in connection with the enforcement of this Agreement or any of the Security Documents or other Loan Documents, or otherwise with respect to the realization upon, or disposition of, any of the Collateral, such monies shall be distributed for application as follows:

(a)                                 First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent, the Collateral Agent and any Co-Borrowing Base Agent for or in respect of all reasonable costs, expenses, disbursements, indemnities, and losses which shall have been incurred or sustained by the Administrative Agent, the Collateral Agent or such Co-Borrowing Base Agent in connection with the collection of such monies by the Administrative Agent, the Collateral Agent or such Co-Borrowing Base Agent, for the exercise, protection or enforcement by the Administrative Agent, the Collateral Agent or such Co-Borrowing Base Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent, the Collateral Agent or such Co-Borrowing Base Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral, or in support of any provision of adequate indemnity to the Administrative Agent, the Collateral Agent or such Co-Borrowing Base Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent,  the Collateral Agent or such Co-Borrowing Base Agent to such monies;

(b)                                 Second, to payment of that portion of the Loan Agreement Obligations for or in respect of all reasonable costs, expenses, disbursements, indemnities, and losses which shall have been incurred or sustained by the Issuing Banks and the Revolving Lenders (including expenses and indemnities due under Section 9.3 hereof) (other than principal, interest and fees) payable to the Revolving Lenders and the Issuing Banks, ratably among them in proportion to the amounts described in this clause Second payable to them;

(c)                                  Third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Loan Agreement Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

(d)                                 Fourth, payment to the Swingline Lender of that portion of the Loan Agreement Obligations constituting principal and accrued and unpaid interest on the Swingline Loans;

(e)                                  Fifth, to payment of that portion of the Loan Agreement Obligations constituting accrued and unpaid interest and fees on the Revolving Loans, Letter of Credit Outstandings and other Loan Agreement Obligations, and fees (including Letter of Credit Fees), ratably among the Tranche A Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fifth payable to them;

(f)                                   Sixth, to payment of that portion of the Loan Agreement Obligations constituting unpaid principal of the Revolving Loans, ratably among the Tranche A Lenders in proportion to the respective amounts described in this clause Seventh held by them;

(g)                                  Seventh, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize the Letter of Credit Outstandings;

(h)                                 Eighth, to payment of that portion of the Loan Agreement Obligations constituting accrued and unpaid interest and fees on the FILO Loans and fees, ratably among the FILO Lenders in proportion to the respective amounts described in this clause Ninth payable to them;

(i)                                     Ninth, to payment of that portion of the Loan Agreement Obligations constituting unpaid principal of the FILO Loans, ratably among the FILO Lenders in proportion to the respective amounts described in this clause Tenth held by them;

(j)                                    Tenth, to payment of all other Loan Agreement Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Eleventh held by them;

(k)                                 Eleventh, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Secured Parties in proportion to the respective amounts described in this clause Twelfth held by them;

(l)                                     Twelfth, to payment of all other Obligations arising from Bank Products, ratably among the Secured Parties in proportion to the respective amounts described in this clause Thirteenth held by them;

(m)                             Thirteenth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifteenth held by them;

(n)                                 Fourteenth, upon payment and satisfaction in full, or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent, the Collateral Agent and the Co-Borrowing Base Agents of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York and Section 64(1)(a) and (b) of the PPSA (Ontario) and all equivalent provisions of any other PPSA legislation; and

(o)                                 Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by law or contract.

Amounts used to cash collateralize the Letters of Credit Outstandings pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII
THE AGENTS

SECTION 8.1                                        Administration by the Agents.  The Collateral Agent, each Co-Borrowing Base Agent, each Lender and each Issuing Bank hereby irrevocably designates Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Collateral Agent, the Co-Borrowing Base Agents, the Lenders and the Issuing Banks each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto.  The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.2                                        The Collateral Agent.  Each Lender, each Co-Borrowing Base Agent, the Administrative Agent and each Issuing Bank hereby irrevocably (a) designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents, (b) authorize the Collateral Agent to enter into the other Loan Documents to which it is a party and to perform its duties and obligations thereunder and (c) agree and consent to all of the provisions of the Security Documents.  All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in SECTION 2.18, SECTION 2.22, or SECTION 7.4, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.3                                        The Co-Borrowing Base Agents.  Each Lender, the Administrative Agent, the Collateral Agent and each Issuing Bank hereby irrevocably designates each of Bank of America and Wells Fargo individually, as a Co-Borrowing Base Agent, and collectively, as the Co-Borrowing Base Agents under this Agreement and the other Loan Documents and hereby irrevocably authorizes each of the Co-Borrowing Base Agents at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto.  No Co-Borrowing Base Agent shall have any duties or responsibilities except as set forth in this Agreement and the Co-Borrowing Base Agent Rights Agreement, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against any Co-Borrowing Base Agent.  The rights of each Co-Borrowing Base Agent are set forth in the Co-Borrowing Base Agent Rights Agreement.

SECTION 8.4                                        Reserved

SECTION 8.5                                        Agreement of Applicable Lenders.

(a)                                 Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Applicable Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Applicable Lenders, and any such action shall be binding on all Lenders.  No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.2.

(b)                                 Upon the occurrence of an Event of Default, the Agents shall take such action with respect thereto as may be reasonably directed by the Required Lenders; provided, that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action as they shall deem advisable in the best interests of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.

SECTION 8.6                                        Liability of Agents.

(a)                                 Each of the Agents and each of the Co-Borrowing Base Agents, when acting on behalf of the Lenders and the Issuing Banks, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents, the Co-Borrowing Base Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or the Issuing Banks or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Banks or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s or such Co-Borrowing Base Agent’s own gross negligence or willful misconduct. The Agents, the Co-Borrowing Base Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Banks or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents or the Co-Borrowing Base Agents, nor any of their respective directors, officers, employees, or agents shall be responsible to any Lender or any Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

(b)                                 None of the Agents, the Co-Borrowing Base Agents, nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Loan Parties on account of the failure or delay in performance or breach by any Lender (other than by the Agent or any Co-Borrowing Base Agent in its capacity as a Lender) or any Issuing Bank of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

(c)                                  The Administrative Agent, the Collateral Agent and each Co-Borrowing Base Agent, each in such capacities hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by such Person to be genuine or correct and to have been signed or sent by a person or persons believed by such Person to be the proper Person or Persons, and, such Person shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by such Person. The Agents shall not be responsible for the negligence or misconduct of any Persons except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agents acted with gross negligence or willful misconduct in the selection of such Persons.

(d)                                 It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.7                                        Reimbursement and Indemnification.  Each Lender agrees (a) to reimburse (x) each Agent and each Co-Borrowing Base Agent (in such capacities and not solely as a Lender) for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent or Co-Borrowing Base Agent for the benefit of the Lenders or any Issuing Bank under this Agreement, the Notes and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Banks, and any other expense incurred in connection with the operations or enforcement thereof in each case not reimbursed by the Loan Parties and (y) each Agent and each Co-Borrowing Base Agent (in such capacities and not solely as a Lender) for such Lender’s Commitment Percentage of any expenses of such Agent or Co-Borrowing Base Agent incurred for the benefit of the Lenders or the Issuing Banks that the Loan Parties have agreed to reimburse pursuant to SECTION 9.3 and have failed to so reimburse and (b) to indemnify and hold harmless each Agent and each Co-Borrowing Base Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from their respective gross negligence or willful misconduct).

SECTION 8.8                                        Rights of Agents.  It is understood and agreed that any Person serving as the Administrative Agent, the Collateral Agent or a Co-Borrowing Base Agent shall have the same rights and powers hereunder (including the right to give such instructions) in its capacity as a Lender as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrowers, as though it were not the Administrative Agent, the Collateral Agent or a Co-Borrowing Base Agent, as applicable, of the Lenders under this Agreement.  Such Persons and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if such Persons were not the Administrative Agent, the Collateral Agent or a Co-Borrowing Base Agent hereunder.

SECTION 8.9                                        Independent Lenders and Issuing Bank.  The Lenders and the Issuing Banks each acknowledge that they have decided to enter into this Agreement and to make the Loans or issue the Letters of Credit hereunder based on their own analysis of the transactions contemplated hereby and of the creditworthiness of the Loan Parties and agrees that the Agents and the Co-Borrowing Base Agents shall bear no responsibility therefor.

SECTION 8.10                                 Notice of Transfer.  The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.4(b).

SECTION 8.11                                 Relation Among the Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent or any Co-Borrowing Base Agent) authorized to act for, any other Lender.

SECTION 8.12                                 Successor Agent.  Any Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders, each Issuing Bank, the other Agent, the Co-Borrowing Base Agents and the Borrowers. Any Agent which the Required Supermajority Lenders have determined to be, and continues to be, a Defaulting Lender (subject to Section 2.31(b)) may be removed by the Required Supermajority Lenders. Upon any such resignation or removal of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Event of Default shall be reasonably satisfactory to the Borrowers (whose consent shall not be unreasonably withheld or delayed).  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agent, the Co-Borrowing Base Agents and the Issuing Banks, appoint a successor Agent which shall be (a) a financial institution having a rating of not less than A or its equivalent by S&P or, (b) a Lender capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, in the case of (a) and (b) above, so long as there is no Event of Default shall be reasonably satisfactory to the Borrowers (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.  Any Co-Borrowing Base Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Administrative Agent and the Borrowers; provided that, upon any such resignation of any Co-Borrowing Base Agent, no Person shall be appointed as a successor to such Co-Borrowing Base Agent.

SECTION 8.13                                 Reports and Financial Statements..  Promptly after receipt thereof from the Borrowers, the Administrative Agent shall remit to each Lender and, to the extent not previously delivered to such Person by the Borrowers, each Co-Borrowing Base Agent copies of (a) all financial statements, compliance certificates and Borrowing Base Certificates, as required to be delivered by the Borrowers hereunder, (b) all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent and (c) such other information regarding the operations, business affairs and financial condition of any Borrower, or compliance with the terms of any Loan Document, as any Lender or Co-Borrowing Base Agent may reasonably request.  Without limiting the requirements of the definition of Bank Products, each Lender agrees to furnish the Administrative Agent, at such frequency as the Administrative Agent may reasonably request, with a summary of all Obligations due or to become due to such Lender under and arising out of any Cash Management Services and Bank Products provided by such Person to any Loan Party or any of its Subsidiaries, and, in connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of such Obligations unless the Administrative Agent has received written notice thereof from such Lender.

SECTION 8.14                                 Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law of the United States of America or Canada can be perfected only by possession.  Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Collateral Agent, or otherwise deal with such Collateral in accordance with the Administrative Agent’s or Collateral Agent’s (as applicable) instructions.

SECTION 8.15                                 Reserved.

SECTION 8.16                                 Collateral Matters.

(a)                                 The Lenders hereby irrevocably authorize the Agents to release any Lien upon any Collateral: (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations, all Letters of Credit shall have expired or terminated (or been collateralized in a manner satisfactory to the Issuing Banks) and all Letter of Credit Outstandings have been reduced to zero (or collateralized in a manner satisfactory to the Issuing Banks); or (ii) constituting property being sold, transferred or disposed of in a disposition permitted under Section 6.5 hereof upon receipt by the Administrative Agent of the Net Proceeds thereof to the extent required by this Agreement.  Except as provided above, the Agents will not release any of the Collateral Agent’s Liens without the prior written authorization of the Applicable Lenders. Upon request by the any Agent or any Borrower at any time, the

Lenders will confirm in writing the Collateral Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this SECTION 8.15.

(b)                                 Upon at least two (2) Business Days’ prior written request by the Borrowers, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in Section 8.16(a); provided, however, that (i) the Agents shall not be required to execute any such document on terms which, in their reasonable opinion, would, under applicable law, expose either Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 8.17                                 Documentation Agent, Syndication Agent and Arrangers.  Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Co-Documentation Agents, the Co-Syndication Agents and the Arrangers shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1                                        Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a)                                 if to any Borrower (or any other Loan Party), to such Person at Zale Corporation, 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 Attention: General Counsel (Telecopy No. (972) 580-4934), e-mail legal@zalecorp.com, with copies to (i) Zale Corporation, 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 Attention: Treasurer (Telecopy No. (972) 580-5547), e-mail treasury@zalecorp.com and (ii) Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216, Attention: Hazen H. Dempster, Esq (Telecopy No. (404) 962-6544), e-mail hazen.dempster@troutmansanders.com;

(b)                                 If to the Administrative Agent, the Collateral Agent or the Swingline Lender to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention: Andrew Cerussi (Telecopy No. (617) 310-2686), e-mail andrew.cerussi@baml.com, with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esq. (Telecopy No. (617) 880-3456), e-mail dberman@riemerlaw.com;

(c)                                  If to Bank of America, as a Co-Borrowing Base Agent, to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention: Andrew Cerussi (Telecopy No. (617) 310-2686), e-mail andrew.cerussi@baml.com, with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esq. (Telecopy No. (617) 880-3456), e-mail dberman@riemerlaw.com;

(d)                                 If to Wells Fargo, as a Co-Borrowing Base Agent, to Wells Fargo Bank, National Association, One Boston Place, 18th Floor, Boston, Massachusetts 02108, Boston, Massachusetts, Attention: Connie Liu (Telecopy No. (866) 303-3944), e-mail Connie.Liu@wellsfargo.com, with a copy to Choate, Hall & Stewart, LLP, Two International Place, Boston, Massachusetts 02110, Attention: Kevin J. Simard, Esq (Telecopy No. (617) 502-4086), e-mail ksimard@choate.com;

(e)                                  If to any other Lender, to it at its address (or telecopy number or e-mail) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

(f)                                   All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(g)                                  Unless the Administrative Agent otherwise prescribes in writing, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(h)                                 Each of the Borrowers, the Administrative Agent, the Collateral Agent and the Co-Borrowing Base Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Administrative Agent. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Collateral Agent and the Co-Borrowing Base Agents. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

SECTION 9.2                                        Waivers; Amendments.

(a)                                 No failure or delay by the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agents, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by parties thereto required by such Loan Document to execute such agreement, in each case with the consent of the Required Lenders, provided, that no such agreement shall (i) as to any Lender, increase any Commitment of such Lender without the written consent of such Lender, (ii) as to any Lender, reduce the rate of interest on any Loan or L/C Disbursement, or reduce any fees payable hereunder, without the written consent of such Lender, (iii) as to any Lender, postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments, the Maturity Date, without the written consent of such Lender, (iv) change any of the provisions of this SECTION 9.2 or the definition of the term “Required Lenders”, “Required Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (v) except for sales described in SECTION 6.5 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the written consent of each Lender; provided, that the foregoing shall not limit the discretion of the Required Supermajority Lenders to change the definition of the term “Permitted Asset Sales”, (vi) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of each Lender, provided, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves (other than the Term Reserve the definition of which can be changed in such a manner which would increase the Term Reserve only with the written consent of each FILO Lender) in accordance with SECTION 2.2 or to determine whether Inventory or Accounts are Eligible Inventory or Eligible Credit Card Receivables, respectively, (vii) change the definition of the term “Incremental Availability” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of each FILO Lender, provided, that the foregoing shall not limit the discretion of the Administrative Agent or the Co-Borrowing Base Agents to change, establish or eliminate any Reserves (other than the Term Reserve the definition of which can be changed in such a manner which would increase the Term Reserve only with the written consent of each FILO Lender) in accordance with SECTION 2.2 or to determine whether Inventory or Accounts are Eligible Inventory or Eligible Credit Card Receivables, respectively, (viii) increase the Permitted Overadvance, without the written consent of each Lender, (ix) change the provisions of Sections 2.22 or 7.4 without the prior written consent of each Lender affected thereby; (x) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender, and (xi) increase the aggregate principal amount of the Swingline Loans permitted to be outstanding at any time, without the written consent of the Required Supermajority Lenders, provided, further, that no such agreement shall amend, modify or otherwise affect the definition of “Defaulting Lender,” the provisions of Section 2.31 or Section 8.12 or the rights or duties of the Agents, without the prior written consent of the Agents and no such agreement shall amend, modify or otherwise affect the rights or duties of the Issuing Banks, without the prior written consent of each Issuing Bank so affected.

(c)                                  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(d)                                 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(e)                                  Notwithstanding anything to the contrary contained in this SECTION 9.2, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to SECTION 9.2(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of the Lenders, the Borrowers, and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitments of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions, or an increase in the Commitments of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the Total Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(f)                                   No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement shall be effective against the Borrowers unless signed by the Borrowers or other applicable Loan Party.

SECTION 9.3                                        Expenses; Indemnity; Damage Waiver.

(a)                                 The Loan Parties shall jointly and severally pay (i) all reasonable and documented third-party out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents, appraisers, and for commercial finance examinations, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented third-party out-of-pocket expenses incurred by each Issuing Bank in connection with any demand for payment under any Letter of Credit, and (iii) all reasonable and documented third-party out-of-pocket expenses incurred by the Agents, each Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents, each Issuing Bank or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented third-party out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that the Lenders who are not the Agents or an Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

(b)                                 The Loan Parties shall, jointly and severally, indemnify the Agents, each Co-Borrowing Base Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit and any other Person seeking to enforce the rights of a Borrower, beneficiary, transferee, or assignee of Letter of Credit proceeds or the holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Secured Party to, any bank party to a Blocked Account Agreement or other Person which has entered into a control agreement with any Secured Party hereunder; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or with respect to a claim by one Indemnitee against another Indemnitee.

(c)                                  If, for any reason, the indemnification under paragraph (b) of this Section is unenforceable as a matter of law or with respect to a claim by one Indemnitee against another Indemnitee, then the Loan Parties shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability to the maximum amount legally permissible.  The Loan Parties also agree that no Indemnitee shall have any liability to the Loan Parties, any Person asserting claims on behalf of or in right of the Loan Parties or any other Person in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof, except to the extent that the losses, claims, damages, liabilities or expenses incurred by the Loan Parties resulted from the gross negligence, willful misconduct, bad faith or breach of contractual obligations of such Indemnitee.

(d)                                 To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents or the applicable Issuing Bank, as the case may be, such Lender’s Commitment Percentage of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents or an Issuing Bank.

(e)                                  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof.

(f)                                   All amounts due under this Section shall be payable promptly after written demand therefor.

(g)                                  The covenants contained in this SECTION 9.3 shall survive payment or satisfaction in full of all other Obligations.

SECTION 9.4                                        Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, (1) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and (2) so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent and the Borrowers otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with (unless waived by the Administrative Agent or unless such assignment is to an Affiliate of a Lender) a processing and recordation fee of $3,500 (which shall not be payable or reimbursable by the Borrowers).  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.3); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender..  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                                  Notwithstanding anything to the contrary herein contained, no such assignment shall be made (i) to the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates, (ii) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) to a natural Person, or (iv) of any FILO Commitment of FILO Loans to any Person which is not also a Tranche A Lender.

(d)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Zale and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its applicable Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)                                  The Administrative Agent, acting for this purpose as an agent of the Loan Parties (and such agency being solely for tax purposes), shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Loan Parties, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f)                                   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g)                                  Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to SECTION 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of SECTION 2.23, SECTION 2.25 and SECTION 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.8 as though it were a Lender, provided, such Participant agrees to be subject to SECTION 2.25(c) and Section 2.28 as though it were a Lender.

(h)                                 Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitments, Loans, Letters of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participation Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participation Register.

(i)                                     A Participant shall not be entitled to receive any greater payment under SECTION 2.23 or SECTION 2.26 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.26 unless (i) the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with SECTION 2.26(e) as though it were a Lender and (ii) such Participant is eligible for complete exemption from the withholding tax referred to therein, following compliance with SECTION 2.26(e).

(j)                                    Any Lender may, without obtaining the consent of any Loan Party, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.5                                        Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, any

Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of SECTION 2.23, SECTION 2.26 and SECTION 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent on behalf of itself and the other Secured Parties, may require such indemnities or collateral as it shall reasonably deem necessary or appropriate to protect the Secured Parties against loss on account of such release and termination, including, without limitation, with respect to credits previously applied to the Obligations that may subsequently be reversed or revoked, and any Obligations that may thereafter arise, including without limitation under SECTION 9.3.

SECTION 9.6                                        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.1, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.7                                        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.8, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.8                                        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Participant and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, Participant or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured and/or such Obligations may be otherwise fully secured. The rights of each Lender, Participant and Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Participant or Affiliate may have.  No Lender will, or will permit its Participant to, exercise its rights under this Section 9.8 without the consent of the Administrative Agent or the Required Lenders.  ANY AND ALL RIGHTS TO REQUIRE ANY AGENT

TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY LENDER, PARTICIPANT OR AFFILIATE OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.9                                        Governing Law; Jurisdiction; Consent to Service of Process

(a)                                 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND EACH OTHER LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)                                  EACH OF THE LOAN PARTIES, EACH OF THE AGENTS, EACH OF THE CO-BORROWING BASE AGENTS AND EACH LENDER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

SECTION 9.10                                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11                                 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12                                 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.13                                 Confidentiality.

Each of the Lenders, the Agents and the Co-Borrowing Base Agents agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound practices, any non-public information supplied to it by the Loan Parties or of their Subsidiaries pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to such Lender, such Agent, or such Co-Borrowing Base Agent provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 9.14 (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders, or the Administrative Agent, the Collateral Agent, or any of the Co-Borrowing Base Agents, (d) to bank examiners, the National Association of Insurance Commissioners or any other U.S. federal or foreign regulatory authority having jurisdiction over any Lender, the Administrative Agent,  the Collateral Agent, any Co-Borrowing Base Agent, or to auditors or accountants, (e) to the Administrative Agent, the Collateral Agent, any Co-Borrowing Base Agent, or any Lender, (f) in connection with any litigation to which the Administrative Agent, the Collateral Agent, any Co-Borrowing Base Agent, or any Lender is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, or (g) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of this SECTION 9.13.

SECTION 9.14                                 Additional Waivers.

(a)                                 The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by applicable law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Loan Party of the Obligations under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.

(b)                                 The obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations and the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c)                                  To the fullest extent permitted by applicable law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Pursuant to applicable law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)                                 Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. None of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 9.15                                 Press Releases and Related Matters.

Each Loan Party consents to the publication by the Administrative Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Loan Party’s name logo or trademark.  The Administrative Agent shall provide a draft reasonably in advance of any advertising material to the Borrowers for review and comment prior to the publication thereof.  The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.16                                 Patriot Act; Proceeds of Crime Act.

Each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) (including all applicable “know your customer” rules, regulations and procedures applicable to such Lender in Canada), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.  Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (together with any successor statue, the “Proceeds of Crime Act”).  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17           Judgment Currency.

(a)           If, for the purpose of obtaining or enforcing judgment against any Canadian Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9.18 referred to as the “Judgment Currency”) an amount due in Canadian dollars or Dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:

(i)            the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)           the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 9.18 being hereinafter in this Section 9.18 referred to as the “Judgment Conversion Date”).

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in Section 9.18(a)(i), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable Canadian Loan Party will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian dollars or Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)           Any amount due from any Canadian Loan Party under the provisions of this Section 9.18 will be due as a separate debt and will not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(d)           The term “rate of exchange” in this Section 9.18 means:

(i)            for a conversion of Canadian dollars to the Judgment Currency, the reciprocal of the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of the Judgment Currency to Canadian dollars;

(ii)           for a conversion of Dollars to the Judgment Currency when the Judgment Currency is Canadian dollars, the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of Dollars to Canadian dollars;

(iii)          for a conversion of Dollars to the Judgment Currency when the Judgment Currency is not Canadian dollars, the effective rate obtained when a given amount of Dollars is converted to Canadian dollars at the rate determined pursuant to this Section 9.18 and the result thereof is then converted to the Judgment Currency pursuant to this Section 9.18; or

(iv)          if a required rate is not so published by the Bank of Canada for any such date, the spot rate quoted by Bank of America (acting through its Canada branch) at Toronto, Canada at approximately noon (Toronto time) on that date in accordance with its normal practice for the applicable currency conversion in the wholesale market.

SECTION 9.18           No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 9.19           No Advisory or Fiduciary ResponsibilityIn connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Secured Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Secured Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Secured Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Secured Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Secured Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Secured Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Secured Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Secured Parties with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.20           Payments Set AsideTo the extent that any payment by or on behalf of the Loan Parties is made to any Secured Party, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Loan Parties agree to pay to the Administrative Agent upon demand, and each Lender and Issuing Bank severally agrees to pay to the Administrative Agent upon demand its Commitment Percentage (without duplication) of, any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Loan Parties, the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.

SECTION 9.21           Intercreditor Agreement.

The Loan Parties, the Agents and the Lenders acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any requirement or shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, among the Loan Parties, the Agents, the Lenders and the other Secured Parties shall remain in full force and effect.

SECTION 9.22           Existing Credit Agreement Amended and Restated.

(a)           Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety (except to the extent that definitions from the Existing Credit Agreement are incorporated herein by reference) and (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that the Loan Parties hereby agree that (i) the Letter of Credit Outstandings under, and as defined in, the Existing Credit Agreement on the Effective Date shall be Letter of Credit Outstandings hereunder, and (ii) all Obligations of the Loan Parties under, and as defined in, the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations and other liabilities.

[balance of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

ZALE DELAWARE, INC.
as Borrower
By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZALE CORPORATION
as Borrower
By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZGCO, LLC
as Borrower
By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

TXDC, L.P.
as Borrower

By:	ZALE DELAWARE, INC.
Its General Partner

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZALE PUERTO RICO, INC.
as Borrower
By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

Signature Page to Second Amended and Restated Credit Agreement

ZALE CANADA CO.
as a Facility Guarantor

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZALE CANADA DIAMOND SOURCING INC.
as a Facility Guarantor

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZAP, INC.
as a Facility Guarantor

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZALE CANADA HOLDING LP
as a Facility Guarantor

By: Zale International, Inc.,
its General Partner

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

Signature Page to Second Amended and Restated Credit Agreement

ZCSC, LLC
as a Facility Guarantor

By:	/s/ Kevin Rupkey
Name:	Kevin Rupkey
Title:	Vice President

ZALE INTERNATIONAL, INC.
as a Facility Guarantor

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZALE EMPLOYEES’ CHILD CARE ASSOCIATION, INC.
as a Facility Guarantor

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZALE CANADA FINCO 2, INC.
as a Facility Guarantor

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

Signature Page to Second Amended and Restated Credit Agreement

FINCO HOLDING LP.
as a Facility Guarantor

By: Zale Canada Finco 2, Inc.,
its General Partner

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

FINCO PARTNERSHIP LP.
as a Facility Guarantor

By: Zale Canada Finco 2, Inc.,
its General Partner

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

ZALE CANADA FINCO, LLC
as a Facility Guarantor

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

Signature Page to Second Amended and Restated Credit Agreement

ZALE CANADA FINCO 1, INC.
as a Facility Guarantor

By:	/s/ Elizabeth J. Galloway
Name:	Elizabeth J. Galloway
Title:	Vice President and Treasurer

Signature Page to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Co-Borrowing Base Agent and as a Lender

By:	/s/ Andrew Cerussi
Name:	Andrew Cerussi
Title:	Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Michele Koren
Name:	Michele Koren
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and Co-Syndication Agent

By:	/s/ Mario Quintanilla
Name:	Mario Quintanilla
Title:	Authorized Officer

J.P. MORGAN SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Kirk Stites
Name:	Kirk Stites
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

CIT FINANCE LLC, as a Lender and as Co-Documentation Agent

By:	/s/ Robert L. Klein
Name:	Robert L. Klein
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender and Co-Documentation Agent

By:	/s/ Thanwantie Somar
Name:	Thanwantie Somar
Title:	Assistant Vice President

Signature Page to Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Connie Lui
Name:	Connie Lui
Title:	Vice President

WELLS FARGO CAPITAL FINANCE, LLC, as Co-Syndication Agent and Joint Lead Arranger and Joint Bookrunner

By:	/s/ Connie Lui
Name:	Connie Lui
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as a Lender and as Co-Documentation Agent

By:	/s/ Michael Ganann
Name:	Michael Ganann
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Lawrence J. Cannariato
Name:	Lawrence J. Cannariato
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Virginia D. Sullivan
Name:	Virginia D. Sullivan
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

EXHIBIT A

FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Assignment Effective Date set forth below and is entered into by and between                                  (the “Assignor”) and                          (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Letters of Credit and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrowers:	Zale Delaware, Inc. Zale Corporation ZGCO, LLC TXDC, L.P. Zale Puerto Rico, Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Second Amended and Restated Credit Agreement dated as of July 24, 2012 by, among others, Zale Delaware, Inc., Zale Corporation, ZGCO, LLC, TXDC, L.P., and Zale Puerto Rico, Inc. (collectively, the “Borrowers”), the Facility Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A. as Administrative Agent and Collateral Agent

6.	Assigned Interest:

	Percentage Interest of Tranche A Commitments being assigned:	%

	Percentage Interest of FILO Commitments being assigned:	%

	Percentage Interest of Total Commitments being assigned:	%

	Amount of Tranche A Commitments being assigned:	$

	Amount of FILO Commitments being assigned:	$

	Amount of Commitment being assigned:	$

After Giving Effect to the Assignment:

	Assignor’s Commitment:	$

	Assignee’s Commitment:	$

[7.	Trade Date: ] (1)

Effective date:                              , 201 .

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

(1)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:](2)

[ZALE DELAWARE, INC.]

By:
Name:
Title:

[ZALE CORPORATION]

By:
Name:
Title:

[ZGCO, LLC]

By:
Name:
Title:

[TXDC, L.P.]

By:
Name:
Title:

[ZALE PUERTO RICO, INC.]

By:
Name:
Title:

(2)  In accordance with Section 9.4 of the Credit Agreement, so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall give their prior written consent to such assignment.

ANNEX 1

The Second Amended and Restated Credit Agreement dated as of July 24, 2012 by, among others, ZALE DELAWARE, INC., a Delaware corporation (“Zale Delaware”), ZALE CORPORATION, a Delaware corporation (“Zale”), ZGCO, LLC, a Virginia limited liability company (“ZGCO”), TXDC, L.P., a Texas limited partnership (“TXDC”), and ZALE PUERTO RICO, INC., a Puerto Rico corporation (“Zale Puerto Rico”, and together with Zale Delaware, Zale, ZGCO, and TXDC, the “Borrowers”), the Facility Guarantors, the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, and the other agents parties thereto.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Document.

1.2          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to § 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (iv) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Joint Representations of Assignor and Assignee.          The Assignor and Assignee each hereby represent and warrant that: (i) this assignment is (a) being made to a Lender or an Affiliate of a Lender, (b) is an assignment of the entire remaining amount of the Assignor’s Commitments, (c) is an assignment of not less than $5,000,000, or (d) the Administrative Agent and Borrowers have otherwise consented below; and (ii) to the extent required under the Credit Agreement, the Assignor and Assignee have delivered, or caused to be delivered, a processing and recording fee of $3,500 to the Administrative Agent.

3.             Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Assignment Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.

4.             General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of any executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws, but including Sections 5-1401 and 5-1402 of the General Obligations Law.

EXHIBIT B-1

[[SECOND] AMENDED AND RESTATED](1) REVOLVING LOAN NOTE

as of July 24, 2012

FOR VALUE RECEIVED, the undersigned, ZALE DELAWARE, INC. , a Delaware corporation (“Zale Delaware”), ZALE CORPORATION, a Delaware corporation (“Zale”), ZGCO, LLC, a Virginia limited liability company (f/k/a DDCC, Inc., a Delaware corporation) (“ZGCO”), TXDC, L.P., a Texas limited partnership (“TXDC”) and ZALE PUERTO RICO, INC. (“Zale Puerto Rico”, and together with Zale Delaware, Zale, ZGCO, and TXDC, the “Borrowers”), hereby jointly and severally promise to pay to the order of [                                                        ] (the “Lender”) at the Administrative Agent’s office at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110:

(a)           prior to or on the Termination Date the principal amount of                                                                           Dollars ($                            ) or, if less, the aggregate unpaid principal amount of Revolving Loans advanced by the Lender to the Borrowers pursuant to the Second Amended and Restated Credit Agreement dated as of July 24, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by, among others, the Borrowers, the Facility Guarantors party thereto, the Lender, the other Lenders party thereto, the Collateral Agent, and the Administrative Agent;

(b)           the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c)           interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the Termination Date, fees, expenses, and costs at the times and at the rates provided in the Credit Agreement.

[This [Second] Amended and Restated Revolving Note replaces in its entirety that certain [Amended and Restated] Revolving Loan Note dated                   , by certain of the Borrowers, payable to the Lender.] This [[Second] Amended and Restated] Revolving Loan Note (“Note”) evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrowers irrevocably authorize the Lender to make or cause to be made, at or about the time of the Borrowing of any Revolving Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Revolving Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or

(1)  Insert bracketed language as appropriate

otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrowers and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW. THE BORROWERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §9.1 OF THE CREDIT AGREEMENT. THE BORROWERS HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[Signature Page Follows]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

ZALE DELAWARE, INC.

By:
Name:
Title:

ZALE CORPORATION

By:
Name:
Title:

ZGCO, LLC

By:
Name:
Title:

TXDC, L.P.

By:	ZALE DELAWARE, INC.
Its General Partner

By:
Name:
Title:

ZALE PUERTO RICO, INC.

By:
Name:
Title:

Signature Page to [Amended and Restated] Revolving Loan Note

EXHIBIT B-2

FILO NOTE

as of July 24, 2012

FOR VALUE RECEIVED, the undersigned, ZALE DELAWARE, INC., a Delaware corporation (“Zale Delaware”), ZALE CORPORATION, a Delaware corporation (“Zale”), ZGCO, LLC, a Virginia limited liability company (f/k/a DDCC, Inc., a Delaware corporation) (“ZGCO”), TXDC, L.P., a Texas limited partnership (“TXDC”) and ZALE PUERTO RICO, INC. (“Zale Puerto Rico”, and together with Zale Delaware, Zale, ZGCO, and TXDC, the “Borrowers”), hereby jointly and severally promise to pay to the order of [                                                        ] (the “Lender”) at the Administrative Agent’s office at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110:

(a)           prior to or on the Termination Date the principal amount of                                                                           Dollars ($                            ) or, if less, the aggregate unpaid principal amount of FILO Loans advanced by the Lender to the Borrowers pursuant to the Second Amended and Restated Credit Agreement dated as of July 24, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by, among others, the Borrowers, the Facility Guarantors party thereto, the Lender, the other Lenders party thereto, the Collateral Agent, and the Administrative Agent;

(b)           the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c)           interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the Termination Date, fees, expenses, and costs at the times and at the rates provided in the Credit Agreement.

This FILO Note (“Note”) evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrowers irrevocably authorize the Lender to make or cause to be made, at or about the time of the Borrowing of any FILO Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such FILO Loan or (as the case may be) the receipt of such payment. The outstanding amount of the FILO Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any FILO Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrowers and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW. THE BORROWERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §9.1 OF THE CREDIT AGREEMENT. THE BORROWERS HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[Signature Page Follows]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

ZALE DELAWARE, INC.

By:
Name:
Title:

ZALE CORPORATION

By:
Name:
Title:

ZGCO, LLC

By:
Name:
Title:

TXDC, L.P.

By:	ZALE DELAWARE, INC.
Its General Partner

By:
Name:
Title:

ZALE PUERTO RICO, INC.

By:
Name:
Title:

Signature Page to FILO Note

EXHIBIT B-3

SECOND AMENDED AND RESTATED SWINGLINE NOTE

$50,000,000	as of July 24, 2012

FOR VALUE RECEIVED, the undersigned, ZALE DELAWARE, INC., a Delaware corporation (“Zale Delaware”), ZALE CORPORATION, a Delaware corporation (“Zale”), ZGCO, LLC, a Virginia limited liability company (f/k/a DDCC, Inc., a Delaware corporation) (“ZGCO”), TXDC, L.P., a Texas limited partnership (“TXDC”), and ZALE PUERTO RICO, INC. (“Zale Puerto Rico”, and together with Zale Delaware, Zale, ZGCO, and TXDC, the “Borrowers”), hereby jointly and severally, absolutely and unconditionally promise to pay to the order of BANK OF AMERICA, N.A. (the “Swingline Lender”), without offset or counterclaim, with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110:

(a)           on the Termination Date, the principal amount of FIFTY MILLION DOLLARS ($50,000,000) or, if less, the then outstanding aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrowers pursuant to the Second Amended and Restated Credit Agreement, dated as of July 24, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and between, among others, (i) the Borrowers, (ii) the Facility Guarantors party thereto, (iii) the lending institutions identified as Lenders therein, (iv) the Administrative Agent, and (v) the Collateral Agent; and

(b)           interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the Termination Date, fees, expenses, and costs at the times and at the rates provided in the Credit Agreement.

This Second Amended and Restated Swingline Note (the “Swingline Note”) replaces in its entirety that certain Amended and Restated Swingline Note dated May 10, 2010, by certain of the Borrowers, payable to the Lender. This Swingline Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by the Borrowers in accordance with the Credit Agreement and is the Swingline Note referred to therein. The Swingline Lender and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Swingline Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Swingline Lender shall endorse, and is hereby irrevocably authorized by the Borrowers to endorse, on its records and/or on the schedule attached to this Swingline Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances to the Borrowers and repayments by the Borrowers of principal of this Swingline Note, provided that failure by the Swingline Lender to make any such notations shall not affect any of the Borrowers’ obligations or the validity of any repayments made by the Borrowers in respect of this Swingline Note.

The Borrowers have the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Swingline Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this Swingline Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers and every endorser of this Swingline Note or the obligation represented hereby waive presentment, demand, notice, protest, notice of intent to accelerate, notice of acceleration and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swingline Note and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS SWINGLINE NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW. THE BORROWERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS SWINGLINE NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §9.1 OF THE CREDIT AGREEMENT. THE BORROWERS HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[Signature Page Follows]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Swingline Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

ZALE DELAWARE, INC.

By:
Name:
Title:

ZALE CORPORATION

By:
Name:
Title:

ZGCO, LLC

By:
Name:
Title:

TXDC, L.P.

By:	ZALE DELAWARE, INC.
Its General Partner

By:
Name:
Title:

ZALE PUERTO RICO, INC.

By:
Name:
Title:

Signature Page to Second Amended and Restated Swingline Note

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

To: Bank of America, N.A.	Date:
100 Federal Street, 9th Floor
Boston, MA 02110
Attention: Andrew Cerussi

Re:                             Second Amended and Restated Credit Agreement dated as of July 24, 2012 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) ZALE DELAWARE, INC., a Delaware corporation, ZALE CORPORATION, a Delaware corporation (“Zale”), ZGCO, LLC, a Virginia limited liability company, TXDC, L.P., a Texas limited partnership, and ZALE PUERTO RICO, INC., a Puerto Rico corporation (the “Borrowers”) (ii) the Facility Guarantors named therein, (iii) the Lenders party thereto from time to time, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Secured Parties referred to therein.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Financial Officer of Zale, hereby certifies to you as of the date hereof as follows:

1.                                      No Default.

a.                                      Except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.

b.                                      If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.

2.                                      No Material Accounting Changes, Etc.  The financial statements furnished to the Agent for the month/quarter/year ending [          ] were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of Zale and its Subsidiaries on a consolidated basis at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject to, with respect to the monthly/quarterly financial statements, normal year end audit adjustments and the absence of footnotes. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to the Agent for the year ending [          ], other than the material accounting changes as disclosed on Appendix II hereto.

3.                                      Financial Calculations.  Attached hereto as Appendix III are reasonably detailed calculations necessary to determine the Fixed Charge Coverage Ratio for the period ending [                                  ].

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
Financial Officer of Zale

Name:
Title:

APPENDIX I

Except as set forth below, no Default or Event of Default has occurred and is continuing. [If a Default or Event of Default has occurred and is continuing, the following describes the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrowers to be taken on account thereof.]

APPENDIX II

Except as set forth below, no material changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Agent prior to the date of this Certificate]. [If material changes in GAAP or in application thereof have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such material change in GAAP or in application thereof in the determination of the calculation of the financial statements described in the Credit Agreement].

APPENDIX III

Calculation of Fixed Charge Coverage Ratio

1.	Consolidated EBITDA for such period
(see detailed calculation of Consolidated EBITDA attached hereto):

2.	Minus the following:

	(a)	Unfinanced Capital Expenditures for such period:

	(b)	federal income tax (whether U.S., Canadian or Puerto Rican) paid in cash during such period:

3.	Line 1, minus Lines 2(a) and 2(b):

4.	The sum of the following:

	(a)	Consolidated Total Interest Expense for such period:

plus

(b)

the sum of all scheduled payments of principal on Indebtedness of Zale and its Subsidiaries (including without limitation, the principal component of amounts paid on account of Capital Lease Obligations) made or required to be made during such period:

plus

	(c)	Restricted Payments consisting of dividends made during such period:

	(d)	The sum of Lines 4(a) through 4(c):

5.	FIXED CHARGE COVERAGE RATIO AS OF THE LAST TWELVE MONTHS PERIOD ENDED (Line 3 divided by Line 4(d):

B.  Fixed Charge Coverage Ratio Covenant:  During the continuance of a Covenant Compliance Event, the Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated for any Reference Period as of the last day of each fiscal month commencing with the fiscal month immediately prior to the date that the Covenant Compliance Event occurs, to be less than 1.0:1.0.

1.	Is covenant required to be tested?	Yes ☐	No ☐

2.	If covenant is required to be tested, in compliance?	Yes ☐	No ☐

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 24, 2012 (as amended, modified, supplemented or restated hereafter, the “ Credit Agreement”) by and among (i) ZALE CORPORATION, a Delaware corporation (“Zale”), (ii) the other Borrowers named therein, (iii) the Facility Guarantors named therein, (iv) the Lenders party thereto from time to time, and (v) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Secured Parties referred to therein.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 2.26(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder within the meaning of Section 871(h)(3)(B) of the Code of any Borrower that is a U.S. Person and (iv) it is not a controlled foreign corporation related to any Borrower that is a U.S. Person as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and Zale with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or any successor form thereto).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Zale and the Agent, and (2) the undersigned shall have at all times furnished Zale and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20[ ]

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 24, 2012 (as amended, modified, supplemented or restated hereafter, the “ Credit Agreement”) by and among (i) ZALE CORPORATION, a Delaware corporation (“Zale”), (ii) the other Borrowers named therein, (iii) the Facility Guarantors named therein, (iv) the Lenders party thereto from time to time, and (v) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Secured Parties referred to therein.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 2.26(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder within the meaning of Section 871(h)(3)(B) of the Code of any Borrower that is a U.S. Person, and (iv) it is not a controlled foreign corporation related to any Borrower that is a U.S. Person as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or any successor form thereto).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20[ ]

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 24, 2012 (as amended, modified, supplemented or restated hereafter, the “ Credit Agreement”) by and among (i) ZALE CORPORATION, a Delaware corporation (“Zale”), (ii) the other Borrowers named therein, (iii) the Facility Guarantors named therein, (iv) the Lenders party thereto from time to time, and (v) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Secured Parties referred to therein.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 2.26(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder within the meaning of Section 871(h)(3)(B) of the Code of any Borrower that is a U.S. Person and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower that is a U.S. Person as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or any successor form thereto) or (ii) an IRS Form W-8IMY (or any successor form thereto) accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 24, 2012 (as amended, modified, supplemented or restated hereafter, the “ Credit Agreement”) by and among (i) ZALE CORPORATION, a Delaware corporation (“Zale”), (ii) the other Borrowers named therein, (iii) the Facility Guarantors named therein, (iv) the Lenders party thereto from time to time, and (v) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Secured Parties referred to therein.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 2.26(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder within the meaning of Section 871(h)(3)(B) of the Code of any Borrower that is a U.S. Person and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower that is a U.S. Person as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and Zale with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or any successor form thereto) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or any successor form thereto) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Zale and the Agent, and (2) the undersigned shall have at all times furnished Zale and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]